Exhibit 2.1

EXECUTION VERSION

FIRST QUALITY ENTERPRISES, INC.

DOMTAR CORPORATION

DOMTAR INC.

and

DOMTAR PAPER COMPANY, LLC

ASSET PURCHASE AGREEMENT

February 26, 2023

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION AND DELIVERY OF AN AGREEMENT BY AND TO ALL PARTIES.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

- ii -

Exhibit A: Accounting Principles
Exhibit B: Form of Transition Services Agreement
Exhibit C: Form of Pulp Supply Agreement
Exhibit D: Environmental Obligations

- iii -

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement dated as of February 26, 2023, by and among First Quality Enterprises, Inc., a corporation incorporated under the laws of Pennsylvania (the “Purchaser”), Domtar Corporation, a corporation incorporated under the laws of Delaware (the “Parent Seller”), Domtar Inc., a corporation incorporated under the laws of Canada and an indirect wholly owned subsidiary of the Parent Seller (the “Canadian Seller”), and Domtar Paper Company, LLC, a limited liability company existing under the laws of Delaware and an indirect wholly owned subsidiary of the Parent Seller (the “U.S. Seller”, and, together with the Parent Seller and the Canadian Seller, the “Sellers”).

RECITALS:

(a)	The Sellers are the owners of all of the assets comprising the Business and the registered and beneficial owners of the Purchased Assets.

(b)

The Purchaser wishes to purchase the Purchased Assets from the Sellers and to undertake and assume performance of the Assumed Obligations, and the Sellers wish to sell the Purchased Assets and assign the Assumed Obligations to the Purchaser, upon and subject to the terms and conditions of this Agreement.

(c)	On or immediately prior to the Closing, the Purchaser shall assign its rights and obligations under this Agreement to its newly formed Affiliates, as further specified herein.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section	1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

(1)	“Accounting Principles” means those accounting principles outlined in EXHIBIT A.

(2)	“Advance Ruling Certificate” means an advance ruling certificate issued pursuant to Section 102 of the Competition Act.

(3)	“Affected Non-Unionized Employees” has the meaning specified in Section 10.1(2).

(4)	“Affected Unionized Employees” has the meaning specified in Section 10.1(1).

(5)

“Affiliate Arrangement” means (a) any Contract or transaction between the Sellers or any of their Affiliates (other than the Business), on the one hand, and the Business, on the other hand, (b) any intercompany account between the Sellers or any of their Affiliates (other than the Business), on the one hand, and the Business, on the other hand, and (c) any Contract (other than employment contracts) between any director, officer, employee or shareholder of the Sellers or any of their Affiliates (other than the Business), on the one hand, and the Business or any director, officer or employee of the Business, on the other hand, entered into, in case of individuals, in such individuals’ respective capacities as directors, officers, employees or shareholders of the Sellers, their Affiliates or the Business, as applicable.

(6)

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(7)	“Agreement” means this asset purchase agreement, as amended, supplemented or restated from time to time, including all schedules and Exhibits hereto.

(8)	“Allocation Schedule” has the meaning specified in Section 2.4(1).

(9)	“Allocation Statement” has the meaning specified in Section 2.4(2).

(10)	“Anticorruption Laws” has the meaning specified in Section 3.1(aa)(i).

(11)

“Anti-Spam Law” means any Law to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, including to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and other Laws that regulate the same or similar subject matter.

(12)	“Assumed Environmental Matters” has the meaning specified in Section 9.4(3).

(13)	“Assumed Obligations” has the meaning specified in Section 2.13(1).

(14)	“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over such Person.

(15)	“Benefits Hire Date” has the meaning specified in Section 10.1(7)(a)(ii).

(16)

“Benefit Plan” means each employee benefit plan, policy, agreement or arrangement (whether written or unwritten, insured or uninsured, registered or unregistered, funded or unfunded), including any deferred compensation, bonus, profit sharing, severance, retention, change of control, termination, retirement, savings, pension, supplemental pension, health and welfare insurance (including medical, dental, life, disability, accidental death and dismemberment and critical illness coverage), employee assistance, tuition assistance, supplementary unemployment benefits, supplementary retirement, welfare benefits, fringe benefits, supplemental benefits or other similar benefits, that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by an employer for the benefit of one or more current or former employees, officers or directors (including any spouse, beneficiary, dependent or survivor thereof), other than any multi-employer plan, the Canada Pension Plan, any health or drug plan established and administered by a Province and any employment, parental or workers’ compensation insurance required to be contributed to by an employer pursuant to Canadian federal or provincial Laws.

(17)	“Bonus Obligations” means the total amount of annual cash incentive compensation paid to the Transferred Employees in respect of full year 2023.

(18)

“Books and Records” means all information of or to the extent relating to the Business in any form, including books of account, financial and accounting information and records, Tax Returns and other Tax records, sales and purchase records, customer and supplier lists, research and development reports and records, equipment logs, operating guides and manuals, technical documents (including specifications), marketing and advertising materials and all other documents, files and corporate records.

(19)

“Breach of Security Safeguards” means the actual or suspected theft, loss of, unauthorized access to, alteration or compromise of or unavailability of, or other unauthorized processing regarding, Business IT Assets or Personal Information.

(20)

“Buildings, Fixtures and Entitlements” means all right, title and interest of any of the Sellers in and to any and all rights and entitlements (inclusive of any easements, rights of way, surface and subsurface rights) which benefit the subject real property and all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on the subject real property or which otherwise benefit the subject real property.

(21)	“Business” means the business of owning and operating the Dryden Mill, including the production of NBSK pulp and other pulps at the Dryden Mill.

(22)

“Business Benefit Plan” means each Sellers’ Benefit Plan that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any of the Sellers for the benefit of one or more Employees (including any spouse, beneficiary, dependent or survivor thereof).

(23)	“Business Contracts” has the meaning specified in Section 2.1(1)(i).

(24)	“Business Day” means any day of the year other than a Saturday, Sunday or any day on which banks are closed for business in New York, New York, Toronto, Ontario or Montreal, Quebec.

(25)	“Business Insurance Policies” has the meaning specified in Section 5.16.

(26)	“Business Intellectual Property Rights” has the meaning specified in Section 2.1(1)(m).

(27)	“Business IT Assets” has the meaning specified in Section 2.1(1)(d).

(28)	“Canadian Purchased Assets” means the Purchased Assets that are held in the name of the Canadian Seller.

(29)	“Canadian Purchaser” has the meaning specified in Section 7.2.

(30)	“Canadian Seller” has the meaning specified in the introductory paragraph to this Agreement.

(31)	“Capex Budget” has the meaning specified in Section 5.1(g).

(32)	“Cash Amount” has the meaning specified in Section 2.3(a).

(33)	“Claim” has the meaning specified in Section 9.5(1).

(34)	“Closing” means the completion of the transaction of the purchase and sale of the Purchased Assets contemplated by this Agreement.

(35)

“Closing Date” means: (a) (i) the first day of the calendar month following the calendar month in which the Sellers, their Affiliates and the Purchaser receive the last of the Competition Approvals, (ii) if the date on which the Sellers, their Affiliates and the Purchaser receive the last of the Competition Approvals is not earlier than the fifth (5th) last Business Day of a calendar month, then the first day of the second calendar month following the calendar month in which the Sellers, their Affiliates and the Purchaser receive the last of the Competition Approvals, or (iii) if the date determined according to the immediately preceding clause (i) or (ii), as applicable, is after the expiry of the Initial Sale Period (or any extension to the Initial Sale Period that may be granted by the Commissioner of Competition), the Business Day that immediately precedes the day on which the Initial Sale Period expires; provided, however, in the case of the immediately preceding clause (i), (ii) or (iii), that all the other conditions to the Closing set out in Article 6 (other than those conditions which by their nature can only be satisfied on the Closing Date) have been satisfied or waived by the appropriate Party; and provided further, in the case of the immediately preceding clause (i) or (ii) (but not clause (iii)), that the Closing Date pursuant to such clauses may not be earlier than June 30, 2023; or (b) such other date as agreed in writing by the Purchaser and the Sellers.

(36)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(37)	“Collective Bargaining Agreement” has the meaning specified in Section 3.1(q)(i).

(38)	“Commercial Tax Agreement” has the meaning specified in Section 3.1(h)(ix).

(39)

“Commissioner Approval” means the receipt by the Parent Seller and its Affiliates of the Commissioner of Competition’s approval under the Consent Agreement of the transactions contemplated by this Agreement on the terms and conditions contemplated hereunder.

(40)	“Commissioner of Competition” means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise his powers and perform his duties.

(41)	“Competition Act” means the Competition Act (Canada).

(42)	“Competition Act Clearance” means one of the following has occurred in respect of the transactions contemplated by this Agreement:

(a)	the Commissioner of Competition shall have issued an Advance Ruling Certificate; or

(b)

either (i) the requirement to notify the Commissioner of Competition and supply information shall have been waived pursuant to Section 113(c) of the Competition Act or (ii) the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated and, in the case of the immediately preceding clause (i) or (ii), the Commissioner of Competition shall have issued a No-Action Letter and such No-Action Letter remains in force and effect at the Closing.

(43)	“Competition Approvals” means, collectively, the Commissioner Approval and the Competition Act Clearance.

(44)	“Confidentiality Agreement” has the meaning specified in Section 5.3(1).

(45)

“Consent Agreement” means an agreement entered into between the Parent Seller and the Commissioner of Competition and registered with the Competition Tribunal, the terms of which provide that, subject to the implementation of such agreement, the Commissioner of Competition shall issue a letter to the Parent Seller and its Affiliates indicating that he does not intend to make an application under section 92 of the Competition Act in respect of the Resolute Transaction.

(46)

“Contaminant” means any solid, liquid, gas, odour, heat, sound, vibration or any combination of any of them resulting directly or indirectly from human activities, the presence of which in the environment causes or may cause an adverse effect on the quality of the environment, and includes any substance, product, element, or matter that is listed as a “hazardous material”, “dangerous goods”, “waste”, “toxic substance”, “contaminant”, “pollutant”, “deleterious substance” or words of similar import under any Environmental Law.

(47)

“Contract” means any agreement, contract, obligation, promise, commitment, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, permit, franchise, license or other instrument, but, for the avoidance of doubt, excluding any Benefit Plan.

(48)	“Current Assets” means the Purchased Assets that are current assets, calculated in accordance with the Accounting Principles.

(49)	“Current Liabilities” means the Assumed Obligations that are current liabilities, calculated in accordance with the Accounting Principles.

(50)	“Damages” means any loss, liability, damage, fine, penalty, sanction or expense (including reasonable legal fees and expenses).

(51)

“Data Room” means the virtual data room of the Sellers maintained by Datasite, as of twenty-four (24) hours prior to the execution of this Agreement, access to which was provided to the Purchaser and its representatives for purposes of their due diligence investigations in connection with the transactions contemplated by this Agreement; a full copy of such virtual data room has been provided to the Purchaser at least twenty-four (24) hours prior to the execution of this Agreement.

(52)

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third-Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.

(53)	“Disabled Unionized Employees” has the meaning specified in Section 10.1(11)(c).

(54)

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by the Sellers to the Purchaser immediately prior to the execution and delivery of this Agreement, it being understood and agreed that the Sellers shall be permitted to update only Section 3.1(r)(iv) of the Disclosure Letter from time to time at any time prior to the Closing in accordance with Section 5.1(g)(viii).

(55)	“Draft Closing Statement” has the meaning specified in Section 2.7.

(56)	“Dryden Mill” means the pulp mill located in Dryden, Ontario and owned and operated by or on behalf of the Sellers.

(57)

“Duties” means any duties or taxes levied or imposed on imported goods under (a) the Customs Tariff (Canada), the Excise Act (Canada), Excise Act, 2001 (Canada), the Excise Tax Act (Canada), the Special Import Measures Act (Canada) or any other similar legislation enacted in Canada (but not including the goods and services tax or harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada)); (b) the U.S. Trade Act, the U.S. Tariff Act of 1930 or any other similar legislation enacted in the United States; or (c) any other similar legislation enacted in a foreign jurisdiction.

(58)

“Employee” means each active individual employed by the Sellers in connection with the Business as of the date of this Agreement who remains actively employed as of the Closing Date and each individual hired by the Sellers in connection with the Business subsequent to the date of this Agreement but prior to the Closing Date in accordance with Section 5.1(g)(viii) and who remains actively employed as of the Closing Date.

(59)

“Environmental Laws” means any Laws relating to the environment or public health and safety, including those relating to the manufacture, transport, handling or disposal of Hazardous Substances, assessment and remediation of contaminated media and protection of the environment.

(60)	“Environmental Obligations” has the meaning specified in EXHIBIT D.

(61)	“Environmental Representations” has the meaning specified in Section 9.1(1)(c).

(62)	“Estimated Closing Statement” has the meaning specified in Section 2.6.

(63)	“Estimated Purchase Price” has the meaning specified in Section 2.5.

(64)	“Estimated U.S. Purchase Price” has the meaning specified in Section 2.4(2).

(65)	“Estimated Working Capital” has the meaning specified in Section 2.6(a).

(66)	“Excess Sale” has the meaning specified in Section 5.13(1).

(67)	“Excluded Assets” has the meaning specified in Section 2.2.

(68)

“Excluded Taxes” means any and all Taxes (a) imposed on the Sellers or any of their Affiliates (other than the SFL Holdcos) for any period, or (b) imposed on or with respect to, arising from or relating to the Purchased Assets, Assumed Obligations or the Business, in each case for any Pre-Closing Tax Period, and in each case, if applicable, allocated in accordance with Section 2.12.

(69)	“Exhibits” means the exhibits attached to this Agreement.

(70)	“Final Closing Statement” has the meaning specified in Section 2.8(3) and Section 2.8(4).

(71)	“Final Negative Adjustment Amount” has the meaning specified in Section 2.9(2).

(72)	“Final Positive Adjustment Amount” has the meaning specified in Section 2.9(3).

(73)	“Final Working Capital” has the meaning specified in Section 2.7(a).

(74)

“Financial Statements” means the unaudited financial statements of the Business, comprised of the balance sheet of the Business as at December 31, 2020, December 31, 2021 and September 30, 2022 and the statements of earnings (loss) for the operations of the Business for the fiscal year ended December 31, 2021 and the nine (9)-month period ended September 30, 2022, true and complete copies of which are provided in Section 3.1(d)(i) of the Disclosure Letter. For the avoidance of doubt, the Financial Statements are as recorded in the Sellers’ systems under the Dryden Pulp Mill profit centre.

(75)

“First Nations” means any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), Inuit person or people, First Nation person or people, Métis person or people, indigenous person or people or aboriginal person or people of Canada and any person or group representing, or purporting to represent, any of the foregoing.

(76)

“First Nations’ Claims” means any claims, assertions or demands in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or any portion of the Owned Real Property and the Leased Real Property.

(77)

“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.1(b) (Authorization), Section 3.1(c)(ii) (No Violation), Section 3.1(bb) (Affiliate Transactions), and Section 3.1(dd) (No Finder’s Fee).

(78)	“GAAP” means United States generally accepted accounting principles.

(79)

“Governmental Entity” means any federal, provincial, territorial, state, municipal or local government, agency, department, ministry, body, bureau, court, arbitral body, commission, commissioner or tribunal exercising legislative, executive, judicial, adjudicative, administrative, regulatory or taxing functions of or pertaining to government.

(80)

“Hazardous Substance” means any chemical, substance, Contaminant, waste, pollutant or material that is prohibited, controlled or regulated by any Governmental Entity pursuant to Environmental Laws, including pollutants, Contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), residual materials, noise, vibration, petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

(81)	“Hire Date” has the meaning specified in Section 10.1(4).

(82)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a.

(83)	“HSR Act Clearance” means the expiration or termination of the waiting periods under the HSR Act.

(84)	“IESO” has the meaning specified in Section 5.5(9).

(85)	“Indemnified Party” means a Person with indemnification rights or benefits under this Agreement, including pursuant to Article 9.

(86)	“Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 9.

(87)

“Initial Sale Period” means the period that commences on the closing date of the Resolute Transaction and expires six (6) months after the closing date of the Resolute Transaction, as set out in the Consent Agreement.

(88)	“Insurance Policies” has the meaning specified in Section 3.1(cc).

(89)

“Intellectual Property Rights” means any and all intellectual property or proprietary rights, whether registered or unregistered, including in and to the following: (a) all trademarks, trade dress, service marks, trade names and brand names, including all goodwill associated therewith, and all applications, registrations and renewals in connection with the foregoing; (b) all copyrights, including all other rights associated therewith, and copyrightable works of authorship, and all applications, registrations and renewals in connection with the foregoing; (c) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof; and (d) all invention rights (whether patentable or not), know-how, discoveries, improvements and trade secrets.

(90)

“Interim Period” means the period between the date of this Agreement and the Closing; provided, however, that for purposes of Section 5.1, the Interim Period shall commence at the close of business on February 20, 2023.

(91)

“Inventories” means all inventories of the Business to be determined in accordance with the Accounting Principles, including all finished goods, work-in-progress, unused or raw materials and operating and maintenance supplies.

(92)

“Laws” means all (a) constitutions, treaties, laws, statutes, codes, ordinances, rules, directives, regulations, court orders and by-laws, whether federal, state, provincial, territorial, local, municipal, regional, domestic, foreign or international (including common law), and (b) Orders.

(93)	“Leased Real Property” has the meaning specified in Section 3.1(y)(i) and Leased Real Property includes all Buildings, Fixtures and Entitlements located thereon or relating thereto.

(94)	“Leave Non-Unionized Employees” has the meaning specified in Section 10.1(3).

(95)	“Legal Proceeding” has the meaning specified in Section 3.1(j).

(96)	“License” has the meaning specified in Section 10.3(1).

(97)	“Licensed Intellectual Property Rights” has the meaning specified in Section 2.1(1)(m).

(98)

“Liens” means, with respect to any property or asset, mortgages, hypothecs, charges, pledges, assignments, liens (statutory or otherwise), security interests, easements, leases, subleases, licenses, servitudes, encroachments, rights-of-way, rights of first offer or refusal, restrictions on use or other restrictions, preferential rights or other real, immovable, movable or personal rights, prior claims, legal hypothecs or encumbrances of any nature whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing.

(99)	“Mark” has the meaning specified in Section 2.2(a).

(100)	“Market Price” means the RISI North America NBSK Spot Price published by Fastmarkets.

(101)

“Material Adverse Effect” means, with respect to any Seller (with respect to the immediately following clause (a)) or the Business, as applicable, any event, change, effect, condition, fact, development, occurrence or circumstance that, individually or in the aggregate with all other events, changes, effects, conditions, facts, developments, occurrences or circumstances, is or would reasonably be expected to (a) prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or (b) be material and adverse to the Business, as applicable; provided that any such event, change, effect, condition, fact, development, occurrence or circumstance resulting from or arising out of any of the following after the date hereof shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change in global, national or regional political, regulatory or legislative conditions, in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including credit market or securities markets); (ii) any change generally affecting the industries, in which the Business operates; (iii) any natural disasters, weather conditions and other force majeure events; (iv) any adoption, proposed implementation or change in applicable Laws or any change in generally accepted accounting practices (or any change in the authoritative interpretation by a Governmental Entity of any of the foregoing); (v) any global or national change or development in or relating to currency exchange rates or interest rates; (vi) any action taken or refrained from being taken by a Party, in each case which the other Party has expressly approved, consented to or requested in writing following the date of this Agreement; (vii) any change in the market price or trading volume of any Person’s securities (it being understood that the facts and circumstances that may have given rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (viii) any failure by the Business to meet any internal or public financial projections, forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances that may have given rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); or (ix) the negotiation, execution or announcement of this Agreement, except, in the case of the immediately preceding clauses (i) to (v), to the extent that any such event, change, effect, condition, fact, development, occurrence or circumstance has a disproportionate effect on the Business relative to other participants in the markets, geographies or industries in which the Business operates.

(102)	“Material Contract” has the meaning specified in Section 3.1(v)(i).

(103)	“Measurement Time” means 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date.

(104)

“No-Action Letter” means the written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

(105)	“Nominated Permits” has the meaning specified in Section 2.15(6).

(106)	“Non-Party Affiliates” has the meaning specified in Section 11.16.

(107)	“Non-Unionized PRB Employee” has the meaning specified in Section 10.1(7)(a)(i).

(108)	“Notice” has the meaning specified in Section 11.1.

(109)	“Notice of Claim” has the meaning specified in Section 9.5(1).

(110)

“Obligations” means all obligations and Damages to the extent relating to the Business or the Purchased Assets, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

(111)	“OFAC” has the meaning specified in Section 3.1(m)(ii).

(112)	“Order” means any order, writ, injunction, judgment, decision, finding, ruling, award, plan or decree of any Governmental Entity.

(113)

“Ordinary Course” means, with respect to an action taken by or with respect to a Person, that such action is taken in the ordinary course, consistent with past practice, of the business of the applicable Person.

(114)	“Outside Date” means September 26, 2023.

(115)	“Owned Intellectual Property Rights” has the meaning specified in Section 2.1(1)(l).

(116)	“Owned Real Property” has the meaning specified in Section 3.1(y)(i) and includes all Buildings, Fixtures and Entitlements located thereon or relating thereto.

(117)	“Parent Seller” has the meaning specified in the introductory paragraph to this Agreement.

(118)	“Parties” means, collectively, the Purchaser, the Sellers and any other Person who may become a party to this Agreement, and “Party” means any one of them.

(119)	“PEB Plans” has the meaning specified in Section 10.1(11)(c).

(120)	“Periodic Taxes” has the meaning specified in Section 2.12.

(121)

“Permits” means all permits, consents, waivers, licences, certificates, certificates of authorization, approvals, authorizations, compliance approvals, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued or granted by any Governmental Entity necessary to operate the Business as it is presently being conducted in the Ordinary Course.

(122)

“Permitted Liens” means (a) any Liens for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate Legal Proceedings and, in each case, for which adequate accruals, provisions or reserves have been established on the balance sheet of the unaudited financial statements for the nine (9) months ended September 30, 2022 and have been set aside for the payment thereof, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the Ordinary Course on a basis consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate Legal Proceedings and, in each case, which are not registered against title to any real or immovable real property and for which adequate accruals or reserves have been established on the balance sheet of the unaudited financial statements for the nine (9) months ended September 30, 2022 (based on good faith estimates of management) and have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Laws with respect to real or immovable property, including zoning, building or similar restrictions, provided, however, that such Liens do not arise as a result of non-compliance with any applicable Laws, as well as Liens consisting of (i) easements, rights-of-way, servitudes, restrictions and similar rights in real or immovable property, in each case which are registered against title to the subject real property as of the date hereof and provided that any such items would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the ordinary conduct of the Business or materially impair the continued use or operation of such real or immovable property for the purpose for which it is currently used, or (ii) reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real or immovable property or any interest therein or in any similar grant from a Governmental Entity in jurisdictions other than Canada, provided that any such items would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the ordinary conduct of the Business or materially impair the continued use or operation of such real or immovable property for the purpose for which it is currently used, (d) pledges or deposits in the Ordinary Course in connection with (i) workers’ compensation, unemployment insurance, social security legislation or any other legislation or regulation applicable to the Person concerned or its business or assets or (ii) security for bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Person concerned is a party as lessee or (e) Liens identified in Section 1.1(122) of the Disclosure Letter.

(123)	“Permitted Uses” has the meaning specified in Section 10.3(1).

(124)

“Person” means an individual, a corporation, a partnership, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(125)	“Personal Information” means information (a) about an identifiable individual or (b) that is otherwise governed by any applicable Privacy Laws.

(126)	“Planned Mill Outage” means the planned maintenance outage of the Dryden Mill scheduled to occur between approximately May 27, 2023 and June 10, 2023.

(127)	“Planning Act” has the meaning specified in Section 11.6.

(128)	“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

(129)

“Preliminary Financial Statements” means the unaudited financial statements of the Business, as recorded in the Sellers’ systems under the Dryden Pulp Mill profit centre, comprised of the balance sheet of the Business as at December 31, 2022 and the statements of earnings (loss) for the operations of the Business for the fiscal year ended December 31, 2022, true and complete copies of which are provided in Section 3.1(d)(ii) of the Disclosure Letter.

(130)	“Prepaid Expenses” has the meaning specified in Section 2.1(1)(o).

(131)

“Privacy Laws” means any applicable Laws relating to the collection, use, disclosure, storage, protection or processing of any Personal Information, including (a) the Personal Information Protection and Electronic Documents Act (Canada), (b) the Personal Information Protection Act (Alberta), (c) the Personal Information Protection Act (British Columbia) and (d) the Act Respecting the Protection of Personal Information in the Private Sector (Quebec).

(132)	“Process” or “Processing” means to collect, use, modify, retrieve, disclose, anonymize, transfer, store, delete or manage.

(133)	“Pulp Supply Agreement” means the pulp supply agreement, substantially in the form attached as EXHIBIT C.

(134)	“Purchase Price” has the meaning specified in Section 2.3.

(135)	“Purchased Assets” means the assets referred to or described in Section 2.1(1).

(136)	“Purchaser” has the meaning specified in the introductory paragraph to this Agreement.

(137)	“Purchaser Indemnitees” has the meaning specified in Section 9.2(1).

(138)

“Purchaser’s Benefit Plans” means each Benefit Plan that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Purchaser or an Affiliate thereof for the benefit of one or more Transferred Employees.

(139)	“Purchaser’s Union RPP” has the meaning specified in Section 10.1(11)(a)(ii).

(140)	“Purchaser Taxes” has the meaning specified in Section 9.7(10).

(141)	“Purchaser Transfer Designation” has the meaning specified in Section 7.2.

(142)	“R&W Insurance Policy” has the meaning specified in Section 5.6.

(143)	“Real Property Leases” has the meaning specified in Section 3.1(y)(i).

(144)	“Reallocation” has the meaning specified in Section 5.13(3)(c).

(145)	“Red Lake Holdco” means Red Lake Forest Management Company Ltd.

(146)	“Regulatory Approvals” means the Required Regulatory Approvals and the Commissioner Approval.

(147)

“Release” means any release or discharge of any Hazardous Substance, including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

(148)	“Relevant Period” has the meaning specified in Section 5.13(1).

(149)

“Required Regulatory Approvals” means (a) the Competition Act Clearance, (b) the HSR Act Clearance, (c) the consent of the Ontario Ministry of Northern Development, Mines, Natural Resources and Forestry to the deemed transfer of the Sustainable Forest Licences pursuant to this Agreement and (d) any other Authorizations required to be obtained pursuant to applicable Laws in connection with the transactions contemplated by this Agreement.

(150)

“Resolute Transaction” means the acquisition of all of the issued and outstanding shares of Resolute Forest Products Inc. by the Parent Seller pursuant to the merger agreement dated as of July 5, 2022.

(151)	“Restrictive Covenant” has the meaning specified in section 5.13(3).

(152)	“Retained Obligations” has the meaning specified in Section 2.13(1).

(153)	“Sanctions Laws” has the meaning specified in Section 3.1(aa)(ii).

(154)	“Seller Counsel” means McCarthy Tétrault LLP.

(155)	“Seller Indemnitees” has the meaning specified in Section 9.3(1).

(156)	“Seller Pre-Closing Communications” has the meaning specified in Section 11.15.

(157)	“Sellers” has the meaning specified in the introductory paragraph to this Agreement.

(158)

“Sellers’ Benefit Plan” means each Benefit Plan that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any of the Sellers for the benefit of one or more Employees, officers, directors, or former employees, officers or directors (including any spouse, beneficiary, dependent or survivor thereof) of the Business.

(159)	“Sellers’ Non-Union RPP” means the Régime de retraite Domtar à l’intention des salariés non syndiqués (Quebec Reg. No. 2924).

(160)	“Sellers’ Union RPP” means the Domtar Pension Plan for Unionized Employees in Ontario (Ontario Reg. No. 0351973).

(161)	“Seller Taxes” has the meaning specified in Section 9.7(10).

(162)	“SFL Holdcos” means the Persons to which the Sustainable Forest Licences have been granted and in which the Sellers hold an interest.

(163)	“SFL Shares” has the meaning specified in Section 2.1(1)(k).

(164)	“Shared Contract” has the meaning specified in Section 2.15(3).

(165)	“Software” means computer software in any applicable form, including object code, source code, firmware and embedded versions thereof.

(166)	“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

(167)

“Subsidiaries” means, with respect to any Person, any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, more than 50% of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.

(168)	“Surviving Intercompany Balances and Accounts” has the meaning specified in Section 5.15.

(169)

“Sustainable Forest Licences” means the sustainable forest licences granted, with respect to the Business, to any of the Sellers or to a Person in which any of the Sellers holds an interest under the Crown Forest Sustainability Act (Ontario) by the Ministry of Northern Development, Mines, Natural Resources and Forestry of Ontario.

(170)

“Tax” or “Taxes” means all present and future federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, rates, levies, assessments, tariffs and other charges imposed, assessed or collected by any Governmental Entity, including (a) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, harmonized sales or other value added, severance, stamp, franchise, occupation, premium, capital stock, sales, sales and use, real or immovable property, local improvement, land transfer, personal or movable property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, anti-dumping, countervail, excise, levies, imposts, rates, fees, assessments, withholdings, dues and charges, severance, stamp, occupation or premium taxes, (b) all withholdings on amounts paid to or by the relevant person and (c) all employment insurance premiums, and contributions to the Canada Pension Plan and Quebec Pension Plan, as administered by the Government of Canada and the Government of Quebec, respectively, including any fines, penalties, interest or additions to such taxes.

(171)	“Tax Act” means the Income Tax Act (Canada).

(172)	“Tax Claim” has the meaning specified in Section 9.7(10).

(173)	“Tax Contest” means any Tax audit, examination, contest, assessment, litigation or other proceeding with respect to Taxes.

(174)	“Tax Controlling Party” has the meaning specified in Section 9.7(10).

(175)	“Tax Non-Controlling Party” has the meaning specified in Section 9.7(10).

(176)

“Tax Return” means a return, information return, withholding statement, report, election, designation, filings, estimate, claim for refund or other information, form or statement filed or required to be filed with any Governmental Entity in accordance with any applicable Laws in connection with the calculation, determination, assessment, reassessment, collection or payment of any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

(177)	“Taxing Authority” means any Governmental Entity responsible for the administration, imposition, regulation, determination or collection of any Tax.

(178)

“Tenure” means all forest licenses, timber sale licenses, timber quotas, pulpwood agreements and other Contracts granting harvest rights under the Crown Forest Sustainability Act (Ontario) with respect to the Business held by or for the benefit of any of the Sellers, including as set forth in Section 1.1(178) of the Disclosure Letter.

(179)	“Third-Party Auditor” has the meaning specified in Section 2.8(2).

(180)

“Third-Party Claim” means any Legal Proceeding or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.

(181)	“Top Customer Event” has the meaning specified in Section 5.13(1).

(182)	“Top Customers”, when used in connection with Section 5.13, has the meaning specified in Section 5.13(2), and, otherwise, has the meaning specified in Section 3.1(u).

(183)	“Top Fibre Suppliers” has the meaning specified in Section 3.1(u).

(184)	“Top Non-Fibre Suppliers” has the meaning specified in Section 3.1(u).

(185)	“Top Suppliers” has the meaning specified in Section 3.1(u).

(186)

“Transfer Taxes” means all transfer, land transfer, value added, ad valorem, excise, sales, use, consumption, goods and services, harmonized sales, provincial sales, retail sales, social services or other similar taxes or duties imposed by any Governmental Entity, whether disputed or not.

(187)	“Transferred Employee” has the meaning specified in Section 10.1(4).

(188)	“Transition Services Agreement” means the transition services agreement, substantially in the form attached as EXHIBIT B.

(189)	“U.S. Purchase Price” means that portion of the Purchase Price which is allocated to the U.S. Purchased Assets in the Final Closing Statement.

(190)	“U.S. Purchased Assets” means those Purchased Assets that are held in the name of the U.S. Seller.

(191)	“U.S. Seller” has the meaning specified in the introductory paragraph to this Agreement.

(192)	“Unionized Disability Employees” has the meaning specified in Section 10.1(7)(a)(ii).

(193)	“Unionized PRB Employee” has the meaning specified in Section 10.1(11)(b).

(194)

“Working Capital” means, with respect to the Sellers, an aggregate amount (positive or negative) equal to the sum of the Current Assets minus the sum of the Current Liabilities, calculated in accordance with the Accounting Principles. An illustrative calculation of the Working Capital is included in the Accounting Principles. For the avoidance of doubt, Working Capital, whether Estimated Working Capital or Final Working Capital, shall be set forth in U.S. dollars.

(195)	“Working Capital Target” means U.S. $64,000,000.

Section	1.2 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

Section	1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Exhibits and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section	1.4 Currency.

All references in this Agreement to “dollars” or to “$” are expressed in Canadian currency unless otherwise specifically indicated.

Section	1.5 Certain Phrases, etc.

In this Agreement, (a) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation” and (b) the phrase “the aggregate of”, “the total of”, “the sum of” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section	1.6 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with the Accounting Principles.

Section	1.7 Incorporation of Disclosure Letter, Schedules and Exhibits.

The Disclosure Letter and any schedule or Exhibit attached to this Agreement is an integral part of this Agreement for all purposes of this Agreement. Any matter disclosed in any Section of the Disclosure Letter shall be considered disclosed with respect to each other Section of the Disclosure Letter to the extent reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section. The inclusion of information in any Section of the Disclosure Letter shall not be construed as an admission that such information is material.

Section	1.8 References to Persons and Agreements.

Any reference in this Agreement to a Person or Persons includes his, her or its, as the case may be, directors, officers, administrators, executors, personal legal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, any reference to this Agreement or any other agreement or document is a reference to this Agreement, such other agreement or document as it may have been or may from time to time be amended, restated, replaced, supplemented or novated and shall include all schedules to it.

Section	1.9 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as it or they may have been or may from time to time be amended or re-enacted.

Section	1.10 Non-Business Days.

Whenever payments are to be made or an action is to be taken on, or not later than, a day which is not a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day.

Section	1.11 Knowledge.

References in this Agreement to the knowledge of the Sellers, shall be deemed to refer to the actual knowledge of (i) Marie Cyr, currently the manager of the Dryden Mill, (ii) Daniel Buron, currently the senior vice-president and chief financial officer of the Parent Seller, (iii) Steve Henry, currently the senior vice-president and chief operating officer of the Parent Seller, (iv) Linda Belanger, currently the director, soil rehabilitation of the Parent Seller, and (v) Jan Park, currently the director, human resources of the Parent Seller, in each case that such individual has, or would reasonably be expected to have, after making diligent internal inquiry of their direct reports who would reasonably be expected to have knowledge or awareness relevant to the representation and warranty in question.

Section	1.12 Made Available.

References in this Agreement to “made available”, “delivered” or “provided” mean that a document or other item of information was made available or provided to the Purchaser and its representatives for viewing in the Data Room, as that site existed as of noon (Eastern Time) at least five (5) Business Days before the date of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale.

(1)

Subject to the terms and conditions of this Agreement, the Sellers shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Sellers, on the Closing Date, all of the property and assets to the extent relating to the Business (other than the Excluded Assets and other than expressly set forth below in this Section 2.1), whether real or personal, movable or immovable, corporeal or incorporeal, of every kind and description and wheresoever situated (collectively, the “Purchased Assets”), including:

(a)	all Owned Real Property;

(b)	all rights as lessee in the Real Property Leases and the Leased Real Property;

(c)

all machinery and equipment (including vehicles, tools, handling equipment, furniture, furnishings, peripheral equipment, accessories, business machines, storage vessels, furniture, trade fixtures, personal property and capital improvements in process) (i) situated on the Owned Real Property or the Leased Real Property or (ii) if not situated on the Owned Real Property or the Leased Real Property, is used (or held for use) primarily in connection with the Business;

(d)

all computers, servers, workstations, routers, hubs, switches, data communication lines and other information technology equipment or systems, including all computer Software loaded thereon, in each case which relates primarily to the Business, whether or not located on the Owned Real Property or the Leased Real Property, including those listed in Section 2.1(1)(d) of the Disclosure Letter (collectively, the “Business IT Assets”);

(e)	all leases in which a Seller or its Subsidiaries, as applicable, is lessee and where such lease primarily relates to the operation of the Business;

(f)	all Inventories;

(g)

all the accounts receivable of the Business as of the Closing Date, including or excluding (as applicable) the accounts receivable listed in Section 2.1(1)(g) of the Disclosure Letter, but in any case including accounts receivable included in the calculation of the Working Capital, as finally determined;

(h)

all amounts owing to the Sellers by their Affiliates or Persons which do not in fact, or which are deemed not to, deal with the Sellers at arm’s length (within the meaning of the Tax Act), including those listed in Section 2.1(1)(h) of the Disclosure Letter;

(i)

(A)all Contracts exclusively relating to the Business and (B) subject to Section 2.15(3), the portions (to the extent related to the Business) of the Shared Contracts, including those Contracts listed in Section 2.1(1)(i) of the Disclosure Letter (collectively, the “Business Contracts”);

(j)	all Permits primarily related to the Business, including the Permits listed or described in Section 2.1(1)(j) of the Disclosure Letter;

(k)	all of the interests in the share capital or ownership interests owned by any of the Sellers in the SFL Holdcos and listed in Section 2.1(1)(k) of the Disclosure Letter (the “SFL Shares”);

(l)

all Intellectual Property Rights owned (or purported to be owned) by any of the Sellers and primarily relating to the Business, including those listed in Section 2.1(1)(l) of the Disclosure Letter (the “Owned Intellectual Property Rights”);

(m)

all Intellectual Property Rights not owned by, but licensed by a third party Person to, any of the Sellers that are primarily used in the Business, including those listed in Section 2.1(1)(m) of the Disclosure Letter (the “Licensed Intellectual Property Rights” and, together with the Owned Intellectual Property Rights, the “Business Intellectual Property Rights”);

(n)	all of the goodwill attributable to the Business, together with the right for the Purchaser to represent itself as carrying on the Business in succession to the Seller;

(o)	all prepaid expenses and deposits to the extent relating to the Business, including or excluding (as applicable) those listed in Section 2.1(1)(o) of the Disclosure Letter (the “Prepaid Expenses”);

(p)

all past, current or future, rights, claims, credits, causes of action (including Legal Proceedings) or rights of set-off against third parties to the extent relating to the Business or the Purchased Assets (and the right to receive all monies, proceeds, settlements and recoveries in connection therewith) (for the avoidance of doubt, other than in respect of any Excluded Assets);

(q)	all rights and Claims under all warranties in respect of any of the Purchased Assets;

(r)

all rights to recover proceeds under the Business Insurance Policies as set forth in Section 5.16, solely with respect to claims to the extent related to the Purchased Assets or the Assumed Obligations; and

(s)	all Books and Records.

(2)

Subject to the terms and conditions of this Agreement, for the avoidance of doubt, the Canadian Seller and U.S. Seller shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Canadian Seller and the U.S. Seller, as applicable, the Purchased Assets on the Closing Date.

Section 2.2 Excluded Assets.

The Purchased Assets shall not include the following property and assets (collectively, the “Excluded Assets”):

(a)

the names “Domtar”, “Paper Excellence Group”, “Paper Excellence” and any derived forms thereof, either alone or as part of any trade name or trademark which is or has been used in connection with the Business (the “Mark”);

(b)

all insurance policies of the Sellers, including those associated with the Business, and any proceeds paid in connection with such insurance policies and any prepaid insurance premiums, except as provided in Section 2.1(1)(r);

(c)	all assets held in connection with the Sellers’ Benefit Plans and all Contracts relating to the Sellers’ Benefit Plans, other than the Collective Bargaining Agreements;

(d)	all cash on hand, cash equivalents and bank deposits;

(e)

all refunds of Duties, Tax refunds and Tax credits receivable by the Sellers, in each case applicable to periods prior to the Closing and not taken into account in the calculation of the Purchase Price (as finally determined hereunder);

(f)

all computers, servers, workstations, routers, hubs, switches, data communication lines and other information technology equipment or systems and computer software of the Sellers, other than the Business IT Assets;

(g)

(i) all personnel records which solely relate to employees who do not transfer their employment to the Purchaser and (ii) copies of personnel records that any of the Sellers is required to retain in its possession by applicable Law (originals of which shall be Purchased Assets and provided to the Purchaser);

(h)	all books and records other than the Books and Records that are Purchased Assets;

(i)	prepaid expenses and deposits listed in Section 2.1(1)(o) of the Disclosure Letter;

(j)	the Seller Pre-Closing Communications;

(k)

all income Tax instalments paid by the Sellers (and their respective Affiliates), all income Taxes receivables by the Sellers (and their respective Affiliates) and the right to receive any refund of income Taxes paid by the Sellers (and their respective Affiliates);

(l)

all claims, rights, benefits and interests to the extent arising under or resulting from any Retained Obligations (other than any Purchased Asset) or any Excluded Asset described in this Section 2.2, including all rights and claims, whether mature, contingent or otherwise, against third parties, whether in tort, contract or otherwise, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors, claims for refunds, rights of set-off and credits of all kinds and all other general intangibles, in each case, to the extent not related to the Business;

(m)	Intellectual Property Rights other than Business Intellectual Property Rights;

(n)	Contracts or portions thereof other than the Business Contracts;

(o)	all other assets of the Sellers that are not related to the Business; and

(p)	all other assets of the Sellers that are listed in Section 2.2 of the Disclosure Letter.

Section 2.3 Purchase Price.

The aggregate consideration payable by the Purchaser to the Sellers for the Purchased Assets (the “Purchase Price”) shall be determined as follows:

(a)	U.S. $240,000,000 (the “Cash Amount”); plus

(b)	the amount by which the Final Working Capital exceeds the Working Capital Target, if applicable; minus

(c)	the amount by which the Working Capital Target exceeds the Final Working Capital, if applicable.

Section 2.4 Allocation of Purchase Price.

(1)	The allocation of the Purchase Price (as finally determined hereunder) shall be consistent with Section 2.4(1) of the Disclosure Letter (the “Allocation Schedule”).

(2)

Within sixty (60) days following the date of this Agreement, the Sellers shall prepare and deliver to the Purchaser a draft statement (the “Allocation Statement”) in a manner consistent with the Allocation Schedule setting out (a) an estimated allocation of the Cash Amount (net of the amount of the Working Capital Target) among the Purchased Assets (other than the Working Capital), (b) a separate calculation of the draft Estimated Working Capital and (c) an estimated allocation of the Estimated Purchase Price (and, solely for U.S. income Tax purposes, any other amounts treated as consideration for such purposes with respect to the U.S. Purchased Assets) between the Canadian Purchased Assets and the U.S. Purchased Assets (the portion of the Estimated Purchase Price (and any other amounts) so allocated to the U.S. Purchased Assets, the “Estimated U.S. Purchase Price”), in each case, which shall be prepared in accordance with Section 1060 of the Code, the Treasury Regulations thereunder and any relevant provisions of non-U.S. Tax law. The Sellers shall update the draft Allocation Statement following the delivery to the Purchaser of the Estimated Closing Statement in accordance with Section 2.6 and shall deliver an updated Allocation Statement to the Purchaser not later than two (2) Business Days prior to the Closing Date.

(3)

The Sellers shall adjust the Allocation Statement to reflect the finalization of the Purchase Price within five (5) days after the Draft Closing Statement becomes the Final Closing Statement in accordance with Section 2.8(3) or Section 2.8(4), as applicable, provided that the amount of the adjustment required shall, if such amount cannot be reasonably allocated to a particular asset, be allocated on a pro rata basis among the various categories of assets listed in the Allocation Statement. Any payment hereunder treated as an adjustment to the Purchase Price (or other amounts treated as consideration for applicable Tax purposes) shall be allocated to the asset or assets to which such adjustment relates or, if it relates to no such asset in particular, pro rata to all the Purchased Assets, and provided further that any adjustment shall be consistent with the Allocation Schedule.

(4)

The Purchaser may review and propose changes to the draft Allocation Statement and to each update and adjustment thereof contemplated by this Section 2.4 within thirty (30) days after receipt thereof, other than, in each case, to the extent such draft, update or adjustment is consistent with the Allocation Schedule. If the Parties are unable to resolve such objection within thirty (30) days of the Purchaser’s notification of such objection to the Sellers, the provisions of Section 2.8(2) shall apply, mutatis mutandis, provided that the fees and expenses of the Third-Party Auditor in resolving any dispute under this Section 2.4(4) shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand.

(5)

The Sellers and the Purchaser must each complete all Tax returns, designations and elections in a manner consistent with the Allocation Schedule and the final allocation and otherwise follow the final allocation for all Tax purposes on and subsequent to the Closing Date and not take any position inconsistent with the final allocation unless otherwise required by applicable law or a Tax Contest; provided, however, that except as otherwise provided in this Section 2.4 with respect to the U.S. Purchased Assets, for U.S. federal income Tax purposes, the Purchaser may allocate any amounts treated as consideration other than the Purchase Price in the Purchaser’s sole discretion. If the final allocation is disputed by any Governmental Entity, the Party receiving notice of such dispute shall promptly notify the other Party and the Parties shall use their commercially reasonable efforts to sustain the final allocation. The Parties shall share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

(6)

For the avoidance of doubt, and solely for Canadian income Tax purposes, the Parties acknowledge and agree that no consideration shall be allocated to the assumption of the Assumed Obligations by the Purchaser and that the Sellers are not receiving any consideration therefor, and further acknowledge and agree that no adjustments shall be made to the Purchase Price to account for current liabilities related to the Business other than those liabilities taken into account in the Current Liabilities for the purposes of determining the Final Working Capital.

Section 2.5 Payment on Closing.

At the Closing, the following payments shall be made by the Purchaser (collectively, the “Estimated Purchase Price”):

(1)

the Purchaser shall pay to the Canadian Seller, by wire transfer of immediately available funds to the account designated by the Canadian Seller at least two (2) Business Days in advance of such payment, the following amounts:

(a)	the Cash Amount; plus

(b)	the amount by which the Estimated Working Capital exceeds the Working Capital Target, if applicable; minus

(c)	the amount by which the Working Capital Target exceeds the Estimated Working Capital, if applicable; minus

(d)	the Estimated U.S. Purchase Price; plus

(e)	any applicable Transfer Taxes required to be collected by the Canadian Seller; and

(2)

the Purchaser shall pay the Estimated U.S. Purchase Price to the U.S. Seller, by wire transfer of immediately available funds to the account designated by the U.S. Seller at least two (2) Business Days in advance of such payment.

Section 2.6 Estimated Closing Statement.

Not later than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser a statement (the “Estimated Closing Statement”) prepared in good faith and in accordance with the Accounting Principles and setting out, in a format consistent with the sample calculation included in the Accounting Principles a good faith estimate of:

(a)	the expected Working Capital (the “Estimated Working Capital”) as of the Measurement Time; and

(b)	the Estimated Purchase Price.

Section 2.7 Preparation of Closing Statement.

As soon as reasonably practicable, but no later than ninety (90) days following the Closing Date (or such other date as is mutually agreed to by the Parent Seller and the Purchaser in writing), the Purchaser shall prepare and deliver to the Sellers a statement (the “Draft Closing Statement”) prepared in good faith and in accordance with the Accounting Principles and setting out, in a format consistent with the sample calculation included in the Accounting Principles:

(a)	the Working Capital as of the Measurement Time (the “Final Working Capital”); and

(b)	the Purchase Price.

Section 2.8 Settlement of Objections.

(1)

The Sellers shall have sixty (60) days to review the Draft Closing Statement following receipt of it. The Sellers shall notify the Purchaser in writing if the Sellers have any objections to the Draft Closing Statement within such sixty (60)-day period. The notice of objection must contain a statement of the Sellers’ objections and each amount in dispute. The Purchaser shall, upon request, provide the Sellers and their representatives with reasonable access to all Books and Records (and any other records) and employees necessary or desirable to permit the Sellers and their representatives verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Statement.

(2)

If the Sellers send a notice of objection to the Draft Closing Statement within the sixty (60)-day period set forth in Section 2.8(1), the Sellers and the Purchaser shall work expeditiously and in good faith in an attempt to resolve such objections within a further period of twenty (20) Business Days following the date of notification by the Sellers to the Purchaser of such objection. Failing resolution of any objection to the Draft Closing Statement raised by the Sellers, the objections shall be submitted for determination to a chartered professional accountant associated with Ernst & Young LLP (the “Third-Party Auditor”), or if such firm is unable to act or is not independent to all Parties at such time, a chartered professional accountant associated with another independent national accounting firm to be mutually agreed to by the Sellers and the Purchaser. If the Parties are unable to agree on the Third-Party Auditor within ten (10) days after such firm declaring that it is unable to act or is not independent to all Parties at such time, either Party may apply to the Ontario Superior Court of Justice to appoint the Third-Party Auditor. The determination of the Third-Party Auditor shall be final and binding upon the Sellers and the Purchaser and shall not be subject to appeal. The Third-Party Auditor shall make its determination in writing within forty-five(45) days after its engagement and must set forth, in reasonable detail, the basis therefor. While the Third-Party Auditor is performing its engagement, the Parties shall not communicate with the Third-Party Auditor on the subject matter of its work relating to this Agreement, except by joint conference call, joint meeting or letter with copy simultaneously delivered to all Parties. The Third-Party Auditor shall make a determination as to the resolution of the objections based on written submissions of the Parties given by them to the Third-Party Auditor and shall confirm the amount of the Draft Closing Statement. The Third-Party Auditor shall be entitled to call for and inspect such working papers and other documents and information of the Parties and their respective professional advisors as the Third-Party Auditor may request, to the extent related to the Draft Closing Statement or the allocation of the Purchase Price, as applicable. The Third-Party Auditor shall consider only those items set forth in the notice of objection and shall resolve all items in dispute in accordance with the terms of this Agreement. The Third-Party Auditor shall be acting as expert and not as an arbitrator. Except in the event of a dispute contemplated by Section 2.4(4), the Third-Party Auditor (a) may not assign a value greater than the greatest value for such item claimed by the Purchaser or the Sellers or smaller than the smallest value for such item claimed by the Purchaser or the Sellers and (b) shall limit its decision to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Accounting Principles and this Agreement and shall not make any other determination.

(3)

If the Sellers do not notify the Purchaser of any objection within the sixty (60)-day period set forth in Section 2.8(1), the Sellers shall be deemed to have accepted and approved the Draft Closing Statement and such Draft Closing Statement shall be final, conclusive and binding upon the Sellers and the Purchaser and shall not be subject to appeal. If the Sellers do not notify the Purchaser of any objection within the sixty (60)-day period set forth in Section 2.8(1), the Draft Closing Statement shall become the “Final Closing Statement” and the Purchase Price set out therein shall become the Purchase Price on the next Business Day following the earlier of (a) the end of such sixty (60)-day period and (b) the date on which the Sellers notify the Purchaser in writing that the Sellers have no objection to the Draft Closing Statement.

(4)

If the Sellers send a notice of objection within the sixty (60)-day period set forth in Section 2.8(1), the Purchaser shall revise the Draft Closing Statement to reflect the final resolution or final determination of such objections under Section 2.8(2) within two (2) Business Days following such final resolution or determination. Such revised Draft Closing Statement shall be final, conclusive and binding upon the Sellers and the Purchaser and shall not be subject to appeal. Such revised Draft Closing Statement shall become the “Final Closing Statement” and the Purchase Price set out therein shall become the Purchase Price on the next Business Day following the revision of the Draft Closing Statement under this Section 2.8(4).

(5)

The Sellers and the Purchaser shall each bear its own fees and expenses in preparing or reviewing, as the case may be, the Draft Closing Statement and the Final Closing Statement. In the case of objections and the retention of the Third-Party Auditor as provided in Section 2.8(2), the fees and disbursements of the Third-Party Auditor shall be borne by the Sellers and the Purchaser in the same proportion as the aggregate amount of the items remaining in dispute that are unsuccessfully disputed by the Purchaser and the Sellers (as determined by the Third-Party Auditor) bears to the total amount of the items in dispute submitted to the Third-Party Auditor such that the prevailing party pays the lesser proportion of such fees and disbursements; provided that any engagement fees of the Third-Party Auditor will be initially borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Sellers and subject to adjustment to reflect the final apportionment as determined above. Except as provided in the immediately preceding sentence, the Sellers and the Purchaser shall each bear its own costs, including the fees and expenses of their respective accountants or auditors, incurred in connection with resolving any dispute hereunder before the Third-Party Auditor and presenting their respective cases to the Third-Party Auditor.

(6)

The Sellers and the Purchaser agree that the procedure set forth in this Section 2.8 for resolving objections with respect to the Draft Closing Statement is the sole and exclusive method of resolving such objections. This Section 2.8(6) shall not prohibit the Sellers or the Purchaser from instigating litigation to compel specific performance of this Section 2.8 or to enforce the determination of the Third-Party Auditor.

Section 2.9 Payment of Adjustment to Purchase Price.

(1)	The aggregate Purchase Price payable to the Sellers shall be increased or decreased, as the case may be, if the Purchase Price is more or less than the Estimated Purchase Price, as follows:

(a)

if the Purchase Price is less than the Estimated Purchase Price, the amount equal to the difference between the Purchase Price and the Estimated Purchase Price shall be owed by the Sellers to the Purchaser and paid as hereinafter provided; or

(b)

if the Purchase Price is greater than the Estimated Purchase Price, the amount equal to the difference between the Purchase Price and the Estimated Purchase Price shall be owed by the Purchaser to the Sellers and paid as hereinafter provided.

(2)

If the net amount based on the calculations set forth in Section 2.9(1) is owed by the Sellers to the Purchaser (the “Final Negative Adjustment Amount”), then within five (5) Business Days after the determination of the Final Closing Statement:

(a)

the U.S. Seller shall pay or cause to be paid to the Purchaser the portion of the Final Negative Adjustment Amount equal to the difference, if any, between the U.S. Purchase Price and the Estimated U.S. Purchase Price by wire transfer of immediately available funds to the account designated by the Purchaser at least two (2) Business Days in advance of such payment; and

(b)

the Parent Seller or the Canadian Seller shall pay or cause to be paid to the Purchaser the difference between the Final Negative Adjustment Amount and the amount payable by the U.S. Seller to the Purchaser pursuant to Section 2.9(2)(a), if any, by wire transfer of immediately available funds to the account designated by the Purchaser at least two (2) Business Days in advance of such payment.

(3)

If the net amount based on the calculations set forth in Section 2.9(1) is owed by the Purchaser to the Sellers (the “Final Positive Adjustment Amount”), then within five (5) Business Days after the determination of the Final Closing Statement:

(a)

the Purchaser shall pay or cause to be paid to the U.S. Seller the portion of the Final Positive Adjustment Amount equal to the difference, if any, between the U.S. Purchase Price and the Estimated U.S. Purchase Price by wire transfer of immediately available funds to the account designated by the U.S. Seller at least two (2) Business Days in advance of such payment; and

(b)

the Purchaser shall pay or cause to be paid to the Canadian Seller the difference between the Final Positive Adjustment Amount and the amount payable by the Purchaser to the U.S. Seller pursuant to Section 2.9(3)(a), if any, by wire transfer of immediately available funds to the account designated by the Canadian Seller at least two (2) Business Days in advance of such payment.

Section 2.10 Withholding.

The Purchaser shall be entitled to deduct and withhold from any payment made to any Person under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax Law, and any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to such Person to the extent they are actually remitted to the applicable Governmental Entity.

Section 2.11 Elections.

(1)

If applicable and at the request of the Sellers or the Purchaser, the Canadian Seller and the Canadian Purchaser shall execute and file, on a timely basis and using the prescribed form, a joint election under section 22 of the Tax Act as to the sale of the accounts receivable of the Canadian Seller to be purchased under this Agreement, and prepare their respective Tax Returns in a manner consistent with such joint election. For purposes of such joint election, the elected amount in respect of the accounts receivable shall be consistent with the Purchase Price allocation as set forth in or determined pursuant to Section 2.4 with respect to the accounts receivable.

(2)

The Sellers and the Purchaser acknowledge that the Sellers are transferring the Purchased Assets to the Purchaser with a value equal to the Purchase Price in consideration for the Purchaser assuming prepaid obligations of the Sellers to deliver goods or provide services in the future. If applicable and at the request of the Sellers with the consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed) or at the request of the Purchaser, the Canadian Seller and the Canadian Purchaser shall execute and file, on a timely basis and using any prescribed form, a joint election under subsection 20(24) of the Tax Act as to such assumption hereunder.

(3)

To the extent permitted under subsection 167(1) of Part IX of the Excise Tax Act (Canada) and any equivalent or corresponding provision under any applicable Laws imposing a similar value added or multi-staged Tax, at the Canadian Purchaser’s request, the Canadian Purchaser and the Canadian Seller shall jointly elect that no tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. The Canadian Purchaser and the Sellers shall make such election(s) in prescribed form containing prescribed information and the Canadian Purchaser shall file such election(s) in compliance with the requirements of the applicable Laws. Notwithstanding such elections, in the event it is determined that there is a liability of the Canadian Purchaser to pay, or of the Canadian Seller to collect and remit, any such Taxes on the supply of the Purchased Assets, such Taxes shall be paid by the Canadian Purchaser to the Canadian Seller for prompt remittance to the applicable Governmental Entity and the Canadian Purchaser shall indemnify and save the Canadian Seller harmless with respect to any such Taxes, and, for the avoidance of doubt, the Canadian Purchaser’s indemnification obligations set out in this Section 2.11(3) are not subject to any limitation of liability and shall survive the Closing Date.

(4)

The Canadian Purchaser and the Canadian Seller shall prepare and file their respective Tax Returns in a manner consistent with the elections in this Section 2.11. If a Party fails to file its Tax Returns in such manner, it shall indemnify and save harmless the other Party in respect of any resulting Taxes, legal and/or accounting expenses paid or incurred by the other Party.

Section 2.12 Straddle Periods.

All Taxes imposed on or with respect to, to the extent arising from or to the extent relating to, the Purchased Assets or the Business on a periodic basis unrelated to income or receipts and payable for any Straddle Period, including property Taxes (and related standard adjustments such as for public utilities) imposed on or with respect to the Owned Real Property and/or the Leased Real Property, or personal property Taxes, but, for greater certainty, excluding Transfer Taxes incurred in connection with this Agreement (“Periodic Taxes”), shall be prorated between the Sellers and the Purchaser as of the Closing Date as follows: the Sellers shall be liable for the portion of such Taxes (and related standard adjustments) based on the number of days in the year occurring prior to the Closing Date and the Purchaser shall be liable for the portion of such Taxes (and related standard adjustments) based on the number of days in the year occurring on and after the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, if there is a refund of Periodic Taxes that were allocated in accordance with this Section 2.12, such refund will be similarly allocated to reflect the allocation of liability therefor under this Section 2.12. This Section 2.12 shall survive the Closing Date.

Section 2.13 Assumption of Obligations.

(1)

Subject to the terms and conditions set forth herein, the Purchaser shall, from and after the Closing Date, satisfy, discharge, assume, perform and fulfill in a timely manner any and all Obligations of the Sellers existing as at and after the Closing Date and to the extent relating to the Purchased Assets, including the Assumed Environmental Matters and those Obligations more particularly described in Section 2.13(1)(A) of the Disclosure Letter

(collectively, but excluding the Retained Obligations, the “Assumed Obligations”), but, notwithstanding anything herein to the contrary, excluding: (i) the Obligations to the extent relating to the Excluded Assets, including those Obligations listed in Section 2.13(1)(B) of the Disclosure Letter; (ii) the Environmental Obligations (other than the Assumed Environmental Matters); (iii) any Obligation or Claim arising out of a breach by any of the Sellers or any of their Affiliates which occurs prior to the Closing with respect to any Permitted Lien, Owned Real Property or Leased Real Property; (iv) any Obligation with respect to or relating to indebtedness for borrowed money; (v) any Obligations with respect to any employee or former employee of any of the Sellers or any of their Affiliates (including all change of control, retention, severance, termination, entitlements under Sellers’ or the Parent Seller’s (or any of their respective Affiliates’) Benefit Plans or similar payments to any director, officer, employee or consultant of a Seller or any of its Affiliates) other than Obligations to Transferred Employees that the Purchaser is expressly agreeing to be responsible for as specifically set out in Section 10.1; (vi) any Obligations under Sellers’ Benefits Plans; (vii) any amounts owing to any of the Sellers or any of their Affiliates by any of their respective Affiliates (other than accounts payable of the Business that were incurred in the Ordinary Course and included as “Current Liabilities” in the calculation of the Working Capital, as finally determined); and (viii) any fees, costs or expenses of any financial, legal or other advisors of any Sellers or any of their respective Affiliates (clauses (i) through (viii), collectively, the “Retained Obligations”). The Sellers shall, from and after the Closing Date, continue to satisfy, discharge, assume, perform and fulfill in a timely manner any and all Obligations to the extent relating to or arising in connection with the Retained Obligations.

(2)

The Parties acknowledge and agree that the performance and discharge of the Assumed Obligations is necessary and integral to the conduct and carriage of the Business in the Ordinary Course, and further acknowledge and agree that the Assumed Environmental Matters (other than any Retained Obligations) arising from facts or circumstances existing prior to, on or after the Closing Date shall become Obligations of the Purchaser hereunder because they are future embedded costs in the Purchased Assets which are associated or physically connected with the Purchased Assets such that they cannot be separated from the ownership rights in the Purchased Asset and because such obligations are not capable of quantification as of the Closing Date and depend upon numerous facts that are not within the control of the Parties. For greater certainty, neither the existence nor the amount of any accounting reserve for asset reclamation obligations or similar matters in the financial statements or accounting records of the Parties has been of relevance to the Parties in determining the value of the Purchased Assets.

(3)

The Purchaser’s obligations under this Section 2.13 shall not be subject to set-off or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any right or alleged right to indemnification hereunder.

Section 2.14 “As-Is, Where-Is” Condition of Purchased Assets.

(1)	Except for the representations, warranties, certifications and covenants of the Sellers expressly set out in this Agreement, the Purchaser acknowledges and agrees that:

(a)	on the Closing, title to the Purchased Assets may be subject to Permitted Liens;

(b)

in entering into this Agreement, the Purchaser has relied and shall continue to rely entirely and solely upon its own inspections, investigations and analyses with respect to the Purchased Assets, and the Purchaser acknowledges that it is not relying on any information furnished by the Sellers or any other Person on behalf of or at the direction of the Sellers in connection therewith, which information has been provided solely to assist the Purchaser in undertaking its own due diligence investigations;

(c)

the Purchaser acknowledges and agrees that no statements or representations by any Person have induced or influenced the Purchaser to enter into this Agreement or to agree to any of its terms, or have been relied on in any way by the Purchaser as being accurate, or have been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Agreement or to agree to any of its terms; and

(d)

the Purchased Assets are being purchased and assumed by the Purchaser on an “as-is, where-is” basis, as of the Closing Date and without any express or implied agreement, representation or warranty of any kind whatsoever as to title, condition (including as to grading of any of the Purchased Assets, condition of any improvements located on or under any of the Purchased Assets, status and nature of any Permitted Liens, soil, subsoil, ground and surface water and environmental condition), area, suitability, timing or cost of any development proposal, availability of any approvals or nature or cost of any obligations or liabilities which shall be or may be incurred by the Purchaser in connection with any construction undertaken by it, physical characteristics, financial condition, profitability, fitness for a particular purpose, use to which the Purchased Assets may be put, zoning, nature or scope of any servicing, existence of latent defects, any environmental matter, including compliance with Environmental Laws or presence or existence of Hazardous Substances in, at, on, about, under or within any of the Purchased Assets, release or discharge of Hazardous Substances from any of the Purchased Assets into the environment, including any obligation to deal with any migration of any Hazardous Substances from any of the Purchased Assets, or as to the accuracy, currency or completeness of any information or documentation supplied or to be supplied in connection with the Purchased Assets, any outstanding requirements which have been or may in the future be issued by any Governmental Entity, in each case without any agreement, representation or warranty of any kind either express or implied (whether herein, at law or otherwise) on the part of the Seller, or any other matter whatsoever respecting the Purchased Assets and, without limiting the foregoing, any and all conditions or warranties, express or implied, pursuant to the Sale of Goods Act (Ontario) shall not apply and are hereby waived by the Purchaser.

(2)

The Sellers shall not have any obligation or responsibility to the Purchaser after the Closing with respect to any matter relating to the Purchased Assets or the condition thereof save as otherwise expressly provided in this Agreement or in the Transition Services Agreement. The provisions of this Section 2.14 shall not merge on, and shall survive, the Closing.

Section 2.15 Non-Assignable Contracts, Commitments and Permits.

(1)

Prior to and, if necessary, after the Closing, except as otherwise determined in writing by the Purchaser, the Sellers shall use their commercially reasonable efforts (other than the payment of money or assumption of obligations) to obtain any third-party consents or waivers necessary to permit the assignment to and assumption by the Purchaser of all the Permits and Contracts to be assigned to and assumed by the Purchaser pursuant to this Agreement, and the Purchaser shall provide all commercially reasonable cooperation (other than the payment of money or assumption of obligations) to the Sellers to obtain such consents and waivers as required to assign, transfer or reissue such Permits and Contracts.

(2)

Without limiting the obligations of Sellers hereunder, nothing in this Agreement shall constitute an attempted assignment of any Contract for which any requisite consent or waiver to the assignment thereof has not been obtained. To the extent permitted by applicable Law, if any requisite consent or waiver has not been obtained on or prior to the Closing, until such consent or waiver has been obtained or the termination or the expiration of such Contract, the applicable Contract shall, subject to Section 2.15(3), be held by the applicable Seller as agent for the benefit of the Purchaser, such Seller shall comply with all directions of the Purchaser with respect thereto and the Purchaser shall perform, to the extent legally permissible and reasonably practicable, the obligations of such Seller thereunder and be entitled to receive all monies becoming due and payable under and other benefits derived from such Contract immediately after receipt by such Seller, without set-off or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any other right or alleged right to indemnification hereunder. The holding as agent by the applicable Seller of any such contract shall not create a relationship of association, partnership or joint venture between such Seller and the Purchaser.

(3)

Any Contract that does not exclusively relate to the Business but primarily relates to the Business and inures to the benefit or burden of both the Business and any other business of the Sellers (including those Contracts listed in Section 2.15(3) of the Disclosure Letter) (each, a “Shared Contract”) shall constitute a Purchased Asset (only with respect to the portion of such Shared Contract to the extent related to the Business) and be assigned, transferred and conveyed to the Purchaser subject to the terms and conditions of this Agreement (including the other provisions of this Section 2.15) only with respect to (and preserving the meaning of) those parts to the extent related to the Business if it is so assignable, transferable or conveyable, or shall be appropriately amended prior to, on or after the Closing, so that the Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract to the extent related to the Business; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more third-party consents or waivers and (ii) if (A) any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such third-party consent or waiver and (B) the Purchaser is, acting reasonably, unable to enter into a new contract or an alternative commercial arrangement, then until the earlier of (1) such time as such third-party consent or waiver is obtained or a new contract or an alternative commercial arrangement is entered into, as applicable, (2) the expiration of the applicable Shared Contract in accordance with its terms and (3) twelve (12) months following the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to establish an agency type or other similar arrangement reasonably satisfactory to the Sellers and the Purchaser intended to both (x) provide the Purchaser, to the fullest extent practicable under such Shared Contract, with the claims, rights and benefits of those parts to the extent related to the Business and (y) cause the Purchaser to bear all Obligations thereunder to the extent related to the Business from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).

(4)

The Purchaser shall indemnify and hold the Sellers harmless from and against any Damages suffered or incurred by the Sellers after the Closing to the extent resulting from actions taken by the applicable Seller in accordance with an authorization, instruction or direction of the Purchaser pursuant to Section 2.15(2) or Section 2.15(3) with respect to the Contracts (that are Purchased Assets) held by such Seller as agent for the benefit of the Purchaser pursuant to Section 2.15(2) or Section 2.15(3), as applicable, except for any Damages resulting from fraud, gross negligence or wilful misconduct of the Sellers.

(5)

The Sellers shall indemnify and hold the Purchaser harmless from and against any Damages suffered or incurred by the Purchaser after the Closing to the extent resulting from actions taken by the applicable Seller contrary to, or in the absence of, an authorization, instruction or direction of the Purchaser pursuant to Section 2.15(2) or Section 2.15(3), as applicable, with respect to the Contracts (that are Purchased Assets) held by such Seller as agent for the benefit of the Purchaser pursuant to Section 2.15(2) or Section 2.15(3), as applicable, except for any Damages resulting from fraud, gross negligence or wilful misconduct of the Purchaser.

(6)

With respect to any Permits referred to in Section 2.1(1)(j) which may not be assigned, transferred or reissued to the Purchaser as contemplated hereunder at the Closing without the approval or consent of any Governmental Entity (collectively, the “Nominated Permits”), such Nominated Permits shall not be assigned or transferred pursuant to this Agreement without first obtaining all such approvals or consents required in connection with such assignment or transfer; and from the Closing until such time as all such approvals or consents are obtained and such Permits are assigned, transferred or reissued to the Purchaser as contemplated hereunder:

(a)	the Nominated Permits shall be held by the Sellers as agent for the Purchaser subject to applicable Laws;

(b)	the Purchaser shall apply for and use all commercially reasonable efforts to obtain all consents and approvals required to assign, transfer or reissue the Nominated Permits to the Purchaser;

(c)

the Sellers shall (i) act in relation to the Nominated Permits only in accordance with the written instructions and directions of the Purchaser and not otherwise, (ii) promptly transmit to the Purchaser copies of all notices, claims, demands or other communications that the Sellers may receive and that relate in any way to the Nominated Permits and (iii) cooperate with the Purchaser and take all such actions and do or cause to be done all such things at the request of the Purchaser as shall reasonably be necessary and proper in order that the value of any Nominated Permits be preserved to the benefit of the Purchaser;

(d)

the Purchaser shall indemnify and hold the Sellers harmless from and against any Damages suffered or incurred by the Sellers after the Closing to the extent resulting from actions taken by the applicable Seller in accordance with an authorization, instruction or direction of the Purchaser pursuant to Section 2.15(6)(c), except for any Damages resulting from fraud, gross negligence or wilful misconduct of the Sellers;

(e)

the Sellers shall indemnify and hold the Purchaser harmless from and against any Damages suffered or incurred by the Purchaser after the Closing to the extent resulting from actions taken by the applicable Seller contrary to, or in the absence of, an authorization, instruction or direction of the Purchaser pursuant to Section 2.15(6)(c), except for any Damages resulting from fraud, gross negligence or wilful misconduct of the Purchaser; and

(f)	the holding as agent by the Sellers of any of the Nominated Permits shall not create a relationship of association, partnership or joint venture between the Sellers and the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Sellers.

The Sellers, jointly and severally, represent and warrant as follows to the Purchaser:

(a)

Organization. Each Seller is a corporate entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full power and authority to enter into, and to perform its obligations under, this Agreement. The Sellers have made available to the Purchaser true and complete copies of the organizational documents of each Seller, in each case as amended to date and as in effect on the date of this Agreement, and none of the Sellers is in violation of, or in default under, such organizational documents in any material respect.

(b)

Authorization. Each Seller has full corporate power and authority to execute and deliver this Agreement, the Transition Services Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller, and no other corporate proceedings on the part of such Seller or its securityholders are necessary to authorize this Agreement, the Transition Services Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to limitations with respect to enforcement imposed by applicable Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought.

(c)	No Violation.

(i)

Subject to the receipt of the Regulatory Approvals, the execution and delivery by each Seller of this Agreement do not, and the performance by each Seller of this Agreement shall not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of any of the Purchased Assets pursuant to (A) any applicable Law, (B) any provision of the articles, by-laws or other constating documents of such Seller or (C) except as disclosed in Section 3.1(c)(i) of the Disclosure Letter, any Contract to which such Seller is a party, including any Contract relating to the Owned Real Property or the Leased Real Property, except, in the case of the immediately preceding clauses (A) and (C), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by each Seller of this Agreement do not, and the performance by such Seller of this Agreement shall not, result in the creation of any Lien upon any of the Purchased Assets, other than any Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)

Except for the Regulatory Approvals, if applicable, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Sellers are not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement, the Transition Services Agreement or the consummation of the transactions contemplated hereby or thereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by any Seller in connection with its execution, delivery or performance of this Agreement, the Transition Services Agreement or the consummation of the transactions contemplated hereby or thereby.

(d)	Financial Statements.

(i)

True and complete copies of the Financial Statements have been made available to the Purchaser. The Financial Statements have been prepared in accordance with GAAP (applying the applicable Accounting Principles) (except for (i) the absence of notes to the financial statements, statement of comprehensive income, statement of shareholders’ equity and statement of cash flows, (ii) their compilation on a combined and not on a consolidated basis and (iii) the application of purchase accounting in relation to the November 30, 2021 acquisition of the Parent Seller by Paper Excellence B.V. and its Affiliates) applied on a consistent basis during the respective periods and dates set forth therein unless otherwise disclosed therein. The Financial Statements fairly present in all material respects the financial condition and the revenues, expenses and results of operations of the Business during the respective periods and dates set forth therein.

(ii)

True and complete copies of the Preliminary Financial Statements, as they exist as of the date hereof, have been made available to the Purchaser. The Preliminary Financial Statements (i) have been prepared in accordance with GAAP (applying the applicable Accounting Principles) (except for (A) the absence of notes to the financial statements, statement of comprehensive income, statement of shareholders’ equity and statement of cash flows, (B) their compilation on a combined and not on a consolidated basis and (C) the application of certain elements of purchase accounting in relation to the November 30, 2021 acquisition of the Parent Seller by Paper Excellence B.V. and its Affiliates) applied on a consistent basis during the respective periods and dates set forth therein unless otherwise disclosed therein and (ii) fairly present in all material respects the financial condition and the revenues, expenses and results of operations of the Business during the respective periods and dates set forth therein; provided, however, that the Preliminary Financial Statements are subject to customary year-end audit adjustments.

(e)

Accounts Receivable. Except for matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business, the accounts receivable reflected on the Financial Statements as of September 30, 2022, the accounts receivable reflected on the Preliminary Financial Statements as of December 31, 2022 and the accounts receivable arising after December 31, 2022 (i) have arisen from bona fide transactions entered into by the Business involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona fide business transactions) in the Ordinary Course and (ii) constitute only valid, undisputed claims of the Business not subject to claims of set-off or other defences or counterclaims other than normal discounts and returns accrued in the Ordinary Course, subject, in each case of the immediately preceding clause (ii), to customary allowances for disputed accounts and other reserves included in the Financial Statements as of September 30, 2022 or in the Preliminary Financial Statements as of December 31, 2022 or arising after December 31, 2022; provided, however, with respect to the accounts receivable reflected on the Preliminary Financial Statements as of December 31, 2022, the accounts receivable reflected thereon are subject to customary year-end audit adjustments.

(f)

No Undisclosed Assumed Obligations. There are no Assumed Obligations other than Assumed Obligations that (i) are specifically disclosed, reflected and adequately reserved for on the balance sheet as of September 30, 2022 included in the Financial Statements, (ii) have been incurred since September 30, 2022 up to the date of this Agreement in the Ordinary Course (none of which is an Obligation from breach of Contract, breach of warranty, tort, infringement or misappropriation), (iii) have been incurred in connection with the transactions contemplated by this Agreement or (iv) are Obligations that are not otherwise material in amount.

(g)

Inventory. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, all Inventory (i) has been valued and specifically and adequately reserved for in accordance with GAAP (applying the applicable Accounting Principles), (ii) has been manufactured, tested and stored in compliance in all material respects with applicable Law, (iii) is free of material defects in materials, fabrication and workmanship, and (iv) is suitable for use or sale in the Ordinary Course in all material respects and in compliance in all material respects with applicable Law. The Inventory that is finished goods is in good and marketable condition and is saleable in the Ordinary Course.

(h)	Tax Matters.

(i)

Neither the Purchased Assets nor any assets of Red Lake Holdco are subject to any Liens for Taxes of the Sellers, other than Permitted Liens. There are no outstanding appeals of Taxes imposed on or with respect to the Owned Real Property and/or the Leased Real Property.

(ii)	The Canadian Seller is not a non-resident of Canada for the purposes of the Tax Act.

(iii)	The Canadian Seller is registered under Subdivision D of Division V of Part IX of the Excise Tax Act (Canada) and its registration number is 10143 8984 RT0001.

(iv)

All income and other material Tax Returns required to be filed in respect of Red Lake Holdco, the Purchased Assets, Assumed Obligations or the Business, to the extent it could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates, have been duly and timely filed (taking into account applicable extensions), and all such filed Tax Returns are true, complete and accurate in all material respects.

(v)

All income and other material Taxes due and payable in respect of Red Lake Holdco, the Purchased Assets, Assumed Obligations or the Business (whether or not shown on any Tax Return), to the extent a failure to do so could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates, have been timely paid.

(vi)

Since the date of the Financial Statements, no Seller nor any of its Affiliates has incurred a material liability for Taxes in respect of the Purchased Assets, Assumed Obligations or the Business that could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates. The Financial Statements reflect adequate accruals and reserves, in accordance with GAAP, for all material unpaid Taxes of Seller and its Affiliates in respect of the Purchased Assets, Assumed Obligations and the Business.

(vii)

There is no material Tax Contest pending or threatened in writing with respect to any Taxes or Tax Returns with respect to (A) Red Lake Holdco or, (B) to the extent it could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates, any Purchased Assets, Assumed Obligations or the Business.

(viii)

No deficiencies for any material Taxes have been threatened, claimed, proposed or assessed, in each case, in writing, against or in respect of (A) Red Lake Holdco or (B) the Purchased Assets, the Assumed Obligations or the Business, in the case of this clause (B) to the extent it could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates.

(ix)

Red Lake Holdco is not a party to or bound by any agreement or arrangement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes or Tax benefits or any similar contract or arrangement other than any contract entered into the Ordinary Course the principal subject matter of which is not Tax (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions) (a “Commercial Tax Agreement”).

(x)	Red Lake Holdco is not and has never been party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(xi)

In the last three (3) years, no claim has been made in writing by any Taxing Authority in any jurisdiction in which (A) Red Lake Holdco or (B) to the extent relating to any Purchased Assets, Assumed Obligations or the Business and to the extent such claim could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates, any Seller or any of its Affiliates, does not file Tax Returns of a particular type to the effect that such entity is or may be subject to taxation of such type by such jurisdiction. Red Lake Holdco does not have, and none of the Purchased Assets, Assumed Obligations or the Business has caused (to the extent it could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates) any Seller or any of its Affiliates to be considered to have, a permanent establishment or other place of business or taxable presence in a jurisdiction outside its jurisdiction of incorporation or organization.

(xii)

(A) Red Lake Holdco and (B) to the extent relating to the Business and to the extent a failure to do so could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates, each Seller and its Affiliates have complied in all material respects with all laws applicable to transfer pricing and have maintained adequate records to support their transfer pricing policies.

(xiii)

Red Lake Holdco has not requested and is not bound by any ruling issued to it by any Taxing Authority. None of the Purchased Assets, Assumed Obligations or the Business is subject to any ruling issued by any Taxing Authority.

(xiv)

Section 3.1(h)(xiv) of the Disclosure Letter sets forth the classification for U.S. federal income Tax purposes of each SFL Holdco, and no Seller nor any of its Affiliates has ever taken any position inconsistent with any such classification.

(xv)

There are in effect no waivers of applicable statutes of limitations with respect to material Taxes or material Tax Returns of or with respect to (A) Red Lake Holdco or (B) to the extent such waiver could affect the Purchaser or any of its Affiliates, the Purchased Assets, Assumed Obligations or the Business.

(xvi)

No failure, if any, of any Seller to duly and timely pay all Taxes, including instalments on account of Taxes for the current year, that are due and payable by them shall result in a Lien on the Purchased Assets.

(xvii)

Each of the Sellers and each of their Affiliates, to the extent relating to any Purchased Assets, Assumed Obligations or the Business and to the extent a failure to do so could create a Lien on the Purchased Assets or become a liability of the Purchaser or any of its Affiliates, has duly and timely collected all amounts on account of any retail sales or valued added Taxes, including goods and services, harmonized, Quebec sales and provincial sales Taxes required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(xviii)	The U.S. Purchased Assets are not taxable Canadian property for the purposes of the Tax Act.

(i)

Absence of Certain Changes. Except as disclosed in Section 3.1(i) of the Disclosure Letter, from December 31, 2021, (a) the Business has been conducted only in the Ordinary Course in all material respects and (b) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(j)

Litigation; Orders. Except as disclosed in Section 3.1(j) of the Disclosure Letter, there is no claim, action, suit, arbitration, litigation, dispute, mediation, proceeding, audit, investigation, hearing or inquiry, whether civil, criminal or administrative, at law or in equity, before or by any Governmental Entity or arbitrator (“Legal Proceeding”) pending or, to the knowledge of the Sellers, threatened and affecting the Business, the Purchased Assets or the Assumed Obligations that, if adversely determined, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. None of the Sellers nor the Business is subject to any Order that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(k)	SFL Holdcos.

(i)

Section 2.1(1)(k) of the Disclosure Letter sets forth a correct and complete list of all of the SFL Holdcos and the SFL Shares, together with the jurisdiction of organization of each SFL Holdco, and the number and ownership percentage of each SFL Holdco’s outstanding SFL Shares owned by the applicable Seller and, to the knowledge of the Sellers, the number and ownership percentage of each SFL Holdco’s outstanding interests owned by holders other than the applicable Seller. Red Lake Holdco has no Obligations and, to the knowledge of Sellers, the SFL Holdcos conduct no business operations, other than holding Sustainable Forest Licences.

(ii)

True and complete copies of any agreements relating to the SFL Holdcos to which the applicable Seller is a party have been made available to the Purchaser, and there are no other agreements or arrangements relating to the SFL Holdcos or the SFL Shares that could adversely affect the transfer of the SFL Shares to the Purchaser.

(iii)	The SFL Shares constitute all of the interests in the share capital or ownership interests owned by the Sellers and their Affiliates in the SFL Holdcos.

(iv)

The Canadian Seller is the registered and beneficial owner of the SFL Shares, and at the Closing the Canadian Seller shall transfer to the Purchaser good and valid title to the SFL Shares, free and clear of all Liens, other than Permitted Liens.

(v)

Red Lake Holdco is a corporate entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization. The Sellers have made available to the Purchaser true and complete copies of the organizational documents of Red Lake Holdco, as amended to date and as in effect on the date of this Agreement, and Red Lake Holdco is not in violation of, or in default under, such organizational documents in any material respect.

(l)	Permits. The Sellers hold, and the Purchased Assets include, all Permits that are required for the operation of the Business in all material respects as currently conducted.

(m)	Compliance with Laws. Except as disclosed in Section 3.1(m) of the Disclosure Letter:

(i)	since January 1, 2020, the Business has been operated in compliance in all material respects with all applicable Laws and Orders; and

(ii)

except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, since January 1, 2020, none of the Sellers or their Affiliates (including, for the avoidance of doubt, Red Lake Holdco) nor their respective directors or officers, nor, to the knowledge of the Sellers, any employee, representative, consultant or other Person acting for or on behalf of any of the Sellers or its Affiliates, with respect to the Business, engaged directly or indirectly in transactions (i) connected with any government, individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or the target of any applicable U.N., E.U., U.K. or Canadian sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. asset freeze list or (ii) prohibited by any law administered by OFAC or by any other applicable economic or trade sanctions law.

(n)

Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as disclosed in Section 3.1(n) of the Disclosure Letter,

(i)

the Business has obtained and validly holds all environmental Permits necessary to conduct the Business and to own, use and operate the Business in the Ordinary Course. All such environmental Permits are listed in Section 3.1(n)(i) of the Disclosure Letter and true and complete copies thereof have been provided to the Purchaser. All such environmental Permits are valid and are in full force and effect, there have been no violations by any Seller or the Business in the past five (5) years of any Environmental Law or environmental Permit, which violations have not been resolved or cured, and there are no Legal Proceedings pending or, to the knowledge of the Sellers, threatened to revoke any of the foregoing;

(ii)

None of the Sellers or their Subsidiaries has agreed to indemnify any third party in respect of, or otherwise contractually assumed, any material actual or potential Environmental Obligation in connection with the Business, the Owned Real Property, the Leased Real Property or the other Purchased Assets;

(iii)

no notice, Order, claim, complaint, action or penalty relating to Environmental Laws has been received, in the five (5) years immediately prior to the date of this Agreement, by any Seller or any of its Affiliates with respect to any alleged violation by or alleged liability of any Seller or any of its Affiliates under any Environmental Laws in connection with the Business, the Owned Real Property or the Leased Real Property, and, to the knowledge of the Sellers, there are no outstanding building or other open permit files affecting the Owned Real Property, the Leased Real Property or the other Purchased Assets;

(iv)

there are no pending Legal Proceedings against any Seller or any of its Affiliates alleging any non-compliance under any Environmental Laws in connection with the Business, the Owned Real Property, the Leased Real Property or the other Purchased Assets;

(v)

there has been no Contaminants present nor a Release of a Hazardous Substance, in the past five (5) years, in contravention of Environmental Laws with respect to the Business, the Purchased Assets, any Owned Real Property or, to the knowledge of the Sellers, Leased Real Property, and neither any of the Sellers nor the Business has in the past five (5) years received a notice that any Owned Real Property or Leased Real Property (including soils, groundwater, surface water, buildings and other structures located on any such Owned Real Property or Leased Real Property) has been contaminated with any Hazardous Substance which would reasonably be expected to result in a claim against, or a material violation of Environmental Laws, or terms of any Permit by, any Seller or the Business. No current conditions exist with respect to any of the Owned Real Property or, to the knowledge of the Sellers, Leased Real Property that would reasonably be expected to result in an obligation of any Seller or the Business to investigate or remediate such conditions under Environmental Law; and

(vi)

all material reports and documents relating to the environmental matters prepared during the past five (5) years and affecting the Business, the Owned Real Property, the Leased Real Property or the other Purchased Assets which are in the possession or under the control of any Seller have been made available to the Purchaser.

(o)

First Nations. Except as disclosed in Section 3.1(o) of the Disclosure Letter, no Seller nor any of its Affiliates has received notice that the Business or the Purchased Assets are subject to any, and, to the knowledge of the Sellers, there are no current or pending unresolved First Nations’ Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)	Employee Benefits.

(i)

Section 3.1(p)(i) of the Disclosure Letter contains a true and complete list of each Business Benefit Plan as of the date hereof and identifies which Business Benefit Plans apply to Affected Non-Unionized Employees and Affected Unionized Employees. The Sellers have made available to the Purchaser copies of (A) each Business Benefit Plan for Affected Non-Unionized Employees (or, with respect to any unwritten Business Benefit Plan for Affected Non-Unionized Employees, a written description thereof), (B) each Business Benefit Plan for Affected Unionized Employees (or, with respect to any unwritten Business Benefit Plan for Affected Unionized Employees, a written description thereof), (C) the most recent summary plan description, if any, required under applicable Laws with respect to such Business Benefit Plan and (D) a form of annual member statement from Sellers’ Union RPP for the most recently completed plan year.

(ii)	Each Business Benefit Plan has been established, operated and administered in all material respects in compliance with its terms, applicable Collective Bargaining Agreements, and applicable Laws.

(iii)

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no actions, suits, grievances, audits or investigations by any Governmental Entity or claims by Employees (except routine claims for benefits payable under the Business Benefit Plans) pending or, to the knowledge of the Sellers, threatened against the Sellers in respect of any Business Benefit Plan or the administration or application of any Business Benefit Plans by the Seller.

(iv)

There are no Obligations of the Sellers in respect of the Employees to a multi-employer pension plan or a multi-employer benefit plan, except contribution Obligations as are set out in Collective Bargaining Agreements made available to the Purchaser.

(v)

Section 3.1(p)(v) of the Disclosure Letter lists each Business Benefit Plan that provides health insurance, extended health, life insurance or death benefits for the benefit of (A) Affected Unionized Employees and Affected Non-Unionized Employees following their retirement or termination of service from the Seller or (B) former employees of the applicable Seller that were employed in the Business, and separately identifies whether each such Business Benefit Plan is for the benefit of Affected Unionized Employees or Affected Non-Unionized Employees and whether the cost or premiums payable in respect of such benefit coverage is paid for by the applicable Seller or by eligible Employees or former employees of the Seller, as applicable.

(vi)

Except as disclosed in Section 3.1(p)(vi) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or as a conjunctive condition in connection with any other event) (A) entitle any Transferred Employee to any payment or benefit, or result in the funding of any such payment or benefit, under any Business Benefit Plan or (B) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits payable to any Transferred Employees under any Business Benefit Plan.

(vii)

Except as permitted by the Business Benefit Plans, their applicable funding agreements and applicable Laws, there have been no withdrawal of assets or other amounts from any of the Business Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Business Benefit Plans.

(q)	Labour and Employee Matters.

(i)

Section 3.1(q) of the Disclosure Letter sets forth a true and complete list of each labour agreement, collective bargaining agreement, work rule or letter of agreement or understanding, memorandum of settlement or agreement with any labour union, labour organization, works council, employee association, group of employees or employee and relating to the Business (each, a “Collective Bargaining Agreement”). Copies of the Collective Bargaining Agreements have been made available to the Purchaser. Except as set out in Section 3.1(q) of the Disclosure Letter, no Collective Bargaining Agreement is currently being negotiated or is currently subject to negotiation or renegotiation with respect to any employees of the Business. Except under the Collective Bargaining Agreements set out in Section 3.1(q) of the Disclosure Letter, no union, labour organization, works council, employee association, group of employees or employee has bargaining rights in respect of the Business or any Employees. No Seller nor any of its Affiliates is in material violation of any Collective Bargaining Agreement with respect to the Business.

(ii)

With respect to the Business: (A) there are no applications for certification or, to the knowledge of the Sellers, threatened or apparent union-organizing campaigns for Employees not covered under a Collective Bargaining Agreement; (B) there are no current or, to the knowledge of the Sellers, threatened strikes, slowdowns, stoppages, walkouts, lockouts or other labour-related disputes; (C) there are no complaints of unfair labour practice, charges, grievances, arbitration proceedings or appeals of such matters (other than routine individual grievances); and (D) there are no successor or related employer applications.

(iii)

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Sellers and their Affiliates are in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, vacation, overtime, labour relations, collective bargaining, unfair labour practices, human rights, privacy, immigration, employment standards, accessibility, workers compensation, occupational health and safety and pay equity.

(r)	Employees.

(i)

No Seller nor any of its Affiliates has any written employment Contracts relating to the Business with any Person except as disclosed in Section 3.1(r)(i) of the Disclosure Letter, and copies of all of such contracts have been provided to the Purchaser. There are no employment contracts which are not terminable on the giving of reasonable notice in accordance with Laws. To the knowledge of the Sellers, no executive employed in the Business has any plans to terminate employment.

(ii)

Section 3.1(r)(ii) of the Disclosure Letter sets out, as of the date hereof, a list of all consultants and independent contractors providing services to each Seller relating to the Business, including thereon their name, their position, their date of engagement and their current fee. All consultants and independent contractors providing services to each Seller in respect of the Business have been properly classified in accordance with applicable Laws, and no Seller nor any of its Affiliates has received any notice disputing such classification.

(iii)

To the knowledge of the Sellers, nothing has occurred which might reasonably lead to a Legal Proceeding under any employment Laws. Each Seller has complied in all respects with any orders issued under any occupational health and safety legislation. There are no appeals of any orders under any occupational health and safety legislation relating to the Business which are currently outstanding. There have been no critical injuries or fatalities in relation to the Business in the past 3 years. All current assessments under workers’ compensation legislation in relation to the Business have been paid or accrued by the applicable Seller. The Business has not been and is not subject to any additional or penalty assessment under such legislation which has not been paid and has not been given notice of any audit. Each Seller’s accident cost experience is such that there are no pending nor, to the knowledge of the Sellers, potential assessments, experience rating charges or Legal Proceedings which could adversely affect the applicable Seller’s premium payments or accident cost experience or result in any additional payments in connection with the Business.

(iv)	Section 3.1(r)(iv) of the Disclosure Letter sets out (redacted to comply with Privacy Laws, as needed):

(A)	the names of all Employees;

(B)	their position or title;

(C)	their status (such as full-time, part-time, temporary, casual, seasonal, co-op student, etc.) and whether they are eligible for overtime or not;

(D)	their total annual remuneration, including a breakdown of salary and bonus, profit sharing plan, short-term incentive plan or other incentive compensation, if any;

(E)	their annual vacation entitlement and total accrual;

(F)	whether the Employee is a member of a collective bargaining union or agency and subject to a Collective Bargaining Agreement;

(G)

their total length of employment, including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied) benefit entitlement or pension entitlement; and

(H)	whether any Employees are on any approved or statutory leave of absence and, if so, the reason for such absence and the expected date of return.

(s)	Intellectual Property.

(i)

Section 2.1(1)(l) of the Disclosure Letter sets forth a true and complete list of all registered Owned Intellectual Property Rights, including the trademarks and trade names constituting part of the Owned Intellectual Property Rights, and any relevant identifying information, including the title, registered owner, applicant, reference number, application or issuance date, and jurisdiction of application or issuance and any other particulars of all registrations and applications for registration, in each case in respect of Owned Intellectual Property Rights.

(ii)

Each Seller is the sole and exclusive owner of all of the Owned Intellectual Property Rights, free and clear of any and all Liens other than Permitted Liens. Upon and after the Closing, all Owned Intellectual Property Rights shall be fully transferable, alienable and licensable by each Seller, as applicable, without material restriction and without payment of any kind to any third party to the same extent that such Owned Intellectual Property Rights were transferable, alienable and licensable by each of them immediately prior to Closing. Except as set forth in Section 3.1(s)(ii) of the Disclosure Letter, none of the Sellers, the Sellers’ Affiliates or the Business have transferred to any other Person full or partial ownership of, or granted any exclusive license with respect to, any material Business Intellectual Property Rights that but for such transfer or grant would be Owned Intellectual Property Rights.

(iii)

The Sellers and the Business have the rights to use all Licensed Intellectual Property Rights in the conduct of the Business in accordance with the terms pursuant to which they are licensed. True and complete copies of all agreements whereby any rights in any of the Business Intellectual Property Rights have been granted or licensed to the applicable Seller or the Business have been provided to the Purchaser, with the exception of any agreement relating to generally available commercial off-the-shelf software. All such agreements are in good standing and in full force and effect, and no royalty or other fee is required to be paid by any Seller or the Business to any other Person in respect of the use of any of the Business Intellectual Property Rights.

(iv)

To the knowledge of the Sellers, there is no infringement or misappropriation by others of the Owned Intellectual Property Rights in a manner that would reasonably be expected to be material to the Business.

(v)

To the knowledge of the Sellers: (A) the use of the Business Intellectual Property Rights in the conduct of the Business as currently conducted does not infringe on or misappropriate any Intellectual Property Rights of any other Person in a manner that would reasonably be expected to be material to the Business; and (B) no Person is infringing on or misappropriating any of the Owned Intellectual Property Rights. To the knowledge of the Sellers, the consummation of the transactions contemplated hereby shall not impair any rights of any Seller to or under any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(vi)

Except as would not be material to the Business, no claims with respect to the Business Intellectual Property Rights are pending against any Seller or any Affiliate thereof or, to the knowledge of the Sellers, threatened in writing by any Person, which: (A) assert that the manufacture, performance, sale or use of any product, process or service as now used or offered by any Seller in the course of its conduct of the Business infringes on or misappropriates any Intellectual Property Rights of any Person; or (B) in respect of the Owned Intellectual Property Rights only, challenges the ownership, validity, enforceability or effectiveness of any Owned Intellectual Property Rights.

(vii)

As between the Business, on the one hand, and the Sellers and their Affiliates (other than the Business), on the other hand, following the Closing and subject to Section 5.9, the Purchaser and its Affiliates shall, exclusively own all Business Intellectual Property Rights related to, practiced by, used in, or necessary for the operation of, as applicable, the Business as currently operated and as reasonably contemplated to be operated. Except as set forth in Section 3.1(s)(vii) of the Disclosure Letter and subject to Section 5.9, following the Closing, there shall be no licenses or other agreements between the applicable licensor, on the one hand, and the Sellers or their Affiliates, on the other hand, under which the Sellers or their Affiliates shall have any licenses or be granted any rights, including legal or equitable rights, to any Business Intellectual Property Rights.

(viii)

Except as set forth on Section 3.1(s)(viii) of the Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby shall, with or without notice or the lapse of time, result in: (i) a loss of, or Lien on, any Business Intellectual Property Rights; (ii) a loss by any Seller of a license to any Licensed Intellectual Property Rights granted pursuant to a Contract with any Seller or any of its Subsidiaries; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business Intellectual Property Rights that would not have been granted but for the consummation of the transactions contemplated hereby; or (iv) any Sellers or any of its Affiliates, granting any license or other right to any Person of any Business Intellectual Property Rights owned by any Seller or its Affiliates.

(ix)

Except as disclosed in Section 3.1(s)(ix) of the Disclosure Letter, there are no restrictions on the ability of any Seller to use and exploit all rights in the Owned Intellectual Property Rights. All statements contained in all applications for registration of the Owned Intellectual Property Rights were true and correct in all material respects as of the date of such applications. Except as disclosed in Section 3.1(s)(ix) of the Disclosure Letter, each of the trademarks and trade names included in the Business Intellectual Property Rights is in use.

(t)	Privacy.

(i)

With respect to the Business, the Sellers are, and have at all times been, in compliance, in all material respects, with Privacy Laws, as well as all Contracts, notices, consents, corporate policies and other commitments applicable to the Processing of Personal Information by the Sellers. All Personal Information provided to the Purchaser in connection with the transactions contemplated by this Agreement, and the manner in which such Personal Information has been obtained and provided to the Purchaser, has been provided and obtained in compliance with Privacy Laws and with all other obligations and commitments noted in the immediately preceding sentence. All notices, consents and other authority required by Privacy Laws or Contracts related to the Sellers’ Processing of Personal Information in connection with the conduct of the Business (including disclosure to affiliates of the Sellers) have been given or obtained in accordance with all applicable Laws in all material respects and are sufficient for the continued conduct of the Business in substantially the same manner as conducted prior to the Closing.

(ii)

With respect to the Business, the Sellers have implemented and adhered to reasonable technical, administrative, physical, operational and organizational measures appropriate to the sensitivity of the Personal Information Processed by the Sellers required to comply with applicable Privacy Laws and Contracts. The Sellers have measures that are appropriately designed to protect and maintain against any Breach of

Security Safeguards. Copies of all material written reports of third-party vulnerability testing, risk assessment and external audits of the Business IT Assets conducted within five (5) years prior to the date of this Agreement have been provided to the Purchaser. There have been no material Breaches of Security Safeguards by any Seller. There are no claims, Orders, undertakings, compliance agreements entered into, or investigations by any Governmental Entity, relating to any conduct in connection with compliance with Privacy Laws or Anti-Spam Laws by the Sellers, the Processing of Personal Information by or on behalf of the Sellers, a Breach of Security Safeguards, or the privacy policies or practices of the Sellers in connection with the Business.

(iii)	With respect to the Business, the Sellers are, and have at all times been, in compliance, in all material respects, with Anti-Spam Laws.

(iv)

With respect to the Business, the Sellers have lawful authority for (A) the Processing of Personal Information in compliance with Privacy Laws and (B) the sending of commercial electronic messages, installing of computer programs or altering of transmission data in compliance with Anti-Spam Laws and Privacy Laws, and, in each case, to the extent required under applicable Privacy Laws or Anti-Spam Laws, as applicable, the Sellers and the Business have retained accurate and complete information and records upon which to ground such lawful authority.

(u)

Customers and Suppliers. Section 3.1(u) of the Disclosure Letter sets forth a true and complete list of the top ten (10) customers of the Business (the “Top Customers”), the top ten (10) fibre suppliers of the Business (the “Top Fibre Suppliers”) and the top five (5) non-fibre suppliers of the Business (the “Top Non-Fibre Suppliers”, and together with the Top Fibre Suppliers, the “Top Suppliers”) by dollar volume of sales and purchases, respectively, during the twelve (12)-month period ending on December 31, 2022. No Seller nor any of its Affiliates has received any notice from any Top Supplier to the effect that such supplier shall stop, materially decrease the rate of, or materially change the material terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise). No Seller nor any of its Affiliates has received any notice from any Top Customer to the effect that such customer shall stop, or materially decrease the rate of, purchasing services or products of the Business (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

(v)	Material Contracts.

(i)

Section 3.1(v)(i) of the Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date of this Agreement. The Sellers have delivered to the Purchaser true, complete and accurate copies of each Material Contract, including all amendments, supplements and material statements of work and “side letters” related thereto. For purposes of this Agreement, “Material Contract” means each Contract entered into primarily with respect to the Business and to which the applicable Seller is a party or by which any of the Purchased Assets is bound that:

(A)	is a Contract with a Top Customer;

(B)	is a Contract with a Top Supplier;

(C)	is a Contract between a Seller and an SFL HoldCo;

(D)

involves or would reasonably be expected to involve aggregate payments by or to the Business in excess of $750,000 annually, except for (1) sales orders and purchase orders for products and raw materials under existing master purchase agreements to operate the Business entered into in the Ordinary Course and (2) any Contract which is terminable on ninety (90) days or less notice without payment or continuing obligation;

(E)

provides for or otherwise relates to joint venture, profit-sharing (or loss- or revenue sharing), partnership, strategic alliance, collaboration, co-promotion, commercialization, research, development or similar arrangements;

(F)

is a Contract that (1) limits the freedom of the Business to engage in any line of business or to compete with any Person in any area or that would so limit the freedom of the Purchaser or its Affiliates or the Business after the Closing, (2) grants any right or first offer, right of first refusal, “most favoured nation”, right of first offer or similar right to a third party with respect to any assets, rights, products, services or properties of the Business, (3) contains exclusivity obligations or restrictions binding on the Business or (4) contains covenants not to hire or solicit potential employees, consultants or independent contractors;

(G)

constitutes or provides for Liens (other than Permitted Liens), indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of any Seller or any of its Affiliates or commitments for the borrowing by any Seller or any of its Affiliates with an outstanding payable amount in excess of $500,000;

(H)	provides for reserve production capacity or a call or option in production;

(I)	provides for the guarantee of obligations of any Person other than the Sellers (other than Ordinary Course endorsements for collection) in excess of $750,000;

(J)	is a Contract with respect to Business Intellectual Property Rights (other than the license of commercially available software) that is material to the Business;

(K)

requires any Seller to make any advance, extension of credit or capital contribution to, or other investment in, any Person, other than Contracts providing for short-term extensions of credit to customers in the Ordinary Course;

(L)

has been entered into in the past twelve (12) months or in respect of which the applicable transaction has not yet been consummated and relating to (1) the purchase or acquisition of a business or operating assets or (2) sale, transfer or other disposition of a business or operating assets or real, immovable, movable or personal property, in each case, (x) to be used in the conduct of the Business by any Seller for an aggregate consideration of more than $750,000 or (y) under which the Business has any material ongoing obligations, including any remaining obligations to pay any consideration with respect thereto, including “earn out,” contingent purchase price or similar contingent payment obligations, notes payable, royalty payments and any other similar obligations, instruments or payments;

(M)	is a financial risk management Contract, such as a currency, commodity, interest or equity related hedge or derivative Contract;

(N)	materially impacts any Seller’s rights relating to Tenures;

(O)	is a Contract that if terminated or if ceased to be in effect, would reasonably be expected to be material to the Business;

(P)

is a non-competition or non-solicitation Contract with any current or former officer or employee or independent contractor of any Seller or its Affiliates who provides or has provided services wholly or primarily to or on behalf of the Business and whose total annual cash compensation for the last completed fiscal year is at least $100,000;

(Q)

is a sales, distribution, agency or other similar Contract providing for the sale by the Business of materials, supplies, goods, services or other assets under which aggregate payments in excess of $750,000 were made to the Business during the last twelve (12) months;

(R)	is a Real Property Lease;

(S)	is a Contract that provides for an encroachment, overlap, overhang, servitude or easement with respect to real property and which is material to the Business;

(T)

is a Contract with a customer or a supplier of the Business that contains a fixed price, a variable price based on volumes, a price floor or ceiling or other restrictions on the ability to change the fees for any products or services after December 31, 2022;

(U)	is a Contract with a supplier of wood or wood chips with payments by the Business in excess of $750,000 annually;

(V)

is a Contract pursuant to which any third Person primarily provides to the Business (1) information technology, such as data centre and hosting services or (2) support or maintenance for software material, in each case of the immediately preceding clause (1) and (2), that involved aggregate annual or one-time payments in excess of $750,000;

(W)	is any Contract (including any Orders) with any Governmental Entity, other than commercial contracts entered into in the Ordinary Course; or

(X)

is a Contract or a group of Contracts (1) involving any individual capital expenditure in excess of $500,000 during the last twelve (12) months or (2) involving a remaining commitment by the Business to pay any individual capital expenditure or series of related capital expenditures in excess of $500,000.

(ii)

Each Material Contract is valid and binding on the applicable Seller and, to the knowledge of the Sellers, each other party thereto, and is in full force and effect. The applicable Seller is not in material breach or material default under any Material Contract, nor does the applicable Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of the Sellers, there is no material breach or material default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto. The applicable Seller has not received any written or, to the knowledge of such Seller, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify such Contract or otherwise terminate its relationship with the applicable Seller, and, to the knowledge of such Seller, no such action has been threatened.

(w)

Sufficiency of Assets. Immediately following the Closing, taking into account and giving effect to the services to be provided under the Transition Services Agreement, the Purchased Assets shall constitute all of the assets, properties and other rights necessary to conduct the Business immediately following the Closing in substantially the same manner as conducted as of the date of this Agreement and as of immediately prior to the Closing.

(x)	Title to Assets. The Sellers are the owners of the Purchased Assets with good and marketable title thereto, free and clear of all Liens, other than Permitted Liens.

(y)	Real Property.

(i)

Except as would not be material to the Business, the applicable Seller is the sole registered and beneficial owner of, and has sole and exclusive good and marketable title to, each freehold property set forth in Section 3.1(y)(i) of the Disclosure Letter, which provides the legal descriptions thereof, or in respect of such real property interests which are not owned in fee simple, a description of the interests (such owned properties collectively, the “Owned Real Property”), free and clear of all

Liens, other than Permitted Liens. The leasehold or other interests in each lease, sublease and other agreement, easement, right of way or servitude under which the applicable Seller uses or occupies or has the right to use or occupy leasehold property are set forth in Section 3.1(y)(i) of the Disclosure Letter (such properties subject to a lease, sublease or other agreement, easement, right of way or servitude collectively, the “Leased Real Property”, and such leases, subleases and other agreements collectively, the “Real Property Leases”). The applicable Seller is the sole tenant of the Leased Real Property pursuant to the Real Property Leases and such interest as tenant under the Real Property Leases is free and clear of Liens other than Permitted Liens. The Real Property Leases and all easements referred to in Section 3.1(y)(i) of the Disclosure Letter are valid and binding on the applicable Seller and, to the knowledge of such Seller, each other party thereto, and are unexpired and in full force and effect. The applicable Seller or its Affiliates is not in material breach or material default under any Real Property Lease, any of the easements referred to in Section 3.1(y)(i) of the Disclosure Letter or any Permitted Lien encumbering the Owned Real Property or the Leased Real Property, nor does such Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in a breach or default. To the knowledge of the Sellers, there is no material breach or material default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto.

(ii)

Except as would not be material to the Business, there are no leases, subleases, licenses, rights or other agreements affecting the Owned Real Property or the Leased Real Property. Except as would not be material to the Business, the applicable Seller is currently not subleasing, licensing or otherwise granting any Person the right to use or occupy any portion of the Owned Real Property or the Leased Real Property. There are no outstanding options or rights of first refusal in favour of any Person to purchase any Owned Real Property or any Leased Real Property or any portion thereof or an interest therein.

(iii)

Except as disclosed in Section 3.1(y)(iii) of the Disclosure Letter, no Seller nor any of its Affiliates owns, holds, has granted or is obligated under any agreement, option, right of first offer, right of first refusal, contract or commitment to sell, transfer, lease, license, acquire or otherwise dispose of the Owned Real Property or the Leased Real Property, or any material portion thereof or interest therein;

(iv)

Except as disclosed in Section 3.1(y)(iv) of the Disclosure Letter, no Seller nor any of its Affiliates has granted any leases, licences, rights of occupation or any other similar rights to any Person in relation to the Owned Real Property or the Leased Real Property or any portion thereof;

(v)

Except as set out in Section 3.1(y)(v) of the Disclosure Letter, no material alteration, repair, improvement or other work has been ordered, directed or requested by any Seller or its Affiliates or any Governmental Entity to be done or performed to or in respect of the Owned Real Property or the Leased Real Property, which material alteration, repair, improvement or other work has not been completed;

(vi)

No part of the Owned Real Property or the Leased Real Property has been taken or expropriated by any competent Governmental Entity nor has any notice or proceeding in such respect been received or commenced; and

(vii)

The Business has adequate and non-cancelable (by Persons other than the Business) rights of ingress and egress into each of the Owned Real Property or the Leased Real Property for the operation of the Business in the Ordinary Course.

(viii)

No Seller nor any of its Affiliates holds any interest in any land abutting the Owned Real Property or the Leased Real Property either by way of fee or equity of redemption in, or a power or right to grant, assign or exercise a power of appointment with respect to any abutting land.

(ix)

The only real property interests necessary for the ownership and operation of the Dryden Mill are the real property interests comprising the Owned Real Property and the Leased Real Property. The non-operating stud mill adjacent to the Dryden Mill, although forming part of the Owned Real Property, is not necessary for the ownership and operation of the Dryden Mill or the operation of the Business in the Ordinary Course, and, to the knowledge of the Sellers, the Sellers have not received any notice of a Claim in respect of all or any part of the structure comprising the stud mill, including for its removal or relocation. Except in respect of the aforesaid stud mill, to the knowledge of the Sellers, (A) the Sellers’ operation of the Owned Real Property and the Leased Real Property and any improvements thereon do not encroach upon or otherwise violate the rights of any adjacent properties or any third parties and (B) no improvement on any adjacent property or any property belonging to any third party, and no action by any third party, encroaches upon the Sellers’ rights to use and occupy the Owed Real Property and the Leased Real Property and the improvements thereon.

(x)

The Owned Real Property and the Leased Real Property comprise all of the lands owned or leased by the Sellers or any of their Affiliates within the boundaries of the Town of Dryden and the District of Kenora.

(xi)

The applicable Seller is the sole holder of the licenses of occupation and the land use permits set forth in Section 3.1(y)(xi) of the Disclosure Letter, each of which are valid and binding on the applicable Seller and each other party thereto and are in good standing, unexpired and in full force and effect.

(z)	Tenures.

(i)

Other than immaterial claims, no Seller nor any of its Affiliates has received any notice of breach of the Tenures, any of the timber cutting rights or permits or operating or development plans issued or filed pursuant to any of the Tenures other than breaches which individually or in the aggregate would not be material to the Business.

(ii)

No Seller nor any of its Affiliates has received notice from any Governmental Entity with respect to any matter that would have the effect of reducing or impairing, in each case in any material respect, or suspending or terminating any of the Tenures or any rights or privileges attached thereto after the date of this Agreement.

(aa)	Anti-Corruption; Sanctions; Export Control.

(i)

Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, in the past five (5) years, (A) each Seller, its Affiliates or any of its respective officers or directors, or, to the knowledge of the Sellers, any of their respective employees, consultants or independent contractors has been and is in compliance with all applicable anti-bribery or anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the Corruption of Foreign Public Officials Act (Canada) (all such Laws, “Anticorruption Laws”); and (B) none of the Sellers nor, to the knowledge of the Sellers, any director, officer, employee or agent of such Seller has, directly or indirectly, (1) used any funds of any Seller for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (2) made any unlawful payment, loan or benefit of any kind to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of any Seller, (3) made any unlawful payments or gifts to any governmental officials out of funds of any Seller (but excluding payments to governmental agencies in amounts legally due and owing by any Seller), (4) established or maintained any unlawful fund of monies or other assets of any Seller, (5) made any fraudulent entry on the books or records of any Seller or (6) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to obtain favourable treatment in securing business for any Seller, to obtain special concessions for such Seller, to pay for favourable treatment for business secured or to pay for special concessions already obtained for such Seller.

(ii)

Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, in the past five (5) years, none of the Sellers nor, to the knowledge of the Sellers, any director, officer, employee or agent of such Seller has violated or operated in non-compliance with any applicable provisions of U.N., U.S., E.U., U.K. or Canadian economic sanctions and export control laws, including United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Regulations and all economic sanctions, import and export control, controlled goods, customs, and anti-boycott laws, including those administered by the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United States Department of the Treasury, the Office of Foreign Assets Control, Global Affairs Canada, the Canada Border Services Agency, the Royal Canadian Mounted Police or any other applicable Governmental Entity and other applicable export laws of the countries where it conducts business or provides or offers services (collectively, the “Sanctions Laws”).

(iii)	In the past five (5) years:

(A)

none of the Sellers’, their respective Affiliates nor any of their or their respective Affiliates’ officers, directors, employees, distributors, agents or any other Person acting on behalf of any Seller, its Affiliates or the Business, (1) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury; (2) has been convicted of or charged with a felony relating to money laundering; (3) and to the knowledge of the Sellers, is under investigation by any Governmental Entity for money laundering; or (4) to the knowledge of the Sellers, is subject to any pending or threatened (in writing) investigations or claims related to Sanctions Laws;

(B)	to the knowledge of the Sellers, the Business has been in compliance in all material respects with the terms of such applicable export licenses, registrations, approvals or other authorizations;

(C)

none of the Sellers nor any of its Affiliates have received any written, or, to the knowledge of the Sellers, oral communication alleging that the Business, any Seller or any of its Affiliates or representatives are not or may not be in compliance with, or have or may have any Obligation under, any such applicable export licenses, registrations or other approvals; and

(D)

there are no pending or, to the knowledge of the Sellers, threatened claims against, or audits or investigations of, the Business with respect to such export licenses, registrations or other approvals.

(bb)

Affiliate Transactions. Except as set forth on Section 3.1(bb) of the Disclosure Letter, no Affiliate of any Seller, or any officer, director or employee of any Seller or, to the knowledge of the Sellers, any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual owns any beneficial interest, (i) is a party to any Contract (other than with respect to any officer, director or employee of any Seller or any of its Affiliates, any employment-related or similar arrangements) with any Seller or any of its Affiliates with respect to the Business, (ii) has any interest in any assets or property used by any Seller or any of its Affiliates with respect to the Business or (iii) is a party to any Affiliate Arrangement.

(cc)

Insurance. All insurance policies maintained by the Sellers which primarily relate to the Business (collectively, the “Insurance Policies”) as of the date of this Agreement have been made available to the Purchaser. Each Insurance Policy is in full force and effect and is in good standing and are underwritten by reputable insurers. The aggregate coverages provided by the insurance policies of the Business are customary and reasonable, in both scope and amount, in light of the risk attendant to the Business and for businesses or companies of similar size in the industries and locations in which the Business operates. No Seller nor any of its Affiliates has received notice of default under any of the Insurance Policies or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or rejection of any claim with respect to any such policy.

(dd)

No Finder’s Fee. No Seller nor any of its Affiliates has taken, and agrees that no Seller nor any of its Affiliates shall take, any action that would cause the Purchaser or any of its Affiliates to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment, including in relation to the engagement of BMO Nesbitt Burns Inc. by the Sellers.

Section 3.2 Disclaimer of Other Representations and Warranties.

The representations and warranties set forth in this Article 3 are the only representations and warranties made by the Sellers with respect to the Purchased Assets, the Sellers, the Business or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Article 3, (a) the Sellers make no other representation or warranty concerning (i) the Purchased Assets, the Sellers, the Business or any other matter relating to the transactions contemplated by this Agreement or (ii) the probable success or profitability of the Business after the Closing, and (b) other than the indemnification obligations set forth in Article 9 and other than in the case of fraud or fraudulent misrepresentation, none of the Sellers, their Affiliates and their respective officers, directors, employees, agents, representatives and shareholders shall have, or shall be subject to, any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser or its Affiliates or any of their representatives of, or the Purchaser’s use of, any information relating to the Sellers or the Business. In connection with the transactions contemplated hereby, the Purchaser has been represented by, and consulted with, legal counsel of its choice and the Purchaser and such counsel have read this Agreement and have been given time to consider this Agreement, understand this Agreement, and, after such consideration and with such understanding, the Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 3.2 and Section 9.9.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as follows to the Sellers:

(a)

Organization. The Purchaser is a Person duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full power and authority to enter into and to perform its obligations under this Agreement.

(b)

Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings on the part of the Purchaser or its securityholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by each Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to limitations with respect to enforcement imposed by applicable Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought.

(c)	No Violation.

(i)

Subject to the receipt of the Regulatory Approvals, the execution and delivery by the Purchaser of this Agreement do not, and the performance by the Purchaser of this Agreement shall not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of any properties or assets of the Purchaser pursuant to (A) any applicable Laws, (B) any provision of the articles, by-laws or other constating documents of the Purchaser or (C) any material Contract to which the Purchaser is a party, except, in the case of the immediately preceding clauses (A) and (C), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(ii)

Except for the Regulatory Approvals, if applicable, and except as would not reasonably be expected to prevent or materially impair or materially delay the ability of the Purchaser to consummate the transactions contemplated by this Agreement, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement, the Transition Services Agreement or the consummation of the transactions contemplated hereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Purchaser in connection with its execution, delivery or performance of this Agreement, the Transition Services Agreement or the consummation of the transactions contemplated hereby.

(d)

Financing. The Purchaser shall have available at the Closing funds sufficient to enable the Purchaser to perform its obligations hereunder, including delivering the Purchase Price, as and when contemplated by this Agreement and to pay or otherwise perform the respective obligations of the Purchaser under this Agreement and the other agreements or commitments contemplated by this Agreement, and the Purchaser shall have provided prior to the Closing to the Sellers with a confirmation of such sufficient funds to enable Purchase to consummate the Closing.

(e)	Canadian Purchaser. At the Closing, the Canadian Purchaser shall:

(i)	be resident in Canada for the purposes of the Tax Act; and

(ii)	be registered under Subdivision D of Division V of Part IX of the Excise Tax Act (Canada) and have provided the registration number to the Canadian Seller.

(f)

Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its officers or directors (in such capacity) or affecting its business or assets that, if adversely determined, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(g)

No Finder’s Fee. The Purchaser has not taken, and agrees that the Purchaser shall not take, any action that would cause the Sellers to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment.

(h)

Investment Intent. The Purchased Assets are being acquired by the Purchaser for its own account. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Assets and participation in the transactions contemplated by this Agreement, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Assets.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business Prior to Closing.

During the Interim Period, and except (a) as set forth in Section 5.1 of the Disclosure Letter, (b) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned or (c) as otherwise expressly required by applicable Law or by the terms of this Agreement, the Sellers (i) shall, and shall cause their Affiliates to, (A) conduct the Business in the Ordinary Course and (B) use commercially reasonable efforts to preserve intact the business organization and the goodwill of the Business and keep available the services of the employees of the Business and preserve the Business’s relationships with customers, suppliers, vendors, distributors, creditors, agents and others having business dealings with the Business and maintain the books, records and accounts of the Business in the Ordinary Course, (ii) other than in the Ordinary Course with respect to operational expenses and obligations incurred by the Business, shall not, and shall cause their Affiliates not to, after the Measurement Time, declare, make or pay any dividends or distributions of cash or cash equivalents or incur any Obligations or expenses, or take or fail to take any action with the intent of causing, or that would be reasonably expected to cause, the components of the Purchase Price to change were such Purchase Price calculated as of the Closing instead of as of the Measurement Time and (iii) shall not, and shall cause their Affiliates not to, to the extent related to the Business or the Purchased Assets:

(a)

other than in the Ordinary Course, terminate, cancel or permit the lapse of any insurance policies relating to the Business (unless replaced with a policy providing coverage equal to or greater than the coverage under those cancelled, terminated or lapsed for premiums of a substantially similar amount or less);

(b)

solicit or encourage any inquiries or proposals or initiate discussions or negotiations with (or fail to terminate promptly any ongoing discussions or negotiations), or provide any information to, any third party (other than the Purchaser) concerning, or enter into any transaction involving, the acquisition of all or any part of the Business;

(c)	form or incorporate any new business organization that would own any of the Purchased Assets;

(d)	adopt or propose a plan of complete or partial liquidation or a dissolution of any Seller;

(e)

amend, or approve any amendment to, the constating documents of any Seller if such amendment could reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to consummate the transactions contemplated by this Agreement;

(f)

(i) make any change in any method of accounting or accounting practice or policy used in relation to the Business, other than changes required by GAAP (applying the applicable Accounting Principles) or applicable Law, (ii) change any policies, practices or procedures with respect to working capital or cash management, accrual of revenue, collection or accrual of accounts receivable, payment or accrual of expenses, accounts payable or other Obligations in a manner inconsistent with past practice and GAAP (applying the applicable Accounting Principles), (iii) accelerate customer product delivery outside of normal purchase order practices other than at the request of a customer in the Ordinary Course or (iv) provide discounts for accelerated product delivery (other than time value of money discounts in accordance with Ordinary Course accounting policies and consistent with past practice);

(g)

except as required by (A) the terms of any Benefit Plan set forth in Section 3.1(p)(i) of the Disclosure Letter or any Collective Bargaining Agreement (other than the Collective Bargaining Agreement in the process of being negotiated on the date hereof) set forth in Section 3.1(p)(i) of the Disclosure Letter (in each case as in effect on the date hereof), (B) the terms of the Collective Bargaining Agreement in the process of being negotiated on the date hereof (solely with respect to the terms that have been disclosed by the Sellers to the Purchaser prior to the date hereof) or (C) as required by the terms of any employment Contract as in effect on the date hereof and as disclosed in Section 3.1(r)(i) of the Disclosure Letter, (i) increase the salary or wages payable or to be provided to any director, officer, employee, consultant or contractor of the Business, other than increases provided in accordance with the 5.5% annual merit and mid-year budgeted pool; (ii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of any compensation or benefits; (iii) grant any new equity-based awards (other than grants that occur as part of the Sellers’ annual performance review process in the Ordinary Course, provided that such grants will not result in any costs to the Purchaser) or amend or modify the terms of any outstanding equity-based awards (which equity-based awards, for the avoidance of doubt, will continue to be the sole responsibility of the Sellers after the Closing) other than de minimis administrative amendments; (iv) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation; (v) establish any Benefit Plan which was not in existence prior to the date of this Agreement, or amend or terminate any Benefit Plan in existence on the date of this Agreement, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise result in increased costs to the Business; (vi) pay to or for the benefit of, or agree to pay to or for the benefit of, any director, officer, Employee, consultant or contractor of the Business, any pension or retirement allowance or other benefit; (vii) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer or Employee of the Business; (viii) hire or promote any employee or engage any other service provider (who is a natural person) other than such employees or service providers who are hired in the Ordinary Course who have (or would have) an annualized base compensation less than $150,000; (ix) terminate the employment of any employee or other service provider (who is a natural person) who has an annualized base compensation in excess of $150,000, in each case, other than for cause; (x) enter into, amend or terminate any collective bargaining agreement or other labour agreement; (xi) transfer (or otherwise relocate) any employee out of the Business; or (xii) amend any of the arrangements referred to in this Section 5.1(g) in existence on the date hereof;

(h)

other than reasonable expenses required to be incurred in the Ordinary Course due to exigent circumstances in accordance with prudent industry practice, and except as set forth in the capital budget of the Business made available to the Purchaser and set forth in Section 5.1(h) of the Disclosure Letter (the “Capex Budget”), make or commit to any capital expenditures not contemplated by such budget;

(i)

other than reasonable expenses required to be incurred in the Ordinary Course due to exigent circumstances in accordance with prudent industry practice, deviate in any material respect or fail to make the expenditures at the times and in the amounts set forth in the Capex Budget;

(j)

sell, transfer, mortgage or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any Purchased Assets, except for sales of products in the Ordinary Course;

(k)

(i) enter into any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitment or other similar obligation relating to the Business, except in the Ordinary Course or (ii) sell, assign, license, transfer, lease, abandon, fail to maintain, pledge or encumber, or grant any Lien (in each case, other than a Permitted Lien) on, any Business Intellectual Property Rights;

(l)	transfer any assets that should be Purchased Assets or liabilities that should be Assumed Obligations between the Business, on the one hand, and the Sellers or their Affiliates, on the other hand;

(m)

other than renewals (consistent with the terms thereof) or commercial contracts entered into in the Ordinary Course, (i) terminate or materially amend or modify any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract or (ii) enter into any Contract that, if in effect on the date hereof, would be a Material Contract;

(n)

(i) offer or propose to settle any Legal Proceedings involving the Business in excess of $250,000 or (ii) settle or compromise any Legal Proceedings, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business other than settlements or compromises of any Legal Proceedings involving solely the payment of cash that is paid prior to the Closing in accordance with this Section 5.1(n), including, for the avoidance of doubt, any Legal Proceedings in respect of any Environmental Obligation, and in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Business;

(o)

other than accounts payable and accrued liabilities incurred in the Ordinary Course, (i) create, incur or assume any indebtedness of the Business that shall not be satisfied or discharged at or prior to the Closing, or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person relating in any way to the Business;

(p)	forgive, cancel or compromise any material debt or claim of the Business, or waive or release any right of material value to the Business;

(q)

make, change or revoke any material Tax election, amend any Tax Return in a material manner, settle or compromise any material Tax controversy or right to a material Tax refund, change any Tax accounting period, adopt or change any method of Tax accounting, surrender any right to claim a material refund of Taxes, enter into any closing agreement with a Governmental Entity with respect to Taxes, apply for any Tax ruling or waive or extend any statute of limitations in respect of Taxes, in each case, with respect to Red Lake Holdco or to the extent that taking any such action would knowingly result in an incremental Tax liability for the Purchaser or any of its Affiliates;

(r)	fail to maintain in effect all material Permits; or

(s)	agree or commit to do, or cause any act or omission that would result in, any of the foregoing.

Section 5.2 Actions to Satisfy Closing Conditions.

(1)

Subject to applicable Laws and the specific obligations in Section 5.4, Section 5.5 and Section 5.6, the Sellers shall use all commercially reasonable efforts so as to ensure compliance with all of the conditions set forth in Section 6.1.

(2)

Subject to applicable Laws and the specific obligations and limits set out in Section 5.5, the Purchaser shall use all commercially reasonable efforts so as to ensure compliance with all of the conditions set forth in Section 6.3.

Section 5.3 Confidentiality.

(1)

The Parties acknowledge having signed a confidentiality agreement dated September 6, 2022 between First Quality Enterprises, Inc. and the Canadian Seller (the “Confidentiality Agreement”). The Parties agree that the Confidentiality Agreement continues to apply and the Parties are bound by its terms; provided that, subject to applicable Law, following the date hereof, the Purchaser and its Affiliates shall be permitted to communicate regarding the transactions contemplated by this Agreement with the customers and suppliers of the Business; provided further that, to the extent practicable, any such communication shall be coordinated with the Sellers. Upon Closing, the Confidentiality Agreement shall terminate with respect to the Business (and all confidential information to the extent related to the Business) but shall remain in full force and effect to the extent of any confidential information and other obligations that do not relate to the Business. If the Closing does not occur, the Confidentiality Agreement shall remain in effect in accordance with and subject to its terms.

(2)

From and after the Closing, the Sellers shall, and shall cause their Affiliates and their respective representatives to, hold in confidence and not disclose or use any non-public information relating to the Business, provided that the foregoing restriction shall not apply to information (a) that becomes available on a non-confidential basis to the Sellers or any of their Affiliates from and after the Closing from a third-party source that is not known by the Sellers or their Affiliates to be under any obligations or duties of confidentiality with respect to such information, (b) that is in the public domain or enters into the public domain through no fault of the Sellers or any of their Affiliates or representatives, (c) to the extent used by the Sellers or their Affiliates in order to comply with the terms of this Agreement or the Transition Services Agreement or any other Contract between the Sellers or any of their Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand or (d) subject to the immediately following sentence, that the Sellers or any of their Affiliates are required by applicable Law or required or requested pursuant to legal or regulatory process to disclose. In the event that the Sellers or any of their Affiliates are required by applicable Law or required or requested pursuant to legal or regulatory process to disclose such information, the Sellers shall reasonably promptly notify the Purchaser in writing unless not permitted by applicable Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and shall use commercially reasonable efforts to cooperate with the Purchaser to preserve to the extent reasonably practicable the confidentiality of such information.

Section 5.4 Request for Consents.

Subject to applicable Laws and Section 5.5, reasonably promptly following the execution of this Agreement, the Sellers and the Purchaser shall use their commercially reasonable efforts to obtain or cause to be obtained, prior to the Closing:

(a)	all consents, approvals and waivers described in Section 6.2(c) of the Disclosure Letter; and

(b)

either (i) the consent of the Ontario Ministry of Northern Development, Mines, Natural Resources and Forestry to the deemed transfer of the Tenures granted by the Ontario Government or (ii) written comfort acceptable to the Purchaser, acting reasonably, from the Ontario Ministry of Northern Development, Mines, Natural Resources and Forestry of its intention to issue a consent to the deemed transfer of the Tenures granted by the Ontario Government.

Section 5.5 Authorizations and Regulatory Approvals.

(1)

Each of the Sellers and the Purchaser, as promptly as practicable after the execution of this Agreement, shall use its commercially reasonable efforts to make all filings with, give all notices to and cause to be done all commercially reasonable things necessary, proper or advisable to obtain all Authorizations from Governmental Entities that are necessary for the lawful completion of the transactions contemplated by this Agreement, including the Regulatory Approvals.

(2)

In the case of the Competition Act Clearance, without limiting the generality of the foregoing, within ten (10) Business Days after the date of this Agreement or such other time as may be mutually agreed by the Sellers and the Purchaser, the Purchaser shall file with the Commissioner of Competition a request for an Advance Ruling Certificate or, in the alternative, a No Action Letter. Further, if the Sellers and the Purchaser mutually agree, acting reasonably and in good faith, that such filing shall be made, each shall file, or cause to be filed, with the Commissioner of Competition their respective complete pre-merger notification forms pursuant to Section 114 of the Competition Act. In the case of the HSR Act Clearance, without limiting the generality of the foregoing, within ten (10) Business Days after the date of this Agreement or such other time as may be mutually agreed by the Sellers and the Purchaser, each of the Sellers and the Purchaser shall file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement.

(3)

All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand.

(4)	With respect to obtaining the Regulatory Approvals, each of the Sellers and the Purchaser shall:

(a)

not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other Party;

(b)

promptly notify the other Party of written or oral communications of any nature from a Governmental Entity relating to any Regulatory Approval and provide the other Party with copies thereof and provide the other Party with copies of all notices and correspondence received from any Governmental Entity;

(c)	respond as promptly as reasonably possible to any inquiries or requests received from a Governmental Entity in respect of any Regulatory Approval;

(d)

permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any filings, applications, communications (written or oral) or submissions to be submitted to any Governmental Entity and use its commercially reasonable efforts to cooperate with and assist the other Party in the preparation and making of all such filings, applications, communications (written or oral) or submissions; and

(e)

not participate in any meetings or discussions (whether in person, by phone or otherwise) with a Governmental Entity in respect of any Regulatory Approval unless it consults with the other Party in advance, provides the other Party with a summary of the matters it intends to discuss and gives the other Party the reasonable opportunity to attend and participate in such meeting or discussion to the extent permitted by such Governmental Entity. For greater certainty, the Sellers may continue to communicate with Governmental Entities independently of the Purchaser in any matter, other than in connection with this Agreement or the transactions contemplated hereby.

(5)

A Party shall not be required to provide information in its possession to the other Party, even if that information may be required in connection with the filings referred to in this Section 5.5, if that Party, acting reasonably, determines that the information is competitively sensitive. In any such case, such Party shall provide such information to the external counsel for the other Party on an “external counsel only” basis. Such information shall be provided only to the external counsel of the other Party and shall not be disclosed by such external counsel to directors, officers, employees or other agents of that Party unless express prior written permission is obtained from the source of the materials.

(6)

Notwithstanding anything to the contrary in this Agreement, in no event shall the Purchaser or any of its Affiliates be required to offer or agree to any remedy or commitment in connection with or relating to its efforts to obtain any Competition Approval or any other Regulatory Approval, including the sale, divestiture, lease, license, transfer, disposal of or other encumbrance, behavioral remedy or commitment, or the holding separate, of any assets, licenses, operations, rights, product lines, businesses or interests therein of the Purchaser, its Affiliates or the Business or any Purchased Assets.

(7)

Prior to the Closing or a termination of this Agreement, the Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the material assets of or equity in, or by any other manner, any pulp mill business or any corporation, partnership, association or other business organization or division thereof that in each case owns as its principal business a pulp mill, or otherwise acquire or agree to acquire any material assets comprising a pulp mill, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (c) increase the risk of not being able to remove any such order on appeal or otherwise or (d) delay or prevent the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 5.5(7) shall be construed to prevent the Purchaser or any of its Affiliates from buying products from any pulp mill.

(8)	The Sellers shall use their commercially reasonable efforts to obtain the Commissioner Approval.

(9)

The Purchaser shall, as promptly as practicable after the execution of this Agreement, use its commercially reasonable efforts to complete or otherwise obtain all registrations with the Independent Electricity System Operator (the “IESO”) as are held by the Sellers as of the date of this Agreement which relate to the participation of the Business in any IESO-administered markets or programs. The Sellers shall give all notices and promptly provide all information as may be required by the Purchaser or the IESO, as applicable, to assist the Purchaser in obtaining such registrations.

Section 5.6 R&W Insurance Policy.

Prior to the Closing, the Purchaser shall obtain a binder to, or a commitment to bind, a representations and warranties insurance policy to be issued at the Closing in the name of and for the benefit of the Purchaser that provides protection in respect of claims arising from any breach or inaccuracy of any representation or warranty given herein by the Sellers and that provides coverage in an amount not less than ten percent (10%) of the Purchase Price (the “R&W Insurance Policy”) and shall provide to the Sellers a true and correct copy of such binder or commitment to bind. The premium, brokerage commission and underwriting costs of the R&W Insurance Policy shall be borne by the Purchaser. The Purchaser and its Affiliates shall not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the R&W Insurance Policy provider or any other Person to subrogate or otherwise make or bring any claim or legal proceeding against the Sellers or any of their Affiliates or any past, present or future director, officer or employee or advisor of any of the foregoing based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, except in the case of bad faith, wilful misconduct, or fraud. From and after the Closing Date, the Sellers shall reasonably cooperate with the Purchaser, to the extent necessary, in connection with any claim made by the Purchaser under the R&W Insurance Policy.

Section 5.7 Access.

(1)

Subject to Section 5.8, applicable Laws and any confidentiality restrictions binding the Sellers, the Sellers shall, during the Interim Period, upon reasonable notice from the Purchaser, give, or cause their Affiliates or representatives to give, to the Purchaser and its authorized representatives reasonable access (including virtual access, if applicable), during normal business dates and hours of the Sellers and the Business, to personnel, title documents, Contracts, Owned Real Property, Leased Real Property, Real Property Leases, financial statements, policies, reports, licences, orders, Permits, Books and Records, books of account, accounting records and other documents, information and data to the extent relating to the Business in the Sellers’ possession or control.

(2)

Subject to applicable Laws and any confidentiality restrictions binding the Sellers, the Sellers shall, for a period of six (6) years following the Closing Date, upon reasonable notice from the Purchaser, for any purpose, give, or cause their Affiliates or representatives to give, to the Purchaser and its authorized representatives reasonable access (including virtual access, if applicable), during normal business dates and hours of the Sellers, to Books and Records that could not have been delivered to the Purchaser at or immediately after the Closing and that are in the Sellers’ or any of their Affiliates’ possession or control.

(3)

The exercise of any rights by or on behalf of the Purchaser under this Section 5.7 shall be carried out (a) during normal business hours in such manner as not to unreasonably interfere with the normal operation of the Business and upon the reasonable prior written request to the Sellers and (b) in compliance with the Sellers’ internal health and safety standards and policies generally applicable at the Sellers’ premises where such access rights are exercised. All requests by the Purchaser for access pursuant to this Section 5.7 shall be submitted or directed exclusively to BMO Nesbitt Burns Inc. or such other individuals as the Sellers may designate in writing from time to time.

Section 5.8 Cooperation.

(1)

Each Party shall reasonably cooperate with the other Parties and their representatives during the Interim Period, including with respect to reasonable preparation and planning, so that that the Sellers and the Purchaser are able to fully perform and receive the Services (as defined in the Transition Services Agreement) pursuant to the Transition Services Agreement.

(2)

The Purchaser shall, and shall cause its Affiliates to, reasonably cooperate with the Sellers during the Interim Period to take such actions (which shall not be required to include the payment of any money), including providing financial information, as are commercially reasonably necessary to assist the Parties to obtain third-party consents, approvals and waivers that are required to transfer the Purchased Assets and assign the Assumed Obligations to the Purchaser.

Section 5.9 Shared Intellectual Property License.

Effective as of the Closing, the Sellers, on behalf of themselves and their respective Affiliates, hereby grant to the Purchaser, its Affiliates and the Business a perpetual, irrevocable, worldwide, non-exclusive, royalty free right and license to continue using any Intellectual Property Rights which (i) are owned by the Sellers or their respective Affiliates, (ii) do not constitute part of the Purchased Assets and (iii) have been used in the Business in the twelve (12) months prior to the Closing, in the continued conduct of the Business after the Closing.

Section 5.10 Certain Tax Matters.

(1)

All amounts payable by the Purchaser to the Sellers hereunder do not include Transfer Taxes, unless specifically mentioned hereunder. The Purchaser shall be solely liable for and responsible to pay, or cause to be paid, all Transfer Taxes properly payable by a buyer under any applicable Law on the purchase by the Purchaser of the Purchased Assets under this Agreement on or before the due date for any such payments, and the Purchaser shall provide notice and evidence of any such payments to the Sellers promptly after any such payments having been made. Where Transfer Taxes payable by the Purchaser are collected by the Sellers, the Purchaser shall timely pay such Transfer Taxes to the Seller. Otherwise, the Purchaser shall timely remit such Transfer Taxes to the appropriate Governmental Entity as applicable. The Purchaser shall prepare and file any affidavits or returns required to be prepared and filed by it in connection with any applicable self-assessment of Transfer Taxes at its own cost and expense. To the extent that any Transfer Taxes are required to be paid by and are imposed upon or assessed against the Sellers under any applicable Law on or with respect to the purchase by the Purchaser of the Purchased Assets, the Purchaser shall reimburse, or cause to be reimbursed, to the Sellers such Transfer Taxes on Closing.

(2)

The Purchaser shall be entitled to any and all refunds of Duties, Tax refunds and Tax credits receivable in respect of the Purchased Assets, the Assumed Obligations, the Business or the SFL Holdcos, in each case other than such refunds or credits described in Section 2.2(e). If any Seller receives any such refunds or credits, such Seller shall pay over the amount of any such refunds or credits to the Purchaser promptly after such receipt.

Section 5.11 Cooperation on Tax Matters.

The Sellers and the Purchaser shall furnish or cause to be furnished to each other, each at its own expense, as promptly as practicable, such reasonable information and assistance, and provide additional information and explanations of any material provided, relating to the SFL Holdcos, the Purchased Assets, Assumed Obligations or the Business as is reasonably necessary for the filing of any Tax Returns, determination of liability for Taxes, for the preparation, prosecution or defence of any Tax Contest and to obtain or benefit from any Tax refund, credit or exemption. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, amended Tax Return, claim for refund, Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.12 Non-Solicitation.

For a period of two (2) years from the Closing Date, none of the Sellers or their respective Affiliates shall directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any Employee; provided that the foregoing shall not restrict (i) any general or public solicitations not specifically targeted at employees of the Business (including searches by any bona fide search firm that is not directed at such employees) or (ii) any solicitations, hiring or other actions with respect to any such Person whose employment is terminated due to such Person’s voluntary resignation more than six (6) months prior to the commencement of employment discussions between such Person and Sellers and their Affiliates.

Section 5.13 Top Customer Event.

(1)

From and after the Closing Date until December 31, 2023, and, exclusively in respect of the specific Top Customer identified in Section 5.13 of the Disclosure Letter, until December 31, 2024 (the “Relevant Period”), in the event that any Top Customer terminates such Top Customer’s purchase obligation under its Contract with the Business or purchases an amount that is 90% or less of such Top Customer’s forecasted purchase volume (calculated at the end of each calendar quarter by dividing such Top Customer’s forecasted annual purchase volume by four (4)) under such Contract from the Business for any or no reason (other than for a material breach by the Business, the Purchaser or any of its Affiliates of its obligations to such Top Customer) (a “Top Customer Event”), the Purchaser may, in its sole discretion, require the Sellers and their Affiliates, for the remainder of the Relevant Period, to purchase from the Purchaser (the “Excess Sale”), at the Market Price published one (1) month after the date of the Excess Sale, any shortfall volume resulting from such Top Customer Event; provided, however, that the Purchaser shall first use its commercially reasonable efforts to sell such shortfall volume to third parties (other than the Purchaser or any of its Affiliates) for a period of thirty (30) days from the occurrence of the Top Customer Event. In the event the Purchaser invokes its rights granted under this Section 5.13, the Purchaser shall notify the Sellers thereof within twenty (20) Business Days of a Top Customer Event and the Parties shall negotiate in good faith the terms of delivery of the Excess Sale consistent with this Section 5.13.

(2)

For the purposes of this Section 5.13 only, “Top Customers” shall mean the five (5) customers of the Business listed in Section 5.13 of the Disclosure Letter and, for the avoidance of doubt, shall exclude the Purchaser.

(3)	With respect to the covenant of the Sellers set out in Section 5.13(1) (the “Restrictive Covenant”):

(a)

the Parties acknowledge and agree that any value or amount (if any) allocated to the Restrictive Covenant on the Allocation Statement constitutes a “goodwill amount” within the meaning of paragraph 56.4(1) of the Tax Act;

(b)

the Canadian Seller and the Purchaser shall, at the Canadian Seller’s request, subject to applicable Law and administrative practice, execute and file on a timely basis and in the required manner and using a form reasonably acceptable to their respective counsel, and on the prescribed form (if and when available), an election to have paragraph 56.4(3)(b) of the Tax Act (or such similar provision as is or may be enacted) apply to the amount of the consideration attributable to the Restrictive Covenant, being the amount set out therefor in the Allocation Statement, and the Canadian Seller and the Purchaser shall prepare and file their respective Tax Returns consistent with such joint election;

(c)

if the Purchaser and the Canadian Seller subsequently mutually determine, or any Taxing Authority having jurisdiction alleges, that the Purchase Price paid to the Canadian Seller that can reasonably be regarded as attributable to the Restrictive Covenant is not the amount allocated by the Parties in the Allocation Statement, after consultation with such Taxing Authority, the Purchase Price attributable to the Restrictive Covenant will be adjusted as between the Purchase Price for the Purchased Assets and the Restrictive Covenant (the “Reallocation”). Thereafter, the Purchase Price paid to the Canadian Seller for the Purchased Assets and the Purchase Price paid to the Canadian Seller for the Restrictive Covenant will be deemed to be and always to have been the corresponding amounts under the Reallocation and the Canadian Seller and the Purchaser shall amend their elections or make such further elections as may be necessary; and

(d)

the Canadian Seller and the Purchaser shall make any required elections under corresponding provincial Laws, and the foregoing provisions of this Section 5.13(3) shall apply, the necessary changes being made, in respect thereof.

Section 5.14 Delivery of Electronic Books and Records.

The Sellers shall not be required to deliver to the Purchaser at the Closing such electronic Books and Records that (i) contain only historical information regarding the Business, (ii) are not reasonably needed for the Business to be operated by the Purchaser following the Closing, (iii) do not relate to or evidence any ownership rights in or to the Purchased Assets, (iv) are contained in electronic form, (v) are not reasonably needed for the operation of the Business or ownership of the Purchased Assets to comply with applicable Laws and (vi) are not capable of being delivered to the Purchaser using commercially reasonable efforts; provided that the Sellers shall have used, and caused their Affiliates to use, their respective commercially reasonable efforts to deliver any such Books and Records to the Purchaser at or immediately following the Closing. For a period of seven (7) years following the Closing Date, the Purchaser has the right to request the Sellers to deliver to the Purchaser any of such Books and Records not delivered at the Closing by delivering to the Sellers a notice in writing to such effect, which notice shall identify in reasonable detail the specific Books and Records that the Purchaser is requesting to deliver, in which case the Sellers shall use, and shall cause their Affiliates to use, their respective commercially reasonable efforts to deliver any such specified Books and Records to the Purchaser within a reasonable period of time.

Section 5.15 Affiliate Arrangements.

Prior to the Measurement Time, other than with respect to any intercompany accounts payable and accounts receivable of the Business that were incurred in the Ordinary Course and included as “Current Liabilities” or “Current Assets”, respectively, in the calculation of the Working Capital, as finally determined (the “Surviving Intercompany Balances and Accounts”), all intercompany balances and accounts between any of the Sellers and any of their Affiliates, on the one hand, and the Business, on the other hand, shall be settled or, to the extent permitted by Law, eliminated in such a manner that none of the Purchaser or any of its Affiliates (including, after the Closing, Red Lake Holdco) or the Business has any Obligation with respect thereto (including any Tax liability arising from the settlement or elimination thereof). Prior to the Closing, other than the Surviving Intercompany Accounts, all Affiliate Arrangements shall be terminated in such a manner that none of the Purchaser or any of its Affiliates (including, after the Closing, Red Lake Holdco) or the Business has any Obligation with respect thereto (including any Tax liability arising from the termination thereof). The Sellers shall use their commercially reasonable efforts to minimize, prior to the Measurement Time, all Surviving Intercompany Balances and Accounts.

Section 5.16 Business Insurance Policies.

Following the Closing, solely to the extent related to acts, omissions, events or circumstances occurring or existing prior to the Closing and solely to the extent relating to the Purchased Assets or the Assumed Obligations, which acts, omissions, events or circumstances are covered by any Seller’s or its Affiliates’ insurance policies (the “Business Insurance Policies”), the Sellers shall, and shall cause their respective Affiliates to, upon the Purchaser’s request, use commercially reasonable efforts to assist the Purchaser in obtaining the benefit of such insurance coverage with respect to such claims (including making claims under the Business Insurance Policies and remitting any proceeds therefrom to the Purchaser), provided that the Purchaser shall exclusively bear and shall promptly either directly pay or repay or reimburse the Sellers or their Affiliates for the costs and expenses (including any increased premiums as a result of making such claims) and for the amount of any deductibles or self-insured retentions associated with any such claims under the Business Insurance Policies.

Section 5.17 Interim Period Agreement.

The Sellers agree to the covenants and agreements set out in Section 5.17 of the Disclosure Letter.

ARTICLE 6

CONDITIONS OF CLOSING

Section 6.1 Conditions for the Mutual Benefit of the Parties.

The purchase and sale of the Purchased Assets and the assumption of the Assumed Obligations are subject to the following conditions being satisfied at or prior to the Closing, which conditions are for the mutual benefit of the Parties and may be waived, in whole or in part, to the extent permitted by applicable Law, only by all of the Parties:

(a)

Absence of Orders. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making the transactions contemplated by this Agreement illegal;

(b)	Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained;

(c)	Commissioner Approval. The Parent Seller and its Affiliates shall have received the Commissioner Approval and the Commissioner Approval shall not have been withdrawn; and

(d)	Resolute Transaction. The closing of the Resolute Transaction has occurred.

Section 6.2 Conditions for the Benefit of the Purchaser.

The purchase and sale of the Purchased Assets and the assumption of the Assumed Obligations are subject to the following conditions being satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)

Representations and Warranties. (i) The Fundamental Representations and Section 3.1(k)(v) shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of that date, and (ii) the other representations and warranties of the Sellers contained in this Agreement (excluding the Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of that date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that (A) if a representation and warranty is qualified by a materiality or Material Adverse Effect qualification, such qualification shall be disregarded for the purposes of this Section 6.2(a)(ii), and (B) if a representation and warranty speaks only as of a specific date, it only needs to be true and correct as of that date.

(b)

Performance of Covenants. The Sellers shall have fulfilled or complied, in all material respects, with all agreements, covenants and obligations contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(c)

Consents. The Sellers shall have delivered to the Purchaser all consents and waivers contemplated by Section 6.2(c) of the Disclosure Letter with respect to the transactions contemplated hereby, in each case in form and substance reasonably acceptable to the Purchaser.

(d)	Mill Reopening: The Dryden Mill shall have reopened after the Planned Mill Outage and has functioned in the Ordinary Course for at least seven (7) consecutive days prior to the Closing.

(e)

Collective Bargaining Agreement Negotiations. The Canadian Seller shall have successfully completed outstanding negotiations of, and renewed, the Collective Bargaining Agreement in the process of being negotiated on the date hereof on terms that are consistent in all material respects with the summary terms thereof that have been disclosed by the Sellers to the Purchaser prior to the date hereof.

(f)	Deliveries. The Sellers shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

(i)

certified resolutions of the board of directors of each Seller approving the entering into and completion of the transactions contemplated by this Agreement (including the transfer of the Purchased Assets to the Purchaser);

(ii)	all keys, entry devices and passcodes with respect to the Purchased Assets (including the Owned Real Property and the Leased Real Property), including combinations to any locks or vaults;

(iii)

all plans and specifications in the Sellers’ or their Affiliates possession or under their control relating to the plant, buildings, structures, erections, improvements, appurtenances and fixtures situate on or forming part of the Owned Real Property or the Leased Real Property, including all such electrical, mechanical and structural drawings related thereto as are in the possession or under the control of the Sellers and located on the Owned Real Property or the Leased Real Property, to the extent relating to the Business;

(iv)

all databases recorded or stored by means of any device, including in electronic form (but in the case of electronic Books and Records, subject to Section 5.14, only to the extent technically and commercially reasonable);

(v)

all (i) title documents, abstracts of title, deeds, surveys, leases, contracts and commitments that are Purchased Assets and (ii) certificates of trademarks and copyrights that are Purchased Assets, in each case of immediately preceding clauses (i) and (ii), that are in the possession or under the control of any of the Sellers or any of their Affiliates;

(vi)

all records of past sales, customer lists, supplier lists, payroll records, inventory data, inventory master records and accounts receivable data relating to the Business that are in the possession or under the control of any of the Sellers or any of their Affiliates (but in the case of electronic records and data, subject to Section 5.14, only to the extent technically and commercially reasonable);

(vii)

all necessary deeds, conveyances, bills of sale, discharges, assurances, transfers (and in respect of any deeds/transfers relating to the transfer of the Owned Real Property with all Planning Act statements of the Sellers and the Sellers’ solicitors completed), assignments, certificates of title, instruments of transfer and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with good and marketable title, free and clear of all Liens other than the Permitted Liens and such reasonable declarations and certifications as may be reasonably required by a reputable title insurance company in order for the Purchaser to obtain the issuance of an owner’s and lender’s title insurance policy in respect of the Owned Real Property;

(viii)	a purchase certificate under the Workplace Safety and Insurance Act (Ontario);

(ix)	a duly executed Transition Services Agreement, effective as of the Closing;

(x)	a duly executed Pulp Supply Agreement, effective as of the Closing;

(xi)	subject to Section 1.1(54), a Disclosure Letter reflecting any updates from the version provided as of the date hereof, as applicable;

(xii)

a certification, dated as of the Closing Date (without personal liability), of a duly authorized officer of the Parent Seller to the effect that each of the conditions specified in Section 6.2(a) and Section 6.2(b) is satisfied in all respects;

(xiii)	estoppel certificates in respect of the security interests registered against the Canadian Seller and listed in Section 6.2(f)(xiii) of the Disclosure Letter; and

(xiv)	release of security interest in respect of the Purchased Assets held by Barclays Bank PLC and evidenced by the Personal Property Security Act (Ontario) Registration No. 778295277.

(g)	No Material Adverse Effect. Since the date hereof, there has not occurred, individually or in the aggregate, any effect that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.3 Conditions for the Benefit of the Sellers.

The purchase and sale of the Purchased Assets and the assumption of the Assumed Obligations are subject to the following conditions being satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Sellers and may be waived, in whole or in part, to the extent permitted by applicable Law, by the Sellers in its sole discretion:

(a)

Representations and Warranties. (i) The representations and warranties of the Purchaser set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(g) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of that date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date), and (ii) each of the other representations and warranties of the Purchaser set forth in Article 4 shall be true and correct (without giving effect to any limitation or qualification as to “materiality” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of that date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of the immediately preceding clause (ii), where the failure of any such representations and warranties to be true and correct has not impaired, or prevented or materially delayed, the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(b)

Performance of Covenants. The Purchaser shall have fulfilled or complied, in all material respects, with all agreements, covenants and obligations contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(c)	Deliveries. The Purchaser shall deliver or cause to be delivered to the Sellers the following in form and substance satisfactory to the Sellers, acting reasonably:

(i)

certified (A) resolutions of the board of directors of the Purchaser approving the entering into and completion of the transactions contemplated by this Agreement and (B) a list of the officers and directors of the Purchaser authorized to sign agreements together with their specimen signatures;

(ii)

a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate government official of the jurisdiction of its formation or incorporation, as the case may be;

(iii)

all necessary deeds, conveyances, bills of sale, discharges, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser;

(iv)	a duly executed Transition Services Agreement, effective as of the Closing;

(v)	a duly executed Pulp Supply Agreement, effective as of the Closing;

(vi)	a bound R&W Insurance Policy; and

(vii)

a certification, dated as of the Closing Date, (without personal liability) of a duly authorized officer of the Purchaser to the effect that each of the conditions specified in Section 6.3(a) and Section 6.3(b) is satisfied in all respects.

ARTICLE 7

CLOSING

Section 7.1 Date, Time and Place of Closing.

The completion of the transactions contemplated by this Agreement shall take place virtually by the exchange of executed documents (whether by email or other electronic means) at 8:00 a.m. (Eastern Time) on the Closing Date or on such other date and at such other time as may be agreed upon in writing between the Parent Seller and the Purchaser.

Section 7.2 Purchaser Transfer Designation.

Notwithstanding anything herein to the contrary, no less than three (3) Business Days prior to the Closing Date, the Purchaser shall (i) assign all of its rights and obligations with respect to the U.S. Purchased Assets and associated Assumed Obligations to a U.S.-organized Affiliate of the Purchaser and assign all of its rights and obligations with respect to the Canadian Purchased Assets and associated Assumed Obligations to a Canadian-organized Affiliate of the Purchaser (the “Canadian Purchaser”) and (ii) direct the Sellers in writing to assign, transfer, convey and deliver at the Closing the Purchased Assets and the Assumed Obligations to such designated Affiliates in lieu of assigning such Purchased Assets and Assumed Obligations to the Purchaser (a “Purchaser Transfer Designation”). Upon the Purchaser Transfer Designation, the Affiliates of the Purchaser designated by the Purchaser shall become the “Purchaser” hereunder for all purposes, as applicable, and shall assume any and all of the obligations of the Purchaser hereunder and be entitled to the same rights hereunder as the Purchaser, as applicable, and upon the Closing and such Purchaser Transfer Designation, First Quality Enterprises, Inc. shall have no further rights, privileges, obligations or liabilities under or in connection with this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination Rights.

This Agreement may be terminated:

(a)	by mutual written consent of the Parent Seller and the Purchaser;

(b)

by either the Parent Seller or the Purchaser if a Law shall have been enacted, entered or promulgated finally and permanently prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party if such Law was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c)

by either the Parent Seller or the Purchaser if the Closing has not occurred on or prior to the Outside Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material failure to fulfill any of its obligations or material breach of any of its representations, warranties or covenants under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(d)

by the Parent Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3 not to be satisfied and such breach or failure is incapable of being cured by the Outside Date or is not cured by the Purchaser within thirty (30) days after being notified by the Parent Seller to the Purchaser, provided that no Seller is then in breach of this Agreement so as to cause any condition in Section 6.1 or Section 6.2 not to be satisfied; or

(e)

by the Purchaser if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Seller under this Agreement occurs that would cause any condition in Section 6.2 not to be satisfied and such breach or failure is incapable of being cured by the Outside Date or is not cured by the applicable Seller within thirty (30) days after being notified by the Purchaser to such Seller, provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.1 or Section 6.3 not to be satisfied.

Section	8.2 Effect of Termination.

(1)

Each Party’s right of termination under this Article 8 is in addition to any other rights each Party may have under this Agreement, and the exercise of a right of termination shall not be an election of remedies. Nothing in this Article 8 shall limit or affect any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, such waiver shall be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2)

Notwithstanding anything to the contrary set forth in this Agreement, if this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement shall terminate, without any further liability, except that:

(a)	each Party’s obligations under Section 5.3, this Section 8.2 and Article 11 shall survive; and

(b)

if this Agreement is terminated by the Purchaser, on the one hand, or the Parent Seller, on the other hand, because of fraud, intentional misrepresentation or a wilful and material breach of this Agreement by the other Party, the terminating Party’s right to pursue all legal remedies shall survive such termination unimpaired.

(3)	No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.

ARTICLE 9

INDEMNIFICATION

Section	9.1 Survival.

(1)	The representations and warranties of the Sellers contained in this Agreement shall terminate at the Closing, except that:

(a)

any representation and warranty of the Sellers in respect of which a claim based on fraud or fraudulent misrepresentation is made shall survive the Closing and continue in full force and effect without limitation of time;

(b)	the Fundamental Representations shall survive the Closing for a period of five (5) years; and

(c)	the representations and warranties contained in Section 3.1(n) (the “Environmental Representations”) shall survive the Closing for a period of five (5) years.

The Purchaser hereby acknowledges and agrees that, except for a claim based on fraud or fraudulent misrepresentation or a breach of any Fundamental Representations or any of the Environmental Representations, neither the Purchaser nor any of its Affiliates or any of its or their respective shareholders, equity holders, directors, managers, officers, employees, agents or representatives shall have any recourse under this Agreement or under the certificate referred to in Section 6.2(f)(xii) against the Sellers following the consummation of the Closing for any breach of or inaccuracy in any representations or warranties of the Sellers contained in this Agreement or in the certificate referred to in Section 6.2(f)(xii).

(2)

The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve (12) months after the Closing Date, except that:

(a)

any representation and warranty of the Purchaser in respect of which a claim based on fraud or fraudulent misrepresentation is made shall survive the Closing and continue in full force and effect without limitation of time; and

(b)

the representation and warranty of the Purchaser contained in Section 4.1(e)(i) shall survive the Closing and continue in full force and effect for a period of 60 days after the expiration of applicable statutes of limitations.

(3)	The covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.

Section	9.2 Indemnification in Favour of the Purchaser.

(1)

Subject to Section 9.1(1), from and after the Closing, the Sellers shall indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees and representatives (collectively, the “Purchaser Indemnitees”) from any and all Damages sustained by, incurred by, suffered by, imposed upon or asserted against any of the Purchaser Indemnitees as a result of, in respect of, connected with or arising out of, under or pursuant to:

(a)

any failure of any representations and warranties made by the Sellers contained in this Agreement to be accurate due to fraud or fraudulent misrepresentation of any of the Sellers or any of their Affiliates;

(b)	any failure of any of the Fundamental Representations to be accurate;

(c)	any failure of the Environmental Representations to be accurate;

(d)	any breach or failure of any of the Sellers to perform or fulfil any of its covenants under this Agreement;

(e)	any Claims in respect of any Environmental Obligations (for the avoidance of doubt, other than the Assumed Environmental Matters);

(f)	any Claims in respect of the Retained Obligations (other than the Environmental Obligations);

(g)	any Claims in respect of amounts for which the Sellers are responsible pursuant to Section 5.10(2); and

(h)	any Claims in respect of Damages referred to in Section 2.15(5) or Section 2.15(6)(e).

(2)

For greater certainty, should any Transfer Taxes be deemed included in any amount payable under this Section 9.2, such amount shall be grossed up accordingly in order for the Sellers to pay to the Purchaser (i) the full indemnity amount provided for under this Section 9.2 and (ii) an additional amount equivalent to any Transfer Taxes deemed included in such payment under applicable Law.

Section 9.3 Indemnification in Favour of the Sellers.

(1)

Subject to Section 9.1(2), from and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Sellers, their respective Affiliates and their respective directors, officers, employees and representatives (collectively, the “Seller Indemnitees”) from any and all Damages sustained by, incurred by, suffered by, imposed upon or asserted against any of the Purchaser Indemnitees as a result of, in respect of, connected with or arising out of, under or pursuant to:

(a)	any failure of any representations and warranties of the Purchaser contained in this Agreement to be accurate due to fraud or fraudulent misrepresentation of the Purchaser or any of its Affiliates;

(b)	any breach or failure of the Purchaser to perform or fulfil any of its covenants under this Agreement;

(c)	any Claims in respect of Assumed Obligations (including the Assumed Environmental Matters); and

(d)	any Claims in respect of Damages referred to in Section 2.15(4) or Section 2.15(6)(d).

(2)

For greater certainty, should any Transfer Taxes be deemed included in any amount payable under this Section 9.3, such amount shall be grossed up accordingly in order for the Purchaser to pay to the Sellers (i) the full indemnity amount provided for under this Section 9.3 and (ii) an additional amount equivalent to any Transfer Taxes deemed included in such payment under applicable Law.

Section	9.4 Other Provisions Relating to Indemnification by the Sellers.

(1)	Notwithstanding anything to the contrary set forth in this Agreement, the maximum aggregate liability of the Sellers pursuant to Section 9.2(1)(b) shall not exceed 100% of the Purchase Price.

(2)

Any indemnification paid pursuant to Section 9.2(1) (except as provided in Section 9.4(1)) shall not have any dollar limit and shall not be applied to, and shall not otherwise decrease, the limits set forth in Section 9.4(1).

(3)

For the avoidance of doubt, the Environmental Obligations indemnified pursuant to Section 9.2(1)(e) shall not include the environmental matters which are set forth in Section 9.4(3) of the Disclosure Letter (the “Assumed Environmental Matters”).

(4)	With respect to any Environmental Obligation (other than the Assumed Environmental Matters) that the Sellers are required to indemnify the Purchaser for hereunder, the Parties agree that:

(a)

except as required by any applicable Law or Order, the Purchaser shall not knowingly and intentionally take any action to make any Environmental Obligation that is actually known to the Purchaser materially worse, provided that the Purchaser may take commercially reasonable actions, in furtherance of any reasonable business activity. In the event that the Purchaser takes such commercially reasonable actions and, to the knowledge of the Purchaser, such actions are reasonably likely to trigger any Claim in respect of such Environmental Obligation or make any such Environmental Obligation materially worse, the Purchaser will provide the Sellers with reasonable notice of such actions and the Purchaser will take, at the expense of the Sellers, commercially reasonable measures to minimize the effect of such actions on such Environmental Obligation (it being understood and agreed that the Sellers shall not be responsible for expenses that the Purchaser would have otherwise incurred absent the provisions of this Section 9.4(4)(a));

(b)

except as required by any applicable Law or Order, the Purchaser shall not knowingly and intentionally promote or provoke any legal proceeding (other than against any Seller or any of their respective Affiliates) with respect to such Environmental Obligation;

(c)

with respect to such Environmental Obligations that arise on or result from the Owned Real Property or Leased Real Property, the Purchaser shall promptly notify the Sellers of any actual or threatened (of which Purchaser obtains actual knowledge) investigation, regulatory action or litigation concerning any such Environmental Obligation;

(d)

with respect to such Environmental Obligations that arise on or result from the Owned Real Property or Leased Real Property, subject to applicable Laws, the Purchaser shall reasonably cooperate with the Sellers with respect to any actions, taken at the Sellers’ sole expense, necessary for the Sellers to remedy such Environmental Obligation, including reasonable cooperation with Sellers regarding Permits or filings with respect to such Environmental Obligation; provided that such cooperation shall not unreasonably interfere with the normal operation of the Business; provided further, that if requested by the Purchaser or the Sellers, the Parties will enter into a customary agreement on reasonable terms for purposes of such cooperation;

(e)

subject to applicable Laws, the Purchaser shall provide the Sellers and their consultants and representatives reasonable access to such portions of the Owned Real Property or Leased Real Property as may be required to sample, investigate, inspect, remedy or ameliorate such Environmental Obligation; provided that such access shall be only during normal business hours and conducted in such manner as not to unreasonably interfere with the normal operation of the Business and upon the reasonable prior written request to the Purchaser; provided further, that if requested by the Purchaser or the Sellers, the Parties will enter into a customary site access agreement on reasonable terms for purposes of such access;

(f)

subject to applicable Laws and confidentiality obligations and except as may be necessary to preserve attorney-client or other privilege, the Sellers shall have the right to review any environmental filing or report relating to such Environmental Obligation submitted by the Purchaser or its Affiliates to a Governmental Entity;

(g)

the Sellers shall be responsible for all remediation, risk assessment, investigation or risk management measures, at their sole cost and expense, required by any Environmental Law or Order to address such Environmental Obligation, provided that the Sellers must act in a commercially reasonable manner and not unreasonably interfere with the operations of the Business;

(h)

the Sellers shall have the right to discuss and dispute any remediation, risk assessment, investigation or risk management measures with respect to such Environmental Obligation, at their sole cost and expense, that are required or asserted to be required by any Governmental Entity pursuant to Environmental Laws, provided that the Sellers must act in a commercially reasonable manner and not unreasonably interfere with the operations of the Business and must not take actions reasonably expected to cause any harm or liability to the Business; and

(i)

for the avoidance of doubt, all of the Purchaser’s obligations with respect to Environmental Obligations set forth in this Section 9.4(4) apply only to the extent the Purchaser has the right to be indemnified by the Sellers with respect to such Environmental Obligation.

(5)

Notwithstanding any provision of this Agreement to the contrary, for purposes of determining any incorrectness in, inaccuracy, breach or failure to be true and correct of any representation or warranty of the Sellers and the amount of any Damages resulting therefrom, any materially, material adverse effect or other similar qualifications or knowledge qualifiers contained or incorporated, directly or indirectly, in any such representation or warranty shall be disregarded and have no effect (as if such standard or qualification were deleted from such representation or warranty).

Section	9.5 Notice of Claim.

(1)

Any Indemnified Party may be entitled to make a claim for indemnification (a “Claim”) under this Agreement by written notification to the Indemnifying Party of such Claim (a “Notice of Claim”) promptly upon becoming aware of the Claim, but in no event later than the relevant date, if any, as specified in Section 9.1. The Notice of Claim shall specify whether the Claim arises as a result of a Third-Party Claim or a Direct Claim and shall also specify with reasonable particularity (to the extent that the information is available) the nature and basis for such Claim, the factual basis for the Claim, the amount (or estimate) of the Claim and the identity of the Person making the Claim if it is a Third-Party Claim.

(2)

If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Claim promptly as required by Section 9.5(1), the Indemnifying Party shall be relieved of the obligation to pay damages to the extent it can show that it was actually prejudiced in its defence of the Claim or in proceeding against a third party who would have been liable to it by the fact of the delay, but the failure to provide such Notice of Claim promptly shall not otherwise release the Indemnifying Party from its obligations under this Section 9.5.

(3)

If the date by which a Notice of Claim must be given in respect of a breach of representation and warranty has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Claim with respect to a breach of such representation or warranty shall be forever extinguished, notwithstanding that by the date specified in Section 9.5(1) the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Claim.

Section	9.6 Direct Claims.

(1)

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information, books and records and access to employees as the Indemnifying Party may reasonably request.

(2)

If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the sixty (60)-day period set out in Section 9.6(1). The dispute notice shall describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the sixty (60)-day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within such sixty (60)-day period, the Indemnifying Party’s dispute shall be submitted to the Chief Executive Officers (or other persons performing similar functions) of the Indemnifying Party and the Indemnified Party, who shall conduct negotiations in good faith to resolve the dispute. If the Chief Executive Officers (or other persons performing similar functions) of the Indemnifying Party and the Indemnified Party fail to resolve the dispute within a fifteen (15)-day period, the Indemnified Party is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the sixty (60)-day period set out in Section 9.6(1), the Indemnifying Party is deemed to have rejected the Direct Claim, in which event the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.

Section	9.7 Procedure for Third-Party Claims.

(1)

Subject to the terms of this Section 9.7, upon receiving notice of a Third-Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third-Party Claim or may also elect to assume the negotiation, investigation and defence of the Third-Party Claim.

(2)

The Indemnifying Party may not, without the prior written consent of the Indemnified Party, assume the investigation and defence of a Third-Party Claim if the Third-Party Claim does not seek monetary damages but seeks injunctive or other equitable relief against the Indemnified Party.

(3)

In order to assume the investigation and defence of a Third-Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within thirty (30) days after the Indemnifying Party’s receipt of notice of the Third-Party Claim.

(4)

Upon unconditionally assuming the liability for any indemnification claim pursuant to this Agreement or making a payment to the Indemnified Party for any such claim, the Indemnifying Party shall be subrogated, to the extent of such assumption or payment, as the case may be, to any rights which the Indemnified Party may have against any third parties (other than the R&W Insurance Policy or any other insurance policy of the Purchaser or any of its Affiliates) with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.

(5)

If the Indemnifying Party assumes the investigation and defence of a Third-Party Claim, the Indemnifying Party shall pay for all costs and expenses of the investigation and defence of the Third-Party Claim except that the Indemnifying Party shall not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third-Party Claim incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third-Party Claim.

(6)

If the Indemnifying Party is not entitled to assume the investigation and defence of a Third-Party Claim as aforesaid, does not elect to assume the investigation and defence of a Third-Party Claim or assumes the investigation and defence of a Third-Party Claim but fails to diligently pursue such investigation and defence, the Indemnified Party has the right (but not the obligation) to undertake the investigation and defence of the Third-Party Claim. In the case where the Indemnifying Party fails to diligently pursue the investigation and defence of the Third-Party Claim, the Indemnified Party may not assume the investigation and defence of the Third-Party Claim unless the Indemnified Party gives the Indemnifying Party written demand to diligently pursue the investigation and defence and the Indemnifying Party fails to do so within fifteen (15) Business Days after receipt of the demand or such shorter period as may be required to respond to any deadline imposed by a court.

(7)

If the Indemnified Party undertakes the investigation and defence of a Third-Party Claim, the Indemnifying Party shall not be bound by any determination of the Third-Party Claim or any compromise or settlement of the Third-Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

(8)

The Indemnifying Party shall not be permitted to compromise and settle or remedy or to cause a compromise and settlement or remedy of a Third-Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:

(a)	the terms of the compromise and settlement or remedy require only the payment of money for which the Indemnified Party is entitled to be indemnified in full under this Agreement;

(b)

the terms of the compromise and settlement do not require the Indemnified Party to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third-Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third-Party Claim; and

(c)

the Indemnified Party receives, as part of the compromise and settlement or remedy, a legally binding and enforceable unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third-Party Claim.

(9)

The Indemnified Party and the Indemnifying Party agree to keep each other fully informed of the status of any Third-Party Claim and any related Legal Proceedings. If the Indemnifying Party assumes the investigation and defence of a Third-Party Claim, the Indemnified Party shall act in such manner as not to interfere with the investigation and defence of the Third-Party Claim and shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third-Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party or its representatives, on a timely basis, all documents, records and other materials in the possession, control or power of the Indemnified Party reasonably required by the Indemnifying Party for its use solely in defending any Third-Party Claim which it has elected to assume the investigation and defence of. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third-Party Claim.

(10)

Notwithstanding the foregoing provisions of this Section 9.7, if a Third-Party Claim relates to Taxes, and it is reasonable to expect that the Third-Party Claim, if successful, would give rise to an entitlement by an Indemnified Party to be indemnified under Section 9.2 or Section 9.3, the Sellers (if the claim(s) for a claim for Taxes for which the Sellers are responsible pursuant to Section 9.2 (“Seller Taxes”) exceeds or reasonably could be expected to exceed in amount the claim(s) for Taxes for which the Purchaser is responsible pursuant to Section 9.3 (“Purchaser Taxes”)) or otherwise the Purchaser (Seller or Purchaser, as the case may be, the “Tax Controlling Party”), shall be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a “Tax Claim”). In such case, (i) the other party (the “Tax Non-Controlling Party”) shall be entitled to participate fully (at the Tax Non-Controlling Party’s sole cost and expense) in the conduct of such Tax Claim, (ii) the Tax Controlling Party shall provide the Tax Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Claim, (iii) the Tax Controlling Party shall consult with the Tax Non-Controlling Party before taking any significant action in connection with such Tax Claim, (iv) the Tax Controlling Party shall consult with the Tax Non-Controlling Party and offer the Tax Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (v) the Tax Controlling Party shall defend such Tax Claim diligently and in good faith as if it were the only party-in-interest in connection with such Tax Claim, and (vi) the Tax Controlling Party shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of the Tax Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. The reasonable costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Seller Taxes and Purchaser Taxes.

Section	9.8 Manner of Payment.

Subject to, and in accordance with, the provisions of this Article 9, any indemnification of the Seller Indemnitees pursuant to this Article 9 shall be delivered by the Purchaser to the applicable Seller Indemnitees by wire transfer of immediately available funds to an account designated by the Sellers within ten (10) days after the final, non-appealable determination thereof.

Section	9.9 Other Remedies.

Except as provided in this Section 9.9 and in Section 2.9, the indemnities provided in Section 9.2 and Section 9.3 and, in the case of the Purchaser, the recourse to the R&W Insurance Policy, constitute the only remedy of the Purchaser, on the one hand, or the Seller, on the other hand, against a Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement. The Parties may exercise their right to payment of an adjustment in Section 2.9 and their rights of termination in Section 8.1. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in Damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual Damages (and without the requirement of posting a bond or other security). Each of the Purchaser and each Seller expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against the other Party. The provisions in this Agreement relating to indemnification were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

Section	9.10 Duty to Mitigate.

Nothing in this Agreement in any way restricts or limits the general obligation pursuant to applicable Laws of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage (other than the R&W Insurance Policy), the Indemnified Party shall, at the expense of the Indemnifying Party, take commercially reasonable steps to enforce such recovery and the amount of any Damages of the Indemnified Party shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party (net of any deductible or other costs or expenses of recovery), provided that the Indemnifying Party shall exclusively bear and shall promptly either directly pay or repay or reimburse the Indemnified Party for the costs and expenses (including any increased premiums as a result of making such claims) and for the amount of any deductibles or self-insured retentions associated with any such claims under or related to the applicable insurance policies in connection therewith and any other costs and expenses related to such efforts and steps. Any

Claim shall also be reduced by any Tax benefit actually realized by the Indemnified Party on account of such Damages and increased by any Tax cost actually incurred by the Indemnified Party as a result of the receipt of an indemnification payment, in each case, in the taxable periods beginning on or prior to the first anniversary of the first day of the taxable period in which such Damages were incurred. If the Indemnified Party receives a Tax benefit after an indemnification payment is made to it and prior to the first anniversary of the first day of the taxable period in which such Damages were incurred, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax benefit at such time or times as and to the extent that such Tax benefit is realized by the Indemnified Party, less all costs, fees and expenses (including Taxes) incurred in seeking and collecting such recovery and realization.

Section	9.11 One Recovery.

Any Indemnified Party is not entitled to double recovery for any Claim even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

Section	9.12 Adjustments to Purchase Price.

For tax purposes, any payment made to the Purchaser Indemnitees under this Article 9 shall constitute a dollar-for-dollar decrease in the Purchase Price. Any payment made to the Seller Indemnitees under this Article 9 shall constitute a dollar-for-dollar increase in the Purchase Price. In either case, each of the Sellers and the Purchaser shall, within a reasonable time of payment and receipt of such payment, as applicable, and in any event within two months of such payment, request all amendments to its current or past Tax Returns as may be necessary to reflect the foregoing. If any payment made by the Sellers or the Purchaser pursuant to this Section 9.12 is deemed by the Excise Tax Act (Canada) to include goods and services tax or harmonized sales tax, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

ARTICLE 10

POST-CLOSING COVENANTS AND OTHER MATTERS

Section	10.1 Employees and Benefit Plans.

(1)

The Purchaser shall become successor employer under the Collective Bargaining Agreements and shall employ the Employees covered by any Collective Bargaining Agreement (the “Affected Unionized Employees”) effective on the Closing Date and shall be bound by and observe the terms and conditions of the Collective Bargaining Agreements following the Closing Date to the extent they apply to Affected Unionized Employees.

(2)

No later than seven (7) days prior to the Closing Date, the Purchaser shall offer employment in writing, effective as of the Closing Date, to all Employees whose terms are not covered by the terms of a Collective Bargaining Agreement and who are listed in Section 3.1(r)(iv) of the Disclosure Letter, as updated, and are actively at work on the Closing Date (the “Affected Non-Unionized Employees”) on terms and conditions of employment which are substantially similar in the aggregate to the terms and conditions of such Employees as of the date of such offer.

(3)

The Purchaser shall offer employment in writing to each Employee whose terms are not covered by the terms of a Collective Bargaining Agreement and who is listed in Section 3.1(r)(iv) of the Disclosure Letter who is on leave or otherwise absent on the Closing Date (the “Leave Non-Unionized Employees”) on (a) the date they are able to return to work, subject to and conditional upon such return to work being no later than eighteen (18) months following the Closing Date for all Leave Non-Unionized Employees on a pregnancy and/or parental leave, and (b) the date they are able to return to work, subject to and conditional upon such return to work being no later than twelve (12) months following the first day that such Leave Non-Unionized Employee went out on leave for all Leave Non-Unionized Employees on other types of leaves, on terms and conditions of employment which are substantially similar in the aggregate to the terms and conditions of such Employees as of the Closing Date. Prior to such date, the Leave Non-Unionized Employees shall remain employed by the Seller. Upon the return to work of the Leave Non-Unionized Employees, they shall be deemed for purpose of this Section 10.1 as Affected Non-Unionized Employees.

(4)

Each Affected Unionized Employee, and each Affected Non-Unionized Employee and each Leave Non-Unionized Employee who commences employment with the Purchaser after having received and accepted an offer or notice made in accordance with Section 10.1(2) or Section 10.1(3), respectively, shall be referred to as a “Transferred Employee”. The date that each respective Transferred Employee’s employment commences with the Purchaser in accordance with Section 10.1(2) or Section 10.1(3), as the case may be, shall be referred to as the “Hire Date”.

(5)

The Sellers shall be responsible for and shall discharge all obligations and liabilities for wages and all other compensation, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims, including vacation pay and any short-term and long-term incentive plan payments, (a) accrued up to the close of business on the day immediately preceding the Closing Date in respect of all Employees and former employees of the Sellers in the Business; (b) accrued up to the Hire Date for any Leave Non-Unionized Employee who is offered and accepts an offer of employment from the Purchaser under Section 10.1(3); (c) in respect of any Leave Non-Unionized Employee who is not offered employment by the Purchaser in accordance with Section 10.1(3); and (d) in respect of any Affected Non-Unionized Employee or Leave Non-Unionized Employee who rejects an offer of employment from the Purchaser provided such offer complies with the requirements of Section 10.1(2) or Section 10.1(3), as applicable. Notwithstanding anything to the contrary in this Section 10.1, the Sellers shall not be required to terminate any Affected Non-Unionized Employee or Leave Non-Unionized Employee who rejects an offer of employment from the Purchaser, and, for the avoidance of doubt, the Sellers shall be entitled to continue to employ each Employee who does not become a Transferred Employee, at the relevant Seller’s sole and exclusive discretion.

(6)

For the purposes of this Section 10.1, a claim under a Benefit Plan shall be deemed to have been incurred: (a) with respect to all death claims, on the actual date of death; (b) with respect to all dismemberment claims, on the date of the event giving rise to the dismemberment; (c) with respect to all health care, vision and dental claims, on the date the service or supply was purchased or received by the employee (or his or her eligible spouse, beneficiary or dependant); and (d) with respect to all income replacement claims, on the date of first occurrence of the injury or other event that renders the employee eligible.

(7)

Except as set out in Section 10.1(7)(a), the Purchaser shall be responsible for and shall discharge all Obligations related to Transferred Employees, including those incurred following their Hire Date or Benefits Hire Date, as applicable:

(a)	the following Obligations related to Transferred Employees, whether incurred prior to, on or after the Closing Date, shall be retained by the Sellers:

(i)

all Obligations to provide post-retirement health and welfare benefits to any Affected Non-Unionized Employee who would have been entitled to post-retirement health and welfare benefits in effect on the Closing Date had such Affected Non-Unionized Employee retired from Seller on the Closing Date (each, a “Non-Unionized PRB Employee”), as more fully described in Section 10.1(11)(b); and

(ii)

for each Affected Unionized Employees in receipt of short-term or long-term disability benefits as of the Closing Date (the “Unionized Disability Employees”), and until such time as such Unionized Disability Employee is able to and does commence active employment with the Purchaser (the “Benefits Hire Date”), the obligation under the Collective Bargaining Agreements to pay the income replacement element of short-term disability benefits or long-term disability benefits, as more fully described in Section 10.1(11)(c).

(8)

All items in respect of Transferred Employees that require adjustment by the Sellers, including contributions or premiums for employment insurance, Canada Pension Plan, employer health tax, applicable statutory hospitalization insurance, workers’ compensation assessments, accrued wages, salaries and commissions and any Business Benefit Plan payments, shall be appropriately adjusted to the close of business on the day immediately preceding the Closing Date or the applicable Hire Date, if later.

(9)

Except as otherwise provided in this Section 10.1, effective from and after the Closing Date or the applicable Hire Date, if later, each of the Transferred Employees shall cease to participate in and accrue benefits under the Business Benefit Plans. The Sellers shall, effective as of the Closing Date or the applicable Hire Date, if later, cease to make or facilitate Transferred Employee contributions related to the Business Benefit Plans, it being understood that all accrued contributions of the Sellers in respect of the Business Benefit Plans relating to the Transferred Employees existing on the Closing Date or the applicable Hire Date, if later, must be paid by the Sellers to the Business Benefit Plans in accordance with the terms thereof.

(10)

Subject to Section 10.1(11), the Purchaser shall, at its own expense, establish or offer Purchaser’s Benefit Plans that provide employee benefits that are substantially similar to the employee benefits provided to each such Transferred Employee under the Business Benefit Plans on the day immediately preceding the Closing Date or the applicable Hire Date, if later. Each Transferred Employee shall receive credit for length of service as is recognized by Sellers under the Business Benefit Plans for purposes of eligibility for and vesting of employee benefits in Purchaser’s Benefit Plans, but not for benefit accrual.

(11)	Notwithstanding anything to the contrary contained in this Section 10.1, the following provisions shall apply in respect of the Business Benefit Plans listed below:

(a)	with respect to the Sellers’ Union RPP:

(i)

each Seller, at its own expense, shall ensure that the Affected Unionized Employees cease to accrue credited service (or accrual of pension contributions in respect of defined contribution entitlements) under the Sellers’ Union RPP as of the close of business on the day immediately preceding the Closing Date;

(ii)

the Purchaser shall establish, or amend effective as of and from the Closing Date and file for registration with the regulatory authorities, a “registered pension plan” (as such term is defined in subsection 248(1) of the Tax Act) to provide for participation by Affected Unionized Employees (the “Purchaser’s Union RPP”), as soon as practicable after the Closing Date, but in any event not later than 120 days following the Closing Date;

(iii)

the Sellers shall retain responsibility, as plan sponsor and administrator of the Sellers’ Union RPP, for all pension and other benefit entitlements accrued by Transferred Employees under the Sellers’ Union RPP as at the Closing Date;

(iv)

the Purchaser’s Union RPP shall provide each Affected Unionized Employee, as applicable, with (A) contribution rates for those participating in the defined contribution provisions on the day immediately preceding the Closing Date and (B) pension benefits and ancillary benefits for those participating in the defined benefit provisions on the day immediately preceding the Closing Date, that, in the case of the immediately preceding clauses (A) and (B), are required under the applicable Collective Bargaining Agreements. In addition, the Purchaser’s Union RPP shall include provisions permitting the transfer of defined contribution account values of the Affected Unionized Employees from the Sellers’ Union RPP to the Purchaser’s Union RPP;

(v)

the Purchaser acknowledges that the Purchaser’s Union RPP shall recognize, as applicable, employment with the Sellers of the Affected Unionized Employees and membership of the Affected Unionized Employees in the Sellers’ Union RPP for the purposes of eligibility for membership in, vesting and locking-in under the Purchaser’s Union RPP, each as required by applicable Law. Where required by the applicable Collective Bargaining Agreements, the Purchaser’s Union RPP shall also recognize periods of membership in the Sellers’ Union RPP as were recognized by the Sellers for purposes of calculating defined benefits payable under the Sellers’ Union RPP as of the close of business on the day immediately preceding the Closing Date, in respect of those Affected Unionized Employees who were accruing a defined benefit pension on the day immediately preceding the Closing Date, provided, however, that the defined benefit pension payable to Affected Unionized Employees under the Purchaser’s Union RPP shall be reduced by an amount equal to the benefits (including pension and ancillary benefits) to which such Affected Unionized Employee is entitled under the Sellers’ Union RPP, based on credited service and final average earnings on the Closing Date, and, for the purposes of determining the amount of bridge benefit, continuous service on the Closing Date;

(vi)

the applicable Seller acknowledges that, as required by applicable Law, the Sellers’ Union RPP shall recognize the continuous service of Affected Unionized Employees by the Purchaser, from and after the Closing Date, for the purposes of vesting and locking-in under the Sellers’ Union RPP as well as for early retirement eligibility (where relevant) but shall not recognize credited service for purposes of benefit accrual or earnings with the Purchaser after the day immediately preceding the Closing Date;

(vii)

the applicable Seller shall provide the Purchaser with such information in respect of Affected Unionized Employees as the Purchaser reasonably requests and reasonably requires to administer the Purchaser’s Union RPP properly and that is in the possession or control of the Seller;

(viii)

the Sellers shall provide to the Purchaser each year a form of annual member statement from the Sellers’ Union RPP for the most recently completed plan year, for a period not exceeding ten (10) years following the Closing Date;

(ix)

notwithstanding the covenants contained in this Section 10.1(11)(a), Purchaser shall not be obligated to establish or maintain the Purchaser’s Union RPP where the Purchaser and the collective bargaining agents representing Affected Unionized Employees agree to modify the applicable Collective Bargaining Agreements such that it is not necessary thereunder; and

(x)

it is acknowledged that it may be beneficial for either or both of the Sellers and the Purchaser to agree to transfer the assets and liabilities under the Sellers’ Union RPP for some or all of the Affected Unionized Employees following the Closing Date. No earlier than four (4) years following the Closing Date and no later than ten (10) years following the Closing Date, at the reasonable request of any Seller or the Purchaser, such Seller and the Purchaser agree to undertake non-binding discussions regarding the potential terms of any such transfer of such assets and liabilities from the Sellers’ Union RPP to the Purchaser’s Union RPP in accordance with applicable pension standards legislation, on mutually agreeable terms, it being further understood that any funding surplus or deficit as of the relevant transfer date would be factored into the terms of any agreed-upon asset transfer agreement.

(b)	with respect to post-retirement health and welfare benefits payable in the future to relevant Unionized PRB Employees and Non-Unionized PRB Employees following termination of employment:

(i)

from and after the Closing Date, the Purchaser shall be responsible for the provision of post-retirement medical, dental and life insurance benefits to Affected Unionized Employees who retire or terminate from the Purchaser following the Closing Date (“Unionized PRB Employees”) as required under the applicable Collective Bargaining Agreements; and

(ii)

Section 10.1(11)(a)(x) of the Disclosure Letter lists the Non-Unionized PRB Employees. The applicable Seller, at its own expense, shall at the time of the Closing Date, permit each such Non-Unionized PRB Employee to participate in the post-retirement health and welfare benefit programs sponsored or maintained by the Seller on terms and conditions identical to those existing on the Closing Date as if such Affected Non-Unionized Employee had retired from, or terminated from employment with, the applicable Seller on the Closing Date. For the avoidance of doubt, Non-Unionized PRB Employees who become Transferred Employees shall be entitled to participate in all Purchaser’s Benefit Plans providing health and welfare benefits, life insurance benefits and any other benefits to the Affected Non-Unionized Employees who become Transferred Employees, with the Purchaser’s Benefit Plans being the primary payor and the coverage provided to any Non-Unionized PRB Employee by the applicable Seller’s post-retirement health and welfare benefit programs being the secondary payor until such Non-Unionized PRB Employee retires from employment with the Purchaser; and

(c)

with respect to post-employment benefits which relate to income replacement payable to disabled unionized employees eligible to receive short-term or long-term disability benefits on the day immediately preceding the Closing Date (the “PEB Plans”” and “Disabled Unionized Employee”):

(i)

the Seller shall retain and discharge the obligation to pay the income replacement element of short-term or long-term disability benefits, as applicable, whether insured or uninsured, and life insurance benefits where the Disabled Unionized Employee is entitled to a waiver of such premiums and where such waiver has been granted by the Sellers’ insurer, to each Disabled Unionized Employee in accordance with the terms of the applicable Collective Bargaining Agreement as it existed as of the Closing Date until such Disabled Unionized Employee’s Benefits Hire Date;

(ii)	for greater certainty:

(A)

the applicable Seller confirms that in respect of those long-term disability benefits which are fully insured, eligibility for such benefits shall be unaffected by the transfer of employment of a Disabled Unionized Employee from the Sellers to the Purchaser; and

(B)

from and after the Closing Date, the Purchaser will be responsible for all other health and welfare benefits, life insurance benefits (other than where premiums in respect thereof have been waived by the Sellers’ insurer for Disabled Unionized Employees receiving long-term disability benefits) and any other benefits to which such employees are entitled pursuant to the Collective Bargaining Agreements in effect as of the Closing Date; and

(iii)

the applicable Seller shall provide the Purchaser with such information in respect of the Disabled Unionized Employees as the Purchaser reasonably requests and requires to administer the Purchaser’s Benefit Plans described herein and that is in the possession or control of the Seller.

(12)

The Sellers shall reimburse the Purchaser an amount equal to 50% of the Bonus Obligations within ten (10) Business Days of the Purchaser’s delivery to the Sellers of documentation evidencing the payments of such Bonus Obligations, provided that, subject to the immediately following proviso, the Bonus Obligations are calculated, and the payments of the Bonus Obligations are made, by the Purchaser in accordance with the terms and conditions of the applicable annual cash incentive compensation plans with respect to applicable Transferred Employees that existed as of the date of this Agreement and provided to the Purchaser prior to the date of this Agreement; provided further that if any change to any such terms or conditions made or consented to by the Purchaser or any of its Affiliates after the Closing results in any incremental increase in the Bonus Obligations, such incremental increase shall exclusively be borne by the Purchaser (for the avoidance of doubt, Sellers shall in any case have the obligation to reimburse 50% of such Bonus Obligations as though such changes were not made).

Section	10.2 Access to Records After the Closing.

(1)

For a period of six (6) years from and after the Closing Date, the Purchaser shall use commercially reasonable efforts to retain all original Books and Records relating to the Business for the period prior to the Closing Date. During such six (6)-year period, the Sellers shall have the reasonable right to inspect and to make copies (at its own expense) of them (but excluding attorney work product or other privileged communications) for purposes of complying with any applicable tax, financial reporting or regulatory requirements or complying with its obligations under this Agreement or the Transition Services Agreement. The Purchaser agrees to provide timely access to the Books and Records, financial statements and any other resources and personnel of the Purchaser to the Sellers upon the reasonable request of the Sellers for purposes of complying with any applicable tax, financial reporting or regulatory requirements or complying with its obligations under this Agreement or the Transition Services Agreement. Notwithstanding anything to the contrary in this Section 10.2(1): (a) any access provided to the Sellers pursuant to this Section 10.2(1) shall be subject to reasonable confidentiality undertakings, under the supervision of the Purchaser’s personnel and during normal business hours of the Purchaser; (b) any access pursuant to this Section 10.2(1) shall not unreasonably interfere with the conduct of, or otherwise unduly disrupt, the Business and shall be in compliance with applicable Laws and regulations; and (c) the Purchaser shall not be required to disclose to the Sellers any information pursuant to this Section 10.2(1) (i) if doing so would violate any written obligation of confidentiality to third parties to which it or any of its Affiliates is subject (provided that the Purchaser shall have used its commercially reasonable efforts to obtain relevant waivers from relevant third parties to permit such disclosure) or would jeopardize any attorney-client privilege or contravene any Laws, (ii) if the Purchaser or any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse parties in a Legal Proceeding and such information is reasonably pertinent thereto or (iii) if the Purchaser reasonably determines in good faith that such information is competitively sensitive; provided that, in the case of immediately foregoing clauses (i), (ii) or (iii), the Purchaser shall provide the Seller with a reasonable description of the general nature of the information not provided and the Purchaser shall, at the Sellers’ request, reasonably cooperate in good faith to design and implement alternative disclosure arrangements to enable the Seller to evaluate any such information in a reasonable alternative manner that would not be precluded by the immediately foregoing clauses (i), (ii) or (iii).

(2)

For a period of six (6) years from and after the Closing Date or for such longer period as may be required by applicable Laws, the Sellers shall use commercially reasonable efforts to retain all books and records relating to the Business for the period prior to the Closing Date. So long as any such books and records are retained by the Sellers pursuant to this Agreement, the Purchaser shall have the reasonable right to inspect and to make copies (at its own expense) of them (but excluding attorney work product or other privileged communications). The Sellers agree to provide timely access to such books and records, financial statements and any other resources and personnel of the Sellers to the Purchaser upon the reasonable request of the Purchaser for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other proper purpose. Notwithstanding anything to the contrary in this Section 10.2(2): (a) any access provided to the Purchaser pursuant to this Section 10.2(2) shall be subject to reasonable confidentiality undertakings, under the supervision of the Sellers’ personnel and during normal business hours of the applicable Seller; (b) any access pursuant to this Section 10.2(2) shall not unreasonably interfere with the conduct of, or otherwise unduly disrupt, the Sellers’ business and shall be in compliance with applicable Laws and regulations; and (c) the Sellers shall not be required to disclose to the Purchaser any information pursuant to this Section 10.2(2) (i) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject (provided that the applicable Seller shall have used its commercially reasonable efforts to obtain relevant waivers from relevant third parties to permit such disclosure) or would jeopardize any attorney-client privilege or contravene any Laws, (ii) if any of the Sellers or any of their Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, are adverse parties in a Legal Proceeding and such information is reasonably pertinent thereto or (iii) if the Sellers reasonably determine in good faith that such information is competitively sensitive; provided that, in the case of immediately foregoing clauses (i), (ii) or (iii), the Sellers shall provide the Purchaser with a reasonable description of the general nature of the information not provided and the Sellers shall, at the Purchaser’s request, reasonably cooperate in good faith to design and implement alternative disclosure arrangements to enable the Purchaser to evaluate any such information in a reasonable alternative manner that would not be precluded by the immediately foregoing clauses (i), (ii) or (iii)).

Section	10.3 Temporary Licence.

(1)

From and after the Closing Date, the Sellers shall, or shall cause their Affiliates, as applicable, to, grant to the Purchaser, a non-exclusive, non-transferable, royalty free license (the “License”) to use the Mark for a period of twelve (12) months from the Closing Date:

(a)

on packaging and shipping materials existing as of the Closing and any other packaging and shipping materials for which the change-over to the Purchaser’s marks on such packaging and shipping materials has not been completed;

(b)	on signage and uniforms required for the operation of the Business; and

(c)	on any collateral and marketing materials, including paper, pens and posters bearing the Mark, that are required for the operation of the Business.

(collectively, the “Permitted Uses”), provided that the Purchaser shall ensure that its Affiliates comply with the terms and conditions of this Section 10.3 and, if applicable, the Transition Services Agreement with respect to the License. The Purchaser shall be responsible and liable for any breaches of the terms and conditions of this Section 10.3 by its Affiliates.

(2)

The Purchaser agrees to use the Mark only while the License is in effect and only for the Permitted Uses. The Purchaser shall use the Mark in all material respects in accordance with the standards of character and quality of the Permitted Uses as generally maintained by the Sellers prior to the Closing Date. The Purchaser shall not (i) make any changes or alterations to the Mark or (ii) create, develop or otherwise use any new advertising, promotional or other materials bearing the Mark unless specified or approved in advance in writing by the Sellers in their sole discretion.

(3)

Upon request by the Sellers, the Purchaser shall, and shall cause its Affiliates to, permit a representative of the Sellers to access all premises where the Purchaser and its Affiliates use any of the Marks or store materials bearing any of the Marks, at all reasonable times, to determine if the Purchaser is maintaining the Sellers’ standards in respect of the character and quality of the Permitted Uses for which the Mark is to be used.

Section	10.4 Further Assurances.

From time to time after the Closing Date, each Party shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Assets to the Purchaser and carry out the intent of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section	11.1 Notices.

Any notice, request for consent, direction or other communication (each, a “Notice”) given regarding the matters contemplated by this Agreement shall be in writing (regardless of the fact that a specific provision of this Agreement specifies or fails to specify that a particular notice shall be in writing), shall be sent by personal delivery, courier or electronic mail and shall be addressed:

(a)	to either of the Sellers at:

c/o Domtar Inc.

395 De Maisonneuve Blvd. West

Montreal, Quebec H3A 1L6

Canada

Attention:	Assistant Corporate Secretary
E-mail:	josee.mireault@domtar.com

with a copy to (which shall not constitute notice):

McCarthy Tétrault LLP

1000 De La Gauchetière Street West, Suite MZ400

Montreal, Quebec H3B 0A2

Canada

Attention:	Patrick M. Shea
Email:	pshea@mccarthy.ca

(b)	to the Purchaser at:

c/o First Quality Enterprises, Inc.

80 Cuttermill Road

Great Neck, New York 11201

United States of America

Attention:	Moshe Oppenheim
E-mail:	MOppenheim@firstquality.com

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

United States of America

Attention:	Andrew R. Brownstein
Benjamin M. Roth
Viktor Sapezhnikov
E-mail:	ARBrownstein@wlrk.com
BMRoth@wlrk.com
VSapezhnikov@wlrk.com

and:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place, Suite 6200

100 King Street West

Toronto, Ontario M5X 1B8

Canada

Attention:	Emmanuel Pressman
Brian Gray
E-mail:	EPressman@osler.com
BGray@osler.com

or to any other address or Person as such Party may hereafter specify for the purpose by notice to the other Parties. A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by electronic mail with confirmation of transmission, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section	11.2 Time of the Essence.

Time is of the essence in this Agreement.

Section	11.3 Announcements and Public Communications.

(1)

Prior to the Closing, a Party which wishes to make a release, public announcement or publicity with respect to the transactions contemplated in this Agreement shall obtain the prior written approval of the other Party to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld; provided, however, that to the extent the disclosure is required by Law or by a recognized securities exchange, the disclosing Party shall, unless prohibited by Law from doing so, give to the other Party prior notice and a reasonable opportunity to review and comment on the disclosure.

(2)

Subject to Section 11.3(1), the Parties consent to, and nothing in this Section 11.3 or elsewhere in this Agreement shall prohibit, the use and disclosure by the Sellers or their Affiliates of information with respect to the Business, the Purchased Assets or the transactions contemplated in this Agreement necessary to comply with disclosure obligations under applicable Canadian and U.S. securities Laws, including the public filing of this Agreement on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com or on the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system at www.sec.gov.

Section	11.4 Third-Party Beneficiaries.

Except as otherwise provided in Section 9.2, Section 9.3, Section 11.15 and Section 11.16, the Parties intend that this Agreement shall not benefit or create any right or cause of action in favour of any Person other than the Parties. Except for the Indemnified Parties, no Person other than the Parties shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party without notice to or consent of such Person, including any Indemnified Party.

Section	11.5 Expenses.

Subject to Section 5.5(3), the Purchaser shall pay for its own costs and expenses and the Sellers shall pay for their own costs and expenses which are, in each case, incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated thereby, including the fees and expenses of legal counsel, investment advisors and accountants.

Section	11.6 Planning Act (Ontario)

This Agreement shall only be effective to create an interest in the Owned Real Property or the Leased Real Property, as applicable, if the subdivision control provisions of the Planning Act (Ontario) (the “Planning Act”) are complied with by the Sellers on or before the Closing Date, and the Sellers covenant to proceed diligently at their expense to obtain any necessary consent on or before the Closing Date. The Sellers have no knowledge that completion of the transactions contemplated by in this Agreement shall require any consent under the Planning Act and, if any consent is required, the Sellers shall obtain such consent prior to the Closing at their sole cost and expense.

Section	11.7 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

Section	11.8 Waiver.

No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar). No waiver shall be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement shall not operate as a waiver of that right. A single or partial exercise of any right shall not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section	11.9 Entire Agreement.

This Agreement, together with the Confidentiality Agreement, the Pulp Supply Agreement and the Transition Services Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, except the Confidentiality Agreement, the Pulp Supply Agreement and the Transition Services Agreement, as applicable. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement, the Pulp Supply Agreement or in the Transition Services Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section	11.10 Successors and Assigns.

(1)

This Agreement becomes effective only when executed by all of the Parties. After that time, it shall be binding upon and enure to the benefit of each of the Parties and their respective successors and permitted assigns.

(2)

Neither this Agreement nor any of the Parties’ respective rights or obligations under this Agreement is assignable by either of the Parties without the prior written consent of the other Parties, provided that the Purchaser may assign and delegate in whole or in part any or all of its rights and obligations (including its rights and obligations with respect to the Purchased Assets and Assumed Obligations) under this Agreement (a) to one or more of its Affiliates as set forth in, and subject to the terms and conditions of, Section 7.2 or (b) to any corporate successor to the Purchaser pursuant to a merger, consolidation, amalgamation or other extraordinary transaction. For the avoidance of doubt, following the Closing and the Purchaser Transfer Designation, First Quality Enterprises, Inc. shall be released of all liabilities, claims and obligations with respect to, and shall have no rights or privileges under, this Agreement and the transactions contemplated hereby.

Section	11.11 Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.13 in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section	11.12 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section	11.13 Governing Law.

(1)	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in such province.

(2)

Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto in connection with any Legal Proceeding arising out of or relating to this Agreement and waives objection to the venue of any Legal Proceeding in such court or that such court provides an inconvenient forum.

Section	11.14 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by PDF) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section	11.15 Legal Representation.

In any proceeding by or against the Purchaser wherein the Purchaser asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, the Purchaser agrees in connection with such proceeding (a) that neither the Purchaser nor counsel therefor shall move to seek disqualification of the Seller Counsel and (b) to consent to the representation of the Sellers and their Affiliates by the Seller Counsel, notwithstanding that the Seller Counsel has or may have represented the Sellers or any of their Affiliates as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, proceeding or action, prior to the Closing. This consent extends to the Seller Counsel representing the Sellers against the Purchaser or its Affiliates in litigation, arbitration or mediation in connection with this Agreement or the transactions contemplated by this Agreement. In addition, all communications solely between any of the Sellers or their respective Affiliates, on the one hand, and the Seller Counsel, on the other hand, to the extent related to this or any other proposed sale of the Business or any of the Purchased Assets, this Agreement or the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Sellers and their Affiliates (the “Seller Pre-Closing Communications”). Accordingly, such Seller Pre-Closing Communications shall be excluded from the transfer contemplated by this Agreement and, to the extent contained in the Books and Records that are Purchased Assets, shall not be delivered to the Purchaser. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers and their Affiliates shall be the sole holders of the attorney-client privilege with respect to such engagement and the Seller Pre-Closing Communications, and none of the Purchaser and its Affiliates shall be a holder thereof and (ii) to the extent that files of the Seller Counsel in respect of such engagement and with respect to the Seller Pre-Closing Communications constitute property of the client, only the Sellers and their Affiliates shall hold such property rights. As to the Seller Pre-Closing Communications, the Purchaser and the Sellers, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Seller Pre-Closing Communications in any action or claim against or involving any of the Parties after the Closing. The Purchaser hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.15, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. The covenants and obligations set forth in this Section 11.15 shall survive for five (5) years following the Closing Date. The Parties acknowledge and agree that the Seller Counsel is an intended third-party beneficiary of this Section 11.15.

Section	11.16 Non-Recourse.

All claims or causes of action (whether in contract or in tort, in law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, the Pulp Supply Agreement or the Transition Services Agreement, the negotiation, execution, performance or non-performance of this Agreement, the Pulp Supply Agreement or the Transition Services Agreement, the due diligence of the Business by the Purchaser, the validity of this Agreement, the Pulp Supply Agreement or the Transition Services Agreement or the interpretation and enforcement of the rights and duties of the Parties hereunder or thereunder or related in any way to the foregoing may be made by any Party hereto only against the Persons that are expressly identified as parties hereto or, in the case of the Transition Services Agreement and the Pulp Supply Agreement, thereto. In no event shall a named Party to this Agreement have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, securityholder, Affiliate, family member, trustee, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement, the Pulp Supply Agreement or the Transition Services Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement, the Pulp Supply Agreement or the Transition Services Agreement or for any claim or cause of action (whether in contract or in tort, in law or in equity, or otherwise) based on, in respect of, or by reason of this Agreement, the Pulp Supply Agreement or the Transition Services Agreement, the negotiation, execution, performance or non-performance of this Agreement, the Pulp Supply Agreement or the Transition Services Agreement, the due diligence of the Business by the Purchaser, the validity of this Agreement, the Pulp Supply Agreement or the Transition Services Agreement or the interpretation and enforcement of the rights and duties of the Parties hereunder or thereunder or related in any way to the foregoing; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 11.16.

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

DOMTAR CORPORATION

By:
Name:
Title:

DOMTAR INC.

By:
Name:
Title:

DOMTAR PAPER COMPANY, LLC

By:
Name:
Title:

[Signature Page – Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

FIRST QUALITY ENTERPRISES, INC.

By:
Name:
Title:

[Signature Page – Asset Purchase Agreement]

[Signature Page – Asset Purchase Agreement]